Exhibit 10.29

Published CUSIP Number: 42702LAG1

CREDIT AGREEMENT

Dated as of March 9, 2011

among

HERBALIFE INTERNATIONAL, INC.,

HERBALIFE LTD.

and

HERBALIFE INTERNATIONAL LUXEMBOURG S.A.R.L.,

as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

and

The Other Lenders Party Hereto

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW YORK BRANCH
as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers and Joint Book Managers

(continued)

(continued)

Page

9.06 Resignation of Administrative Agent	66
9.07 Non-Reliance on Administrative Agent and Other Lenders	67
9.08 No Other Duties, Etc	67
9.09 Administrative Agent May File Proofs of Claim	67
9.10 Collateral and Guaranty Matters	67
9.11 Secured Cash Management Agreements and Secured Hedge Agreements	68

ARTICLE X. MISCELLANEOUS	68
10.01 Amendments, Etc	68
10.02 Notices; Effectiveness; Electronic Communication	69
10.03 No Waiver; Cumulative Remedies; Enforcement	71
10.04 Expenses; Indemnity; Damage Waiver	71
10.05 Payments Set Aside	73
10.06 Successors and Assigns	73

10.07 Treatment of Certain Information; Confidentiality	76
10.08 Right of Setoff	77
10.09 Interest Rate Limitation	77
10.10 Counterparts; Integration; Effectiveness	77
10.11 Survival of Representations and Warranties	77
10.12 Severability	77
10.13 Replacement of Lenders	78
10.14 Governing Law; Jurisdiction; Etc	78
10.15 Waiver of Jury Trial	79
10.16 No Advisory or Fiduciary Responsibility	79
10.17 Electronic Execution of Assignments and Certain Other Documents	79
10.18 USA PATRIOT Act	79
10.19 Judgment Currency	80
SIGNATURES	S-1

SCHEDULES

E-1 Excluded Domestic Subsidiaries and Excluded Foreign Subsidiaries
G-1 Initial Guarantors
1.01 Mandatory Cost Formulae
2.01 Commitments and Applicable Percentages
5.03 Authorizations and Consents
5.06 Litigation
5.11 Tax Assessments
5.13 Subsidiaries; Other Equity Investments
5.17 Identification Numbers for Foreign Borrowers
7.01 Existing Liens
7.03 Existing Indebtedness
10.02 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A Committed Loan Notice
B Swing Line Loan Notice
C Note
D Compliance Certificate
E-1 Assignment and Assumption
E-2 Administrative Questionnaire

(continued)

Page

F Security Agreement
G-1 Company Guaranty
G-2 Holdings Guaranty
G-3 HIL Guaranty
G-4 Domestic Subsidiary Guaranty
G-5 Foreign Subsidiary Guaranty
H Designated Borrower Request and Assumption Agreement
I Designated Borrower Notice
J-1 Opinion of Gibson, Dunn & Crutcher
J-2 Opinions of Maples and Calder
J-3 Opinion of Arendt & Medernach
J-4 Opinion of Brownstein Hyatt Farber Schreck LLP
K Perfection Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“ Agreement ”) is entered into as of March 9, 2011, among HERBALIFE INTERNATIONAL, INC., a Nevada corporation (the “ Company ”), HERBALIFE LTD., a Cayman Islands exempted company incorporated with limited liability (“ Holdings ”), HERBALIFE INTERNATIONAL LUXEMBOURG S.À.R.L., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “ Designated Borrower ” and, together with the Company, Holdings and HIL, the “ Borrowers ” and, each a “ Borrower ”), each lender from time to time party hereto (collectively, the “ Lenders ” and individually, a “ Lender ”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ Act ” has the meaning specified in Section 10.18 .

“ Administrative Agent ” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with the terms hereof.

“ Administrative Agent’s Office ” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“ Administrative Questionnaire ” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“ Affiliate ” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“ Aggregate Commitments ” means the Commitments of all the Lenders.

“ Agreement ” means this Credit Agreement.

“ Alternative Currency ” means each of Euro, Pesos and each other currency (other than Dollars) that is approved in accordance with Section 1.06 .

“ Alternative Currency Equivalent ” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“ Alternative Currency Sublimit ” means an amount equal to the lesser of the Aggregate Commitments and $100,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“ Applicable Percentage ” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“ Applicable Rate ” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) :

Applicable Rate
			Eurocurrency
	Consolidated		Rate +, Peso
Pricing	Total		Rate +, Letters
Level	Leverage Ratio	Commitment Fee	of Credit +	Base Rate +
1	<0.50:1	0.25%	1.50%	0.50%
2	≥ 0.50:1 but <1.00:1	0.30%	1.75%	0.75%
3	≥ 1.00:1 but <1.50:1	0.40%	2.00%	1.00%
4	≥ 1.50:1 but ≤ 2.00:1	0.40%	2.25%	1.25%
5	>2.00:1	0.50%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) ; provided , however , that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date that a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) for the fiscal quarter ending June 30, 2011 shall be determined based upon Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) .

“ Applicable Time ” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“ Applicant Borrower ” has the meaning specified in Section 2.14 .

“ Approved Fund ” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ Arrangers ” means, together, MLPFS and JPMorgan, in their capacities as joint lead arrangers and joint book managers.

“ Assignee Group ” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“ Assignment and Assumption ” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b) ), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“ Audited Financial Statements ” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“ Availability Period ” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06 , and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 .

“ Bank of America ” means Bank of America, N.A. and its successors.

“ Base Rate ” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ Base Rate Committed Loan ” means a Committed Loan that is a Base Rate Loan.

“ Base Rate Loan ” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“ Borrower ” and “ Borrowers ” each has the meaning specified in the introductory paragraph hereto.

“ Borrower Materials ” has the meaning specified in Section 6.02 .

“ Borrowing ” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“ Business Day ” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;

(d) if such day relates to any interest rate settings as to Peso Rate Loan denominated in Pesos, means any such day on which dealings in deposits in Mexican deposits are conducted by and between banks in Mexico City, Mexico; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“ Capital Lease Obligations ” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“ Cash Collateralize ” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“ Cash Management Agreement ” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“ Cash Management Bank ” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or both (x) at the time it entered into a Cash Management Agreement, was a “Lender” or an Affiliate of a “Lender” under the Existing Credit Agreement and (y) as of the Closing Date is a Lender or an Affiliate of a Lender, in any such case, in its capacity as a party to such Cash Management Agreement.

“ Change in Law ” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“ Change of Control ” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) any “nominating shareholder group” meeting the applicable eligibility requirements contained in Rule 14a-11(b) under the Exchange Act (or any successor thereto) (the “ Proxy Access Rule ”), to the extent the Proxy Access Rule becomes effective, including, without limitation, that such nominating shareholder group is not holding any Holdings securities with the purpose, or with the effect, of changing control of Holdings) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “ option right ”)), directly or indirectly, of 35% or more of the issued shares of Holdings entitled to vote to appoint members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such shares that such person or group has the right to acquire pursuant to any option right);

(b) Holdings at any time ceases to own, directly or indirectly, 100% of the Equity Interests of the Company, HIL and, except as the result of a transaction otherwise permitted hereunder, each other Guarantor; or

(c) a “change of control” or similar event, however denominated shall occur under and as defined under any indenture or other definitive document, in either case, governing Indebtedness of a Borrower or Guarantor in an aggregate principal amount outstanding of greater than $35,000,000.

“ Closing Date ” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 .

“ Code ” means the Internal Revenue Code of 1986.

“ Collateral ” means all of the “ Collateral ” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“ Collateral Documents ” means, collectively, the Perfection Certificate, the Security Agreement, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13 , and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties; and for purposes of any Secured Hedge Agreement or Secured Cash Management Agreement, “Security Documents” or other analogous terms shall have the same meaning as “Collateral Documents” hereunder.

“ Commitment ” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01 , (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“ Committed Borrowing ” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans or Peso Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 .

“ Committed Loan ” has the meaning specified in Section 2.01 .

“ Committed Loan Notice ” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or Peso Rate Loans, pursuant to Section 2.02(a) , which, if in writing, shall be substantially in the form of Exhibit A .

“ Company ” has the meaning specified in the introductory paragraph hereto.

“ Company Guaranty ” means the Guaranty made by the Company in favor of the Administrative Agent, the Lenders, the Cash Management Banks and the Hedge Banks, substantially in the form of Exhibit G-1 .

“ Compliance Certificate ” means a certificate substantially in the form of Exhibit D .

“ Consolidated EBITDA ” means, with respect to any Person for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income, without duplication, by (x) adding thereto:

(a) Consolidated Interest Expense,

(b) provision for taxes based on income,

(c) depreciation,

(d) amortization (including amortization of deferred fees and the accretion of original issue discount),

(e) all other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of such Person or any of its Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) nonrecurring expenses and charges,

(g) fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of this Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with this Agreement and the other Loan Documents); and (y) subtracting therefrom the aggregate amount of all noncash items, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for such period.

“ Consolidated Indebtedness ” means, with respect to any Person as at any date of determination, the aggregate amount of all Indebtedness (including the then outstanding principal amount of all Loans and Letters of Credit) of such Person and its consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“ Consolidated Interest Coverage Ratio ” means, as of the last day of any fiscal quarter of Holdings, the ratio computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters of: (a) Consolidated EBITDA (for all such fiscal quarters) to (b) Consolidated Interest Expense (for all such fiscal quarters).

“ Consolidated Interest Expense ” means, with respect to any Person for any period, the total consolidated cash interest expense (including that portion attributable to Capital Lease Obligations) of such Person and its consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter-of-credit fees, and net amounts payable under any interest rate protection agreements) determined in accordance with GAAP.

“ Consolidated Net Income ” means, with respect to any Person for any period, the consolidated net after tax income of such Person and its consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) net earnings or loss of any other Person (other than a Subsidiary) in which such Person or any of its consolidated Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by such Person or any of its consolidated Subsidiaries in the form of cash distributions and (b) the income (or loss) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or any of its consolidated Subsidiaries or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or that other Person’s assets are acquired by such Person or its consolidated Subsidiaries after the Closing Date.

“ Consolidated Total Leverage Ratio ” means, as of the last day of any fiscal quarter of Holdings, the ratio of: (a) Consolidated Indebtedness of Holdings on such date to (b) Consolidated EBITDA of Holdings computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters.

“ Contractual Obligation ” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“ Control ” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “ Controlling ” and “ Controlled ” have meanings correlative thereto.

“ Credit Extension ” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“ Debt Rating ” means, as of any date of determination, the corporate credit rating of Holdings or the Company (for the corporate enterprise taken as a whole) as determined by either S&P or Moody’s (collectively, the “ Debt Ratings ”).

“ Debtor Relief Laws ” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“ Default ” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“ Default Rate ” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided , however , that with respect to a Eurocurrency Rate Loan or Peso Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“ Defaulting Lender ” means, subject to Section 2.18(b) , any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such refusal is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in writing) have not been satisfied, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (other than, in the case of such other agreements, to the extent such Lender’s notice or public statement of non-compliance is due to the applicable debtor’s breach thereunder or as a result of such Lender’s good faith dispute with respect to its funding obligations thereunder), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations unless such notice or public statement relates to such Lender’s obligation to fund hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice or public statement) have not been satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“ Designated Borrower ” has the meaning specified in the introductory paragraph hereto.

“ Designated Borrower Notice ” has the meaning specified in Section 2.14 .

“ Designated Borrower Request and Assumption Agreement ” has the meaning specified in Section 2.14 .

“ Disposition ” or “ Dispose ” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“ Dollar ” and “ $ ” mean lawful money of the United States.

“ Dollar Equivalent ” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“ Domestic Subsidiary ” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ Domestic Subsidiary Guarantor ” means a Wholly Owned Subsidiary that is (a) a Subsidiary, directly or indirectly, of the Company, (b) a Material Subsidiary and (c) a Domestic Subsidiary, but not an Excluded Domestic Subsidiary. As of the Closing Date, the Domestic Subsidiary Guarantors are Herbalife International of America, Inc., a Nevada corporation, Herbalife International Communications, Inc., a California corporation, Herbalife International Do Brasil Ltda, a corporation dually organized in Brazil and Delaware, Herbalife Korea Co., Ltd., a corporation dually organized in Korea and Delaware, and Herbalife Taiwan.

“ Domestic Subsidiary Guaranty ” means the Guaranty made by the Guarantors (other than the Foreign Obligors and the Company) in favor of the Administrative Agent, the Lenders the Cash Management Banks and the Hedge Banks, substantially in the form of Exhibit G-4 .

“ Domesticated Foreign Subsidiary ” means a Foreign Subsidiary which has become domesticated into the United States.

“ Eligible Assignee ” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) , (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii) ).

“ EMU ” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“ EMU Legislation ” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“ Environmental Laws ” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ Environmental Liability ” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ Equity Interests ” means, with respect to any Person, all of the shares of capital stock or shares in the share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or shares in the share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or shares in the share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ ERISA ” means the Employee Retirement Income Security Act of 1974.

“ ERISA Affiliate ” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ ERISA Event ” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“ Euro ” and “ EUR ” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“ Eurocurrency Rate ” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“ BBA LIBOR ”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for deposits in the relevant currency being delivered in the London or other offshore interbank market for such currency for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at the date and time of determination.

“ Eurocurrency Rate Loan ” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency (other than Pesos). All Committed Loans denominated in an Alternative Currency (other than Pesos) must be Eurocurrency Rate Loans.

“ Event of Default ” has the meaning specified in Section 8.01 .

“ Excluded Domestic Subsidiary ” shall mean (a) any Domestic Subsidiary listed on Schedule E-1 hereto, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of WH Capital, or (c) any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of Equity Interests of Foreign Subsidiaries.

“ Excluded Foreign Subsidiary ” shall mean (a) any Foreign Subsidiary listed on Schedule E-1 hereto, together with any Foreign Subsidiary the territorial operations of which coincide with (and are no larger than) the territorial operations of any Foreign Subsidiary listed on Schedule E-1 and (b) any Foreign Subsidiary that is a Subsidiary of WH Capital.

“ Excluded Taxes ” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof or therein) under the Laws of which such recipient is organized, conducts any trade or business or in which its principal office is located or as a result of a present or former connection between such recipient and the jurisdiction ( provided that such connection is not attributable to this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any political subdivision thereof, or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) , (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 10.13 ), any United States withholding tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii) , except to the extent that such Foreign Lender (or in the case of a Foreign Lender that becomes a Lender as a result of an assignment, its assignor) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii), (e) any taxes imposed pursuant to Sections 1471-1474 of the Code, as may be amended, (f) any withholding tax due under the Savings Directive as transposed into Luxembourg law by the laws dated June 21, 2005 or December 23, 2005 and (g) all liabilities, penalties, and interest incurred with respect to any of the foregoing.

“ Executive Order ” has the meaning specified in Section 7.10(b) .

“ Existing Credit Agreement ” means that certain Credit Agreement dated as of July 21, 2006 among the Company, Holdings and the other guarantors party thereto, the lenders party thereto and Merrill Lynch Capital Corporation, as agent, as the same has been amended prior to the date hereof.

“ Existing Letters of Credit ” means those letters of credit issued under the Existing Credit Agreement and outstanding as of the Closing Date.

“ Federal Funds Rate ” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“ Fee Letter ” means the letter agreement, dated March 9, 2011, among the Company, the Administrative Agent and MLPFS.

“ Foreign Assets Control Regulations ” has the meaning specified in Section 7.10(b) .

“ Foreign Lender ” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“ Foreign Obligor Enforceability Exceptions ” means (a) as it relates to HIL and any other Loan Party organized under the laws of Luxembourg, (i) the enforceability of the provisions hereof with respect to compound interest are subject to the provision of Section 1154 of the Luxembourg Civil Code (and any successor provision), (ii) contractually agreed evidence may not be conclusive or binding on a Luxembourg court, (iii) the rights and obligations hereunder binding successors and assigns may not be enforceable in Luxembourg, if such successor or assign is a Luxembourg individual or Person organized under the laws of Luxembourg in the absence of an agreement from any such Luxembourg resident confirming the enforceability thereof, (iv) the severability of the provisions of this Agreement or any other Loan Document to which HIL or any other Loan Party organized under the laws of Luxembourg is party may be ineffective if a Luxembourg court considers the clause regarding illegality, invalidity or unenforceability to be a substantive or material clause, (v) the enforceability of a foreign jurisdiction clause, which may not prevent the parties thereto from initiating legal action before a Luxembourg court to the extent that summary proceedings seeking conservatory or urgent provisional measures are taken and which may retain jurisdiction with respect to assets located in Luxembourg, (vi) the enforceability of contractual provisions in this Agreement or the other Loan Documents allowing service of process against HIL and any other Loan Party organized under the laws of Luxembourg at any location other than such Loan Party’s Luxembourg domicile, which may be overridden by Luxembourg statutory provisions allowing the valid service of process against such Loan Parties in accordance with applicable Luxembourg laws only at the Luxembourg domicile of such Loan Party, and (vii) the enforceability of any provision in this Agreement or the other Loan Documents providing for renunciation, before litigation arise, to the right to bring a claim in a court, and (b) any provision, whether by statute, common law, civil law, in equity or otherwise, of any jurisdiction other than Luxembourg or any State or territory of the United States having an effect similar to any of the foregoing.

“ Foreign Obligors ” means, collectively, Holdings, HIL and each other Loan Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“ Foreign Subsidiary ” means any Subsidiary that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“ Foreign Subsidiary Guarantor ” means a Wholly Owned Subsidiary that is (a) a Material Subsidiary and (b) a Foreign Subsidiary, but not an Excluded Foreign Subsidiary. As of the Closing Date, the Foreign Subsidiary Guarantors are WH Intermediate Holdings Ltd., a Cayman Islands exempted company incorporated with limited liability, and WH Luxembourg Holdings S.à.r.l., a Luxembourg corporation.

“ Foreign Subsidiary Guaranty ” means the Guaranty made by the Foreign Subsidiary Guarantors (other than HIL) in favor of the Administrative Agent, the Lenders, the Cash Management Banks and the Hedge Banks, substantially in the form of Exhibit G-5 .

“ FRB ” means the Board of Governors of the Federal Reserve System of the United States.

“ Fronting Exposure ” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“ Fund ” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“ GAAP ” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“ Governmental Authority ” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“ Guarantee ” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or reasonable indemnity obligations in effect on the Closing Date or otherwise entered into in the ordinary course of business, including in connection with any acquisition or Disposition of assets or incurrence of Indebtedness or other obligations, in any case to the extent permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“ Guaranties ” means, collectively, the Domestic Subsidiary Guaranty, the Foreign Subsidiary Guaranty, the Company Guaranty, the Holdings Guaranty and the HIL Guaranty. Subject to the terms thereof, the Guaranties will be the joint and several obligations of the Guarantors party thereto.

“ Guarantors ” means, collectively, Holdings, the Company, HIL, each Material Subsidiary of Holdings listed on Schedule G-1 hereto and each other Wholly Owned Subsidiary that is required to Guarantee the Loans outstanding hereunder pursuant to Section 6.13 hereof.

“ Hazardous Materials ” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ Hedge Bank ” means any Person that (i) at the time it enters into a Swap Contract permitted under Article VI and VII , is a Lender or an Affiliate of a Lender, or (ii) both (x) at the time it entered into a Swap Contract permitted under Article VI and VII , was a “Lender” or an Affiliate of a “Lender” under the Existing Credit Agreement and (y) as of the Closing Date is a Lender or an Affiliate of a Lender, in any such case, in its capacity as a party to such Swap Contract.

“ Herbalife Taiwan ” means Herbalife Taiwan, Inc., a California corporation.

“ HIL ” has the meaning specified in the introductory paragraph hereto.

“ HIL Guaranty ” means the Guaranty made by HIL in favor of the Administrative Agent, the Lenders, the Cash Management Banks and the Hedge Banks, substantially in the form of Exhibit G-3 .

“ HIL Sublimit ” means an amount equal to $60,000,000. The HIL Sublimit is part of, and not in addition to, the Aggregate Commitments.

“ Holdings ” has the meaning specified in the introductory paragraph hereto.

“ Holdings Guaranty ” means the Guaranty made by Holdings in favor of the Administrative Agent, the Lenders, the Cash Management Banks and the Hedge Banks, substantially in the form of Exhibit G-2 .

“ Immaterial Subsidiary ” means (a) each Subsidiary designated as an Immaterial Subsidiary on Part (a) of Schedule 5.13 , and (b) each future subsidiary designated as an Immaterial Subsidiary by Holdings in a written notice to the Administrative Agent, in each case, for so long as any such subsidiary does not (on a consolidated basis with its Subsidiaries) have assets with a book value in excess of 5% of the consolidated assets of Holdings (as reported in the most recently published consolidated balance sheet of Holdings prior to the date of determination) or such Subsidiary’s contribution to Consolidated EBITDA for the most recent four consecutive fiscal quarter period is in excess of 5%.

“ Indebtedness ” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property (excluding trade accounts payable and other accrued liabilities incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, purchase money obligations and Synthetic Lease Obligations of such Person; (h) all obligations of such Person in respect of Swap Contracts; provided that, the amount of Indebtedness of the type referred to in this clause (h) of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the termination payment due thereunder by such Person; (i) all obligations of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances provided that, the amount of Indebtedness in respect of such letters of credit and letters of guaranty shall be zero if and to the extent such letters of credit and letters of guaranty are cash collateralized; and (j) all Guarantees of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“ Indemnified Taxes ” means Taxes other than Excluded Taxes.

“ Indemnitees ” has the meaning specified in Section 10.04(b) .

“ Information ” has the meaning specified in Section 10.07 .

“ Interest Payment Date ” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided , however , that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“ Interest Period ” means (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one day, one week or one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders and (b) as to each Peso Rate Loan, the period commencing on the date such Peso Rate Loan is disbursed or continued as a Peso Rate Loan and ending on the date twenty-eight (28) days thereafter (provided that at any time the Peso Rate shall be determined by reference to the CCP Rate in accordance with Section 3.03 , the relevant Interest Period shall end on the date thirty (30) days thereafter); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“ Investment ” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ IRS ” means the United States Internal Revenue Service.

“ ISP ” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“ Issuer Documents ” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“ JPMorgan ” means J.P. Morgan Securities LLC and any successor thereto.

“ Laws ” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“ L/C Advance ” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“ L/C Borrowing ” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“ L/C Credit Extension ” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“ L/C Issuer ” means, collectively, Bank of America in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, together with any other Lender designated by Holdings as a “L/C Issuer” with the consent of such Lender that is reasonably acceptable to the Administrative Agent.

“ L/C Obligations ” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09 . For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“ Lender ” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“ Lending Office ” means, as to any Lender, collectively, the office, offices, branch or branches of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office, offices, branch or branches as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“ Letter of Credit ” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“ Letter of Credit Application ” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“ Letter of Credit Expiration Date ” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“ Letter of Credit Fee ” has the meaning specified in Section 2.03(h) .

“ Letter of Credit Sublimit ” means an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments (and is independent of, and shall not be reduced by, the Alternative Currency Sublimit).

“ Lien ” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“ Loan ” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“ Loan Documents ” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letter, the Collateral Documents and the Guaranties.

“ Loan Parties ” means, collectively, the Company, Holdings, HIL, each Guarantor and each Designated Borrower.

“ Mandatory Cost ” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01 .

“ Material Adverse Effect ” means (a) a material adverse change in, or a material adverse effect upon, the business operations, assets, or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“ Material Subsidiary ” means each Subsidiary other than any Immaterial Subsidiary.

“ Maturity Date ” means the fifth anniversary of the Closing Date; provided , however , that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“ MLPFS ” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and any successor thereto.

“ Moody’s ” means Moody’s Investors Service, Inc. and any successor thereto.

“ Multiemployer Plan ” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“ Note ” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C .

“ Obligations ” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“ Organization Documents ” means, (a) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“ Other Taxes ” means all present or future stamp or documentary taxes or any other excise or property taxes, or similar charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“ Outstanding Amount ” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“ Overnight Rate ” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“ Participant ” has the meaning specified in Section 10.06(d) .

“ Participating Member State ” means each state so described in any EMU Legislation.

“ PBGC ” means the Pension Benefit Guaranty Corporation.

“ Pension Plan ” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“ Perfection Certificate ” means a certificate in substantially the form of Exhibit L .

“ Permitted Lien ” has the meaning specified in Section 7.01 .

“ Person ” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“ Peso Rate ” means, for any Interest Period with respect to a Peso Rate Loan, the rate per annum equal to the Equilibrium Interbank Interest Rate for a twenty-eight day period (“ TIIE Rate ”), as published by Banco de Mexico in the Official Daily of the Federation of Mexico on the Business Day on which such Interest Period is to commence.

“ Peso Rate Loan ” means a Committed Loan that bears interest at a rate based on the Peso Rate. Peso Rate Loans may only be denominated in Pesos. All Committed Loans denominated in Pesos must be Peso Rate Loans.

“ Pesos ” means the lawful currency of Mexico.

“ Plan ” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“ Platform ” has the meaning specified in Section 6.02 .

“ Public Lender ” has the meaning specified in Section 6.02 .

“ Register ” has the meaning specified in Section 10.06(c) .

“ Ratings Decrease Date ” has the meaning specified in Section 6.15 .

“ Ratings Increase Date ” has the meaning specified in Section 2.16 .

“ Ratings Increase Period ” means any period beginning on the date of occurrence of a Ratings Increase Date and ending on the next succeeding Ratings Decrease Date.

“ Related Parties ” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“ Replacement Lien ” has the meaning specified in Section 7.01(b) .

“ Reportable Event ” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“ Request for Credit Extension ” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“ Required Lenders ” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 , Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“ Responsible Officer ” means the chief executive officer, president, director, chief financial officer, chief operating officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party, and, in the case of each Loan Party organized in a jurisdiction other than a State or territory of the United States, a director or managing partner (or, in each case, the foreign equivalent thereof), and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“ Restricted Payment ” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Borrower or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“ Revaluation Date ” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency or a Peso Rate Loan, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency or a Peso Rate Loan pursuant to Section 2.02 , and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“ S&P ” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“ Same Day Funds ” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“ Savings Directive ” means the Council Directive 2003/48/EC dated June 3, 2003 on taxation of savings income in the form of interest payments.

“ SEC ” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“ Secured Cash Management Agreement ” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“ Secured Hedge Agreement ” means any Swap Contract permitted under Article VI and VII that is entered into by and between any Loan Party and any Hedge Bank.

“ Secured Parties ” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 , and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“ Security Agreement ” has the meaning specified in Section 4.01(a)(iii) .

“ Securities Act ” means the Securities Act of 1933, as amended.

“ Solvent ” and “ Solvency ” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the fair value of the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“ Special Notice Currency ” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“ Spot Rate ” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“ Sublimit ” means, as the case may be, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the HIL Sublimit or the Swing Line Sublimit.

“ Subsidiary ” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“ Swap Contract ” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “ Master Agreement ”), including any such obligations or liabilities under any Master Agreement.

“ Swap Termination Value ” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“ Swing Line Borrowing ” means a borrowing of a Swing Line Loan pursuant to Section 2.04 .

“ Swing Line Lender ” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“ Swing Line Loan ” has the meaning specified in Section 2.04(a) .

“ Swing Line Loan Notice ” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) , which, if in writing, shall be substantially in the form of Exhibit B .

“ Swing Line Sublimit ” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“ Synthetic Lease Obligation ” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, however, that, the term “Synthetic Lease Obligation” shall in any event exclude any obligations that are liabilities of any such Person, as lessee, under any operating lease entered into in the ordinary course of business.

“ TARGET Day ” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“ Taxes ” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“ Threshold Amount ” means an amount equal to 5% of the consolidated assets of Holdings (as reported in the consolidated balance sheet of Holdings and its Subsidiaries most recently delivered pursuant to Section 6.01(a) or (b) or, prior to the delivery of any such balance sheet, the consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2010).

“ Total Outstandings ” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“ Trading With the Enemy Act ” has the meaning specified in Section 7.10(b) .

“ Type ” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or Peso Rate Loan.

“ Unfunded Pension Liability ” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“ United States ” and “ U.S. ” mean the United States of America.

“ Unreimbursed Amount ” has the meaning specified in Section 2.03(c)(i) .

“ Wholly Owned Subsidiary ” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or shares held by a nominee holder) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% Equity Interest at such time.

“ WH Capital ” means WH Capital Corporation, a Nevada corporation and Wholly-Owned Subsidiary of Holdings.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “ include ,” “ includes ” and “ including ” shall be deemed to be followed by the phrase “without limitation.” The word “ will ” shall be construed to have the same meaning and effect as the word “ shall .” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “ herein ,” “ hereof ” and “ hereunder ,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “ asset ” and “ property ” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “ from ” means “ from and including ;” the words “ to ” and “ until ” each mean “ to but excluding ;” and the word “ through ” means “ to and including .”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally . All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Changes in GAAP . If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that , until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or a Peso Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan, Peso Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies. (a) The Borrowers may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 8:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 8:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06 , the Administrative Agent shall promptly so notify the Borrowers. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.07 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided , however , that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “ Committed Loan ”) to each Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period in an aggregate amount for all the Borrowers not to exceed at any time outstanding the amount of such Lender’s Commitment; provided , however , that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to HIL shall not exceed the HIL Sublimit and (iv) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01 , prepay under Section 2.05 , and reborrow under this Section 2.01 . Committed Loans may be Base Rate Loans, Eurocurrency Rate Loans or Peso Rate Loans, as further provided herein. The Loans to each Borrower shall be the sole and several liability of that Borrower and the other Borrowers shall not be co-obligors or have any joint liability for such Loans.

2.02 Borrowings, Conversions and Continuations of Committed Loans. (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans and Peso Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 10:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (ii) 10:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies or of Peso Rate Loans, and (iii) 9:00 a.m. on the requested date of any Borrowing of Base Rate Committed Loans; provided , however , that if a Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one day, one week or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Peso Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c) , each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or Pesos Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) the identity of the applicable Borrower. If the applicable Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided , however , that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans or Peso Rate Loans in their original currency with an Interest Period of one month, in the case of Eurocurrency Rate Loans, or twenty-eight or thirty days, in the case of Peso Rate Loans (and in accordance with the definition of Interest Period). Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If a Committed Loan Notice fails to specify the identity of the applicable Borrower, then the Committed Loans so requested shall be made to the Borrower submitting such Committed Loan Notice; provided , however , that in the case of a failure to identify the applicable Borrower in the case of a request for a continuation of Committed Loans, such Loans shall be continued as Loans made to the Borrower to which such Loans were initially made. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 noon, in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01 ), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided , however , that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first , shall be applied to the payment in full of any such L/C Borrowings, and, second , shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan or a Peso Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans or Peso Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or Peso Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment .

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03 , (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower or Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of all L/C Obligations denominated in Alternative Currencies shall not exceed $100,000,000. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv )) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “ Auto-Extension Letter of Credit ”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “ Non-Extension Notice Date ”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided , however , that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of any reimbursement of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit, to the extent the relevant Borrower has received notice that such payment is to be made by 8:00 a.m. on such date or, in the event such notice is received after 8:00 a.m. on such date by not later than 12:00 p.m. on the next succeeding Business Day (each such date, an “ Honor Date ”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the Dollar Equivalent of the amount of such drawing and in Dollars. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “ Unreimbursed Amount ”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii) , each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03 .

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) , shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided , however , that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii) , the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c) , if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)  Obligations Absolute . The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary thereof may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary thereof or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary thereof.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)  Role of L/C Issuer . Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided , however , that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) ; provided , however , that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)  Applicability of ISP and UCP . Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)  Letter of Credit Fees . Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “ Letter of Credit Fee ”) for each Letter of Credit issued for its account equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under any such Letter of Credit; provided , however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv) , with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09 . Letter of Credit Fees shall be (i) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer . Each Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued for its account, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09 . In addition, each Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued for the account of such Borrower as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)  Conflict with Issuer Documents . In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)  Letters of Credit Issued for Subsidiaries . Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower that requested the issuance of such Letter of Credit shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)  Letter of Credit Reporting . On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by such L/C Issuer.

2.04 Swing Line Loans. (a) The Swing Line . Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04 , may in its sole discretion make loans in Dollars (each such loan, a “ Swing Line Loan ”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided , however , that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided , further , that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04 , prepay under Section 2.05 , and reborrow under this Section 2.04 . Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)  Borrowing Procedures . Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) , or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 , without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 . The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii) , each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i) , the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) , the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided , however , that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 . No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)  Interest for Account of Swing Line Lender . The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)  Payments Directly to Swing Line Lender . The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Any Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies or of Peso Rate Loans, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies or of Peso Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans or Peso Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that not more than two times per fiscal year, such notice, if accompanied by a commitment reduction notice in accordance with Section 2.06 , may state that it is conditioned upon the effectiveness of other credit facilities or the incurrence of other Indebtedness, the consummation of a particular Disposition or the occurrence of a Change of Control, in which case such notice may be revoked by the applicable Borrower(s) (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan or Peso Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 . Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 110% of the Aggregate Commitments then in effect, then, within three Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or any applicant Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided , however , that, subject to the provisions of Section 2.17(a)(ii) , the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 110% of the Alternative Currency Sublimit then in effect, then, within three Business Days after receipt of such notice, one or more Borrowers shall prepay its Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments. (a) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the HIL Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Except as set forth in clause (iv) above, the amount of any such Aggregate Commitment reduction shall not be applied to any Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Not more than two times per fiscal year, a notice to reduce the Aggregate Commitments hereunder may state that it is conditioned upon the effectiveness of other credit facilities or the incurrence of other Indebtedness, the consummation of a particular Disposition or the occurrence of a Change of Control, in which case such notice may be revoked by the applicable Borrower(s) (by notice to the Administrative Agent on or prior to the specified commitment reduction date) if such condition is not satisfied.

2.07 Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest. Interest shall accrue on the Loans, and each Borrower shall pay interest on its Loans, as follows: (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Peso Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Peso Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03 :

(a)  Commitment Fee . The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18 . The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)  Other Fees . (i) The Borrowers shall pay to MLPFS and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. The Company shall pay to JPMorgan for its own account, in Dollars, such fees as shall have been separately agreed upon between the Company and JPMorgan in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a) , bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, Holdings or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii) , 2.03(h) or 2.08(b) or under Article VIII . The Borrowers’ obligations under this paragraph shall survive for 90 days following the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender to each Borrower shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General . All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent . Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans or Peso Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 9:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02 ) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent . Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)  Failure to Satisfy Conditions Precedent . If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II , and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)  Obligations of Lenders Several . The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c) .

(e)  Funding Source . Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Designated Borrowers. (a) The Company may at any time, upon not less than ten Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Material Subsidiary of Holdings (an “ Applicant Borrower ”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “ Designated Borrower Request and Assumption Agreement ”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and each Lender agrees that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “ Designated Borrower Notice ”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(b) The Obligations of the Company and each Designated Borrower shall be several but not joint in nature.

(c) Each Subsidiary of Holdings that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints Holdings as its agent for the giving and receipt of notices. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Reserved.

2.16 Release of Collateral Upon Change in Debt Rating. On or after any date (a “ Ratings Increase Date ”) on which the Debt Rating from S&P shall be BBB- or higher or the Debt Rating from Moody’s shall be Baa3 or higher, then, unless the Debt Rating from S&P is BB or lower or the Debt Rating from Moody’s is Ba2 or lower, upon the request of the Company or Holdings, the Administrative Agent shall promptly release all Liens securing the Collateral and, at the Borrowers’ expense, execute and deliver to each Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Collateral from the assignment and security interest granted under the Collateral Documents.

2.17 Cash Collateral. (a) Certain Credit Support Events .

(i) Upon the request of the Administrative Agent or the L/C Issuer (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, each Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all its L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, each Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender) in respect of its L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 110% of the Letter of Credit Sublimit then in effect, then, within five Business Days after receipt of such notice, one or more Borrowers shall Cash Collateralize its or their L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(b)  Grant of Security Interest . All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c) . If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)  Application . Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 2.17(d) below), Cash Collateral provided under any of this Section 2.17 or Sections 2.03 , 2.04 , 2.05 , 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)  Release . Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi) )), (ii) the absence or lapse of the event or circumstance otherwise giving rise to the requirement to provide Cash Collateral hereunder or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided , however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 ), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders. (a) Adjustments . Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments . A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 .

(ii) Reallocation of Payments . Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08 ), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first , to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second , to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third , if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth , as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth , if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth , to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh , so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth , to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees . That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h) .

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure . During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04 , the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided , that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)  Defaulting Lender Cure . If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv) ), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided , further , that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes . (i) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by any applicable Laws, including the Code, to withhold or deduct any Taxes, including United States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)  Payment of Other Taxes by the Borrowers . Without limiting or duplicating the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes attributable to (i) the Loans made to such Borrower or (ii) payments to the Lenders pursuant to the Loan Documents to the relevant Governmental Authority in accordance with applicable Laws, except regarding Luxembourg registration duties ( droits d’enregistrement ) for any Luxembourg Tax payable due to a registration, submission or filing by the Administrative Agent or a Lender of the Loan Documents where such registration, submission or filing is or was not made during the continuance of an Event of Default and required to maintain or preserve the rights of the Administrative Agent or the Lenders under the Loan Documents.

(c)  Tax Indemnifications . (i) Without limiting or duplicating the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall contain calculations setting forth such payment or liability in reasonable detail and be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)  Evidence of Payments . Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01 , such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)  Status of Lenders; Tax Documentation . (i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, with respect to any Borrower that is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party and such other documentation as required under the Code,

(II) executed originals of Internal Revenue Service Form W-8ECI (or successor form),

(III) executed originals of Internal Revenue Service Form W-8IMY (or successor form) and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN (or successor form), or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. In furtherance of the foregoing, each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so.

(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)  Treatment of Certain Refunds . Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund or credit of any Taxes or Other Taxes (whether paid directly to the Lender or the Administrative Agent, as applicable, or applied to reduce another tax liability) as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency) or Peso Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or the Peso Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or Peso Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans or Peso Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans or Peso Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Peso Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein. For purposes of determining the Peso Rate, (i) in the event the TIIE Rate ceases to be quoted, is not known at the time on which the Peso Rate must be determined, or is otherwise not available at such time for any reason, then the “Peso Rate” shall be calculated using the CETES Rate as a substitute interest rate for the TIIE rate; and (ii) in the event each of the TIIE Rate and the CETES Rate ceases to be quoted, is not known at the time on which the Peso Rate must be determined, or is otherwise not available at such time for any reason, then the “Peso Rate” shall be calculated using the CCP Rate as a substitute interest rate for the TIIE Rate and the CETES Rate.

As used in this Section, the following terms shall have the meanings set forth below:

“ CETES Rate ” means, for any Interest Period with respect to a Peso Rate Loan, the rate equal to the Federal Treasury Certificates Rate for a twenty-eight day period, as published by Banco de Mexico in the Official Daily of the Federation on the most recent date prior to the Business Day on which such Interest Period is to commence.

“ CCP Rate ” means, for any Interest Period with respect to a Peso Rate Loan, the rate equal to the cost for capturing liabilities denominated in Pesos for a thirty-day period, as published by Banco de Mexico (as the representative rate of Mexican Multiple Banking Institutions) in the Official Daily of the Federation on the Business Day on which such Interest Period is to commence.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans. (a) Increased Costs Generally . If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or Peso Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 or any Excluded Tax;

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans or Peso Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans or Peso Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or Peso Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements . If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement . A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall contain calculations setting forth such payment or liability in reasonable detail and be conclusive absent manifest error. The Company shall pay (or cause the applicable Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests . Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  Additional Reserve Requirements . The Company shall pay (or cause the applicable Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency or Peso funds or deposits (currently known as “Eurocurrency liabilities” or “Peso liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan or Peso Loan (as applicable) equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or Peso Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan or Peso Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13 ;

but excluding any loss of anticipated profits and including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05 , each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan and each Peso Rate Loan made by it at the Peso Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office . If any Lender requests compensation under Section 3.04 , or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01 , or if any Lender gives a notice pursuant to Section 3.02 , then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 , as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02 , as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)  Replacement of Lenders . If any Lender requests compensation under Section 3.04 , or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 , the Company may replace such Lender in accordance with Section 10.13 .

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Guaranties and the Perfection Certificate;

(ii) Notes executed by each Borrower in favor of each Lender requesting Notes;

(iii) a pledge and security agreement, in substantially the form of Exhibit F (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.13 , in each case as amended, the “ Security Agreement ”), duly executed by the Company and each of the Guarantors listed on Schedule G-1 that is a Domestic Subsidiary, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party that is a party to the Security Agreement as debtor, together with copies of such other financing statements;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require (but only to the extent such concepts exist under applicable law) to evidence that each Loan Party is duly organized or formed, and that each Borrower and Guarantor (other than Herbalife Taiwan) is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) favorable opinions of Gibson, Dunn & Crutcher, special counsel to the Loan Parties, in substantially the form of Exhibit J-1 , Maples and Calder, special Cayman Islands counsel to the Loan Parties, in substantially the form of Exhibit J-2 , of Arendt & Medernach, special Luxembourg counsel to the Loan Parties, in substantially the form of Exhibit J-3 , and of Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel to the Loan Parties, in substantially the form of Exhibit J-4 , each addressed to the Administrative Agent and each Lender;

(vii) a certificate of a Responsible Officer of Holdings either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of Holdings certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied (other than any such conditions as are subject to the judgment or discretion of the Administrative Agent or any Lender), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) a calculation of the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;

(ix) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended on December 31, 2010, signed by a Responsible Officer of the Company;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xi) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been, concurrently with the Closing Date are being, or provision being provided therefor to be, released.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) The Closing Date shall have occurred on or before March 31, 2011.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 , for purposes of determining compliance with the conditions specified in this Section 4.01 , each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans or Peso Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02 , the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01 .

(b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans or Peso Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Sections 5.12 and 5.18 , each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized, incorporated or formed, (b) except prior to the satisfaction of the covenant set forth in Section 6.16 in the case of Herbalife Taiwan, is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction), (c) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) except prior to the satisfaction of the covenant set forth in Section 6.16 in the case of Herbalife Taiwan, is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c)(i) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries except for conflicts, breaches and payments that could not reasonably be expected to result in a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except for conflicts, breaches and payments that could not reasonably be expected to result in a Material Adverse Effect; (c) violate any Law except for violations that could not reasonably be expected to result in a Material Adverse Effect; or (d) result in the creation or imposition of any Lien, except Liens created under the Loan Documents.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 , all of which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings necessary to perfect (or, in the case of equity interests of Foreign Subsidiaries, create or enforce) Liens created under the Loan Documents, (iii) notices, filings and the payment of appropriate stamp or other duties in connection with the enforcement of this Agreement and other Loan Documents against any Foreign Obligor in their jurisdiction of organization and (iv) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (b) the Foreign Obligor Enforceability Exceptions.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06 , either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Borrower and each of its respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business and purported to be owned or leased by such Borrower or Subsidiary, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 .

5.09 Environmental Compliance. The Borrowers and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all taxes shown thereon as being due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that non-payment thereof could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed on Schedule 5.11, there is no tax assessment proposed in writing against any Loan Party that would, if made, have a Material Adverse Effect. Neither any Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, except, in each case, for such determination of disqualification or loss of qualification which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except, in each case, for such failure to contribute or application for waiver as could not reasonably expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to result in a Material Adverse Effect; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that could reasonably be expected to result in a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests. The Borrowers have no Subsidiaries on the Closing Date, other than those specifically disclosed in Part (a) of Schedule 5.13 , and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned, as of the Closing Date, by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens. As of the Closing Date, the Borrowers have no equity investments in any other corporation or entity other than (1) those specifically disclosed in Part (b) of Schedule 5.13 , and (2) equity investments having an aggregate value at any time of no more than $10,000,000.

5.14 Margin Regulations; Investment Company Act. (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Borrower, no Person Controlling any Borrower and no Subsidiary of any Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than projected financial information, and other forward looking information and information of a general economic or industry specific nature), when taken as a whole with all other information, when furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contained any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that , with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided, further that, with respect to any financial statements not constituting projected financial information, Holdings only represents that such financial statements present fairly in all material respects the consolidated financial condition of the applicable Persons as of the dates indicated.

5.16 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each other Domestic Subsidiary party to a Loan Document as of the Closing Date, is set forth on Schedule 10.02 . The true and correct unique identification number of each of Holdings, HIL and each other Foreign Obligor that has been issued by its jurisdiction of organization and the name of such jurisdiction, as of the Closing Date, are set forth on Schedule 5.17 .

5.18 Representations as to Foreign Obligors. Each of Holdings and HIL represents and warrants to the Administrative Agent and the Lenders that:

(a) It is, and each other Person that is a Foreign Obligor as of the Closing Date is, to the extent the concept is applicable in the relevant jurisdiction, subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to each such party, the “ Applicable Foreign Obligor Documents ”), and the execution, delivery and performance by it and by each other Person that is a Foreign Obligor as of the Closing Date of the Applicable Foreign Obligor Documents constitute and will constitute, to the extent the concept is applicable in the relevant jurisdiction, private and commercial acts and not public or governmental acts. None of Holdings or HIL or any other Person that is a Foreign Obligor as of the Closing Date nor any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such party is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which Holdings, HIL and each other Person that is a Foreign Obligor as of the Closing Date are each incorporated or organized and existing for the enforcement thereof against such party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents, subject to the exceptions on the enforceability thereof described in Section 5.04 (including, without limitation, the Foreign Obligor Enforceability Exceptions) and any requirement under local law that the applicable Foreign Obligation Document, prior to admission into any relevant foreign court, be translated into any language required by such court. It is not necessary to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid, (iii) any stamp duty imposed by the Cayman Islands or other jurisdiction in the event that the Loan Documents are executed in, or thereafter brought to, the Cayman Islands or such other jurisdiction for enforcement or otherwise and (iv) in case of presentation of any Loan Documents, either directly or by way of reference to a Luxembourg court or autorité constituée , where such court or autorité constituée may require registration of all or part of the Loan Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg, registration duties at a fixed rate of EUR 12 or at an ad valorem rate depending on the nature of the Loan Documents may become due and payable.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which Holdings, HIL or any other Person that is a Foreign Obligor as of the Closing Date is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such party pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by Holdings, HIL and each other Person that is a Foreign Obligor as of the Closing Date are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date ( provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.19 Collateral Documents.

(a) The provisions of the Collateral Documents are effective under the laws of the State of New York to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Liens permitted by Section 7.01 ) on all right, title and interest of the respective Loan Parties that are party to the Collateral Documents in the Collateral described therein.

(b) Upon the filing of Financing Statements and the delivery of the certificates representing the Pledged Equity, each as contemplated hereby or by the Collateral Documents the Liens created by the Collateral Documents will be perfected, to the extent such filings or the delivery of such certificates are effective to perfect such Liens.

5.20 Solvency. The Borrowers and their Subsidiaries, together on a consolidated basis, are Solvent.

5.21 USA PATRIOT Act. Each Loan Party is in compliance, in all material respects, with the Act.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01 , 6.02 , and 6.03 ) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)  Annual . As soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, and notes thereto, all prepared in a manner acceptable to the SEC and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in shareholders’ equity of Holdings and its consolidated Subsidiaries as of the end of and for such fiscal year in accordance with GAAP; and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year; and

(b)  Quarterly . As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in a manner acceptable to the SEC and accompanied by a certificate of a Responsible Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the date and for the periods specified in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) , a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings;

(b) promptly after any request by the Administrative Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of such Borrower or any Subsidiary thereof, or any audit of any of them;

(c) at least once in any calendar year, and in any event within 60 days of the date the below referenced budget or strategic plan, as the case may be, is approved by the board of directors of Holdings, (i) an annual budget of Holdings and its Subsidiaries in form reasonably satisfactory to the Administrative Agent prepared by Holdings for each fiscal month of the fiscal year covered by such budget prepared in detail and (ii) a strategic plan prepared in summary form; and, in the case of the annual budget, such budget shall be prepared in detail with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Responsible Officer of Holdings to the effect that the budget is a reasonable estimate for the period covered thereby (it being understood that actual results may vary significantly from any such projected or forecasted results);

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of public debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture or similar document governing such public debt securities and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02 ;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 10.02 ; or (ii) on which such documents are posted on such Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) each Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the applicable Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions ( i.e. , soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings or the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “ Borrower Materials ”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “ Platform ”) and (b) certain of the Lenders (each, a “ Public Lender ”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws ( provided , however , that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07 ); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary thereof, other than pursuant to or in connection with the implementation of or transition to International Financial Reporting Standards, including any determination by Holdings referred to in Section 2.10(b); and

(e) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable all obligations and liabilities to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or (ii) the non-payment thereof could not reasonably be expected to result in a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any grace periods or subordination provisions contained in any instrument or agreement evidencing such Indebtedness, if the non-payment thereof could reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 ; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or the foreign equivalent thereof) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and upon reasonable advance notice (no more frequently than twice during any fiscal year of Holdings and at the sole cost and expense of the Lenders unless a Default or Event of Default shall have occurred and be continuing); provided , however , that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) for general corporate or other purposes not in contravention of any Law or of any Loan Document or (ii) to repay obligations outstanding under the Existing Credit Agreement.

6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except to the extent where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13 Additional Guarantors; Additional Collateral .

(a) Subject to this Section 6.13 and except during a Ratings Increase Period or to the extent the Administrative Agent and the Borrowers mutually agree that any of the following is not commercially reasonable (taking into account the expense of obtaining the same, the ability of the Company or any Domestic Subsidiary thereof that is a Loan Party to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law), with respect to any assets acquired after the Closing Date by the Company or any Domestic Subsidiary thereof that is a Loan Party that are intended to be subject to the Lien created by any of the Collateral Documents but that are not so subject, and with respect to any assets held by the Company or any Domestic Subsidiary thereof that is a Loan Party on the Closing Date not made subject to a Lien created by any of the Collateral Documents but of a type intended to be subject to the Lien created by the applicable Collateral Documents (but, in any event, excluding any assets described in Section 6.13(b)) , promptly (and in any event within 60 days after the acquisition thereof or upon the Administrative Agent’s request): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets, subject to no Liens other than Permitted Liens and (ii) file or cause to be filed financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and as necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable requirements of Law. The Company or any such Domestic Subsidiary that is a Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent shall require to confirm the validity of the Lien of Collateral Documents against such after-acquired properties or assets, and such assets held on the Closing Date not made subject to a Lien created by any of the Collateral Documents.

(b) To the extent the Administrative Agent and the Borrowers mutually agree that any of the following is commercially reasonable (taking into account the expense (including taxes) of obtaining the same, the ability of the Borrowers or the relevant Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law):

(i) with respect to any person that becomes, after the Closing Date, a Domestic Subsidiary Guarantor, promptly, and in any event no later than 60 days after each such person becomes a Domestic Subsidiary Guarantor, shall cause (A) such Domestic Subsidiary Guarantor to become a Guarantor by executing a joinder instrument to the Domestic Subsidiary Guaranty and, except during a Ratings Increase Period, a “Pledgor” under the Security Agreement by executing a joinder instrument thereto, each in form and substance reasonably satisfactory to the Administrative Agent and (B) except during a Ratings Increase Period, the holder of the Equity Interests of such Domestic Subsidiary Guarantor, and the Domestic Subsidiary Guarantor, to deliver to the Administrative Agent the certificates (if any) representing the Equity Interests of the Domestic Subsidiary Guarantor and any certificated Equity Interests constituting Collateral then held by the Domestic Subsidiary Guarantor (provided, that, in no event shall the any certificated Equity Interests be required to be pledged if such pledge is illegal under applicable law and no reasonable alternative structure can be devised having substantially the same effect as such pledge that would not be illegal under applicable law), together with undated stock powers executed and delivered in blank by a duly authorized officer of the relevant parent company, as the case may be; and

(ii) with respect to any person that becomes, after the Closing Date, a Foreign Subsidiary Guarantor, promptly, and in any event no later than 60 days after each such person becomes a Foreign Subsidiary Guarantor shall cause such Foreign Subsidiary Guarantor to become a Guarantor by executing (A) a joinder instrument to the Foreign Subsidiary Guaranty, in form and substance reasonably satisfactory to the Administrative Agent; and, in connection therewith, any such joinder instrument may contain such modifications to the Foreign Subsidiary Guaranty as the Administrative Agent (in consultation with the Borrowers) shall deem necessary or appropriate to take into account any legal restrictions of the jurisdiction in which such Foreign Subsidiary Guarantor is organized, provided such modifications do not expand the scope of debt guaranteed pursuant to the Foreign Subsidiary Guaranty.

(c) Notwithstanding anything to the contrary contained herein, 66% of the Equity Interests of any Foreign Subsidiary (and 100% of the Equity Interests of any Domesticated Foreign Subsidiary) (exclusive, however, of any Immaterial Subsidiary) shall be subject to a Lien or be required to be pledged under the applicable Loan Document (except to the extent the Administrative Agent and the Borrowers mutually agree that such Lien or pledge is not commercially reasonable (taking into account the expense, including taxes, of obtaining the same, the ability of the Company or such Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law)); and, in any event, no Loan Party shall be required to deliver any supplemental Loan Document to give effect to this clause (c) that is governed by any law other than the laws of the United States or any political subdivision of any thereof.

(d) At any time upon request of the Administrative Agent but except during a Ratings Increase Period, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, intellectual property agreement supplements and other Collateral Documents; provided , that , notwithstanding any other provision of the Loan Documents, no Loan Party shall be required to (x) take any action to perfect the Liens created under the Security Agreement, other than the filing of appropriate UCC1 financing statements and the delivery of certificated securities (if any) evidencing the Equity Interests of a Subsidiary thereof, the equity securities of which comprise an item of the Collateral (subject however to the preceding clause (c) and any limitations under the Security Agreement)or (y) otherwise execute and deliver any instrument or agreement governed by the laws of any jurisdiction other than the United States or a political subdivision thereof.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.15 Ratings Decrease Following Release of Collateral. On or after any date (a “ Ratings Decrease Date ”) occurring after the release of any Liens pursuant to Section 2.16 and on which the Debt Rating from S&P shall be BB+ or lower and the Debt Rating from Moody’s shall be Ba1 or lower, the Company shall

(a) within 30 days after such Ratings Decrease Date, furnish to the Administrative Agent a duly completed Perfection Certificate duly executed and delivered by the Company and each Domestic Subsidiary Guarantor then in existence,

(b) within 60 days after such Ratings Decrease Date, the Company shall, and (to the extent the Administrative Agent and the Borrowers mutually agree that any of the following is commercially reasonable (taking into account the expense (including taxes) of obtaining the same, the ability of the Borrowers or the relevant Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law)) shall cause the Company and each Domestic Subsidiary Guarantor, to the extent it has not already done so, to duly execute and deliver to the Administrative Agent a Security Agreement and other instruments of the type specified in Section 4.01(a)(iii) ),

(c) within 60 days after such Ratings Decrease Date, deliver to the Administrative Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(a) , all in form, content and scope reasonably satisfactory to the Administrative Agent, and

(d) within 60 days after such Ratings Decrease Date, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (b), (c) and (d) above.

The foregoing provisions of Section 6.15 to the contrary notwithstanding, no Loan Party that is (or proposed to be) a party to the Security Agreement shall be required to (x) take any action to perfect any Liens created under the Security Agreement, other than the filing of appropriate UCC1 financing statements and the delivery of certificated securities (if any) evidencing the Equity Interests of any Subsidiary thereof, the equity securities of which comprise an item of the Collateral (subject however to the limitations set forth herein and in the Security Agreement),or (y) otherwise execute and deliver any instrument or agreement governed by the laws of any jurisdiction other than the United States or a political subdivision thereof.

6.16 Good Standing. By not later than 60 days after the Closing Date or such later time as the Administrative Agent shall agree in its sole discretion, the Company shall provide to the Administrative Agent evidence that Herbalife Taiwan is in good standing under the Laws of the jurisdiction of its incorporation.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the “ Permitted Liens ”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof, including Liens replacing such Liens (“ Replacement Liens ”); provided that, (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with the refinancing thereof and by an amount equal to any existing commitments unutilized thereunder; and (ii) such Liens do not encumber any property other than the property subject thereto on the Closing Date and (iii) any Lien securing Indebtedness in excess of (x) $5,000,000 individually, or (y) $20,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that are not set forth on Schedule 7.01 ) shall only be permitted in reliance on this clause (b) to the extent that such Lien is listed on Schedule 7.01 ;

(c) Liens for Taxes, provided, that, in the case of Taxes of a Loan Party such Taxes are not yet due and payable or delinquent or constitute Liens for Taxes (including in respect of deposits made in respect of such Taxes) that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(d) Liens in respect of property of a Loan Party or any Subsidiary thereof imposed by law that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(e) Liens (other than any Lien imposed by ERISA or Section 401(a)(29) or 412(n) or the Tax Code) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (including obligations imposed by the applicable laws of foreign jurisdictions and exclusive of obligations for the payment of borrowed money); or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that, with respect to clauses (i), (ii) and (iii) above such Liens are set amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(f) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Holdings or its Subsidiaries at such real property;

(g) Liens arising out of judgments or awards not resulting in an Event of Default (including notices of lis pendens and associated rights) and in respect of which judgments or awards the applicable Loan Party or other Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(h) Liens securing Indebtedness permitted under Section 7.03(f) ; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any Subsidiary thereof in the ordinary course of business in accordance with the past practices of such Borrower or Subsidiary;

(j) bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by a Borrower or any Subsidiary thereof, in each case granted (or otherwise arising) in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements (including any Cash Management Agreement), including those involving pooled accounts and netting arrangements; provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on assets of a Person (and its Subsidiaries) existing at the time such Person or asset is acquired or merged with or into or consolidated with a Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof), together with any Replacement Liens thereof; provided that, such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and, in respect of a Replacement Lien, such Liens do not encumber any property other than the property subject thereto on the date such Person or asset is acquired or merged with or into or consolidated with a Borrower or any of its Subsidiaries;

(l) licenses of intellectual property (i) granted by any Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Borrower or such Subsidiary and (ii) between or among any Borrower and\or any Subsidiaries thereof;

(m) cash deposits required to secure obligations in respect of letters of credit and bank Guarantees (i) actually outstanding on the Closing Date and listed on Schedule 7.03 , (ii) issued in respect of refinancings or renewals permitted under Section 7.03(b) or (iii) issued in the ordinary course of business in an aggregate amount not to exceed $100,000,000 at any time;

(n) restrictions on transfers of securities imposed by applicable securities laws;

(o) Liens in favor of the financial institutions providing cash pooling services to the Borrowers and/or their Subsidiaries; provided, that such Liens are granted solely in the bank accounts that are the subject of such pooling arrangements and the obligations secured thereby are limited to the obligations arising under the pooling arrangements, including, without limitation, for the fees and costs of the financial institutions providing such services;

(p) Liens securing Indebtedness permitted under Section 7.03(h) in an aggregate amount not to exceed $100,000,000 at any time;

(q) Liens on Collateral (for so long as such Collateral is subject to the Lien of the Collateral Documents) securing Indebtedness incurred pursuant to Section 7.03(j) in an aggregate amount not to exceed $300,000,000, so long as (i) such Indebtedness shall be secured on an equal and ratable basis with the Liens securing the Obligations pursuant to one or more intercreditor agreements reasonably satisfactory to the Administrative Agent, (ii) such Indebtedness has a stated maturity date not earlier than the Maturity Date and (iii) the documentation governing such Indebtedness contains maintenance financial covenants no more restrictive than those contained in this Agreement;

(r) other Liens on Collateral (for so long as such Collateral is subject to the Lien of the Collateral Documents) securing Indebtedness incurred pursuant to Section 7.03(j) so long as (i) such Liens are expressly junior to the Liens securing the Obligations pursuant one or more intercreditor agreements reasonably satisfactory to the Administrative Agent and (ii) the Indebtedness secured thereby (x) is subordinated in right of payment to the prior payment in full of the Obligations pursuant to the intercreditor agreement or agreements referred to in clause (i) above, (y) has a stated maturity date after (and no scheduled amortization prior to) the date six months after the Maturity Date and (z) is governed by documentation containing terms and provisions no more restrictive than those contained in this Agreement and otherwise reasonably acceptable to the Administrative Agent;

(s) Liens on Indebtedness incurred pursuant to Section 7.03(g) ;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u) Any interest or title of a lessor, sublessor, licensor or sublicensor by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by Holdings or any Subsidiary as tenant, subtenant, licensee or sublicense in the ordinary course of business, including, without limitation, any assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(v) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers acceptances, provided, that such Liens attach only to the documents and goods covered thereby and the proceeds thereof;

(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(x) Liens on (i) any cash earnest money deposits made by Holdings or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder and (ii) cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for Dispositions, to the extent the relevant Disposition is permitted hereby;

(y) Liens arising in connection with the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or the consignment of goods;

(z) Liens in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee;

(aa) Liens securing cash collateral in an aggregate amount not to exceed $10,000,000 at any time granted to a financial counterparty to a Swap Contract that is not a Hedge Bank in connection with the incurrence of Indebtedness incurred pursuant to Section 7.03(e) ; and

(bb) Liens securing Indebtedness and other obligations in an amount not to exceed $25,000,000 at any one time outstanding.

7.02 Investments. Make any Investments, except:

(a) Investments held by a Borrower or any Subsidiary thereof in the form of cash equivalents or short-term marketable debt securities;

(b) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries;

(c) advances to officers, directors and employees of the Borrowers and their Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes, in each case consistent with past practices;

(d) Investments of any Borrower in any other Borrower or in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in any Borrower or in another Wholly-Owned Subsidiary;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business; Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; Investments received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness or other obligations;

(f) Guarantees permitted by Section 7.03 ;

(g) Investments arising in connection with Swap Contracts permitted hereunder;

(h) Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and similar deposits provided to third parties in the ordinary course of business;

(i) Investments constituting non-cash consideration received in connection with Dispositions permitted by Section 7.05 ;

(j) other Investments so long as (i) both before and immediately after giving pro forma effect to such Investment (x) no Default shall then exist and (y) the Loan Parties shall be in compliance with Section 7.11 as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 hereof and (ii) in the case of any purchase or other acquisition of capital stock or other equity securities of another Person or any purchase or other acquisition (in one transaction or a series of related transactions) of the assets of another Person that constitute a business unit or all or substantially all of the business of such Person, (x) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same (or reasonably related to) lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course and (y) any such newly-created or acquired Wholly-Owned Subsidiary shall comply with the applicable requirements of Section 6.13 .

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity date, collateral (if any) and subordination (if any) of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (iii) any Indebtedness that is in excess of (x) $5,000,000 individually, or (y) $20,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that are not set forth on Schedule 7.03)) shall only be permitted in reliance on this clause (b) to the extent that such Lien is listed on Schedule 7.03 ;

(c) Indebtedness of any Borrower to any other Borrower or any Wholly-Owned Subsidiary and Indebtedness of any Wholly-Owned Subsidiary to any Borrower or other Wholly-Owned Subsidiary;

(d) Guarantees of any Borrower or any Subsidiary thereof in respect of Indebtedness otherwise permitted hereunder of a Borrower or any Wholly-Owned Subsidiary;

(e) obligations (contingent or otherwise) of any Borrower or any Subsidiary thereof existing or arising under any Swap Contract (together with any Guarantees thereof), provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h) ; provided , however , that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $150,000,000, plus such additional amounts as are hereafter required in accordance with changes imposed by GAAP to be reflected as a Capital Lease Obligation;

(g) Indebtedness of Foreign Subsidiaries other than a Loan Party and incurred for working capital purposes;

(h) Indebtedness of a Borrower or any Subsidiary thereof incurred in respect of bank guarantees, letters of credit or similar instruments to support local regulatory, solvency, consumer requirements and tax disputes not to exceed $100,000,000 in the aggregate at any time outstanding;

(i) Cash Management Obligations and other Indebtedness in respect of netting services, cash pooling arrangements, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof; and

(j) other Indebtedness so long as both before and immediately after giving pro forma effect to the incurrence of such Indebtedness (i) no Default shall then exist and (ii) the Loan Parties shall be in compliance with Section 7.11 as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 hereof.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that except as set forth in clause (c) below, when any Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Guarantor or shall become a Guarantor within the timeframe set forth in Section 6.13 ;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that except as set forth in clause (c) below, if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor; and

(c) subject to Section 6.13 , any Subsidiary may merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions, including pursuant to an insolvency or other proceeding intended to adjudicate or preserve the rights of creditors) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, in each case so long as both before and immediately after giving pro forma effect to such transaction or series of transactions (i) no Default shall then exist and (ii) the Loan Parties shall be in compliance with Section 7.11 as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 hereof.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out or surplus property, or otherwise no longer used or useful, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by a Borrower or any Subsidiary to another Borrower or to a Wholly-Owned Subsidiary;

(e) Dispositions permitted by Section 7.04 , or otherwise affected pursuant to an Investment pursuant to Section 7.02 , and the granting of Liens permitted under Section 7.01 ;

(f) Dispositions of Subsidiaries, or their property, that are not Loan Parties so long as both before and immediately after giving pro forma effect to any such Disposition (i) no Default shall then exist and (ii) the Loan Parties shall be in compliance with Section 7.11 as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 hereof; and

(g) Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 7.05 ; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $75,000,000.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Loan Parties and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of other common Equity Interests; and

(d) Holdings may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as both before and immediately after giving pro forma effect to such transaction or series of related transactions (i) no Default shall then exist, (ii) the Consolidated Total Leverage Ratio as at the end of the fiscal quarter of Holdings most recently ended for which financial statements have been delivered pursuant to Section 6.01 shall not exceed 2.25 to 1.00 and (iii) the Loan Parties shall be in compliance with Section 7.11(a) as of the end of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.01.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto or any reasonable extension thereof.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as could reasonably be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between and among the Borrowers and their Subsidiaries, (ii) Restricted Payments permitted by Section 7.06, (iii) Dispositions permitted by Section 7.05, (iv) Investments permitted by Section 7.02 and (v) customary compensation and indemnification may be paid to officers, directors, employees and distributors.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Borrower or any Subsidiary thereof to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (ii) of any Borrower or any Subsidiary thereof to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary thereof that is party to the Security Agreement to create, incur, assume or suffer to exist Liens on property of such Person; provided , however , that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) except as contemplated by Section 7.01(q) and (r) , requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided , that this Section 7.09 shall not prohibit (I) any such limitation or requirement pursuant to the terms of Indebtedness (x) of Foreign Subsidiaries, (y) constituting high yield debt instruments and (z) outstanding under a credit agreement, loan agreement, indenture or other documentation containing terms and provisions not materially less favorable to the applicable obligor than the terms of this Agreement, in each case so long as such Indebtedness is permitted under Section 7.03 or (II) (a) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (b) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) agreements restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, in each case relating solely to the assets subject to such lease or license or assets relating solely to the such joint venture agreement, (d) contracts entered into in the ordinary course of business restricting the assignment of such contracts, and (e) any such limitations or requirements that are binding on a Person at the time such Person first became a Subsidiary of Holdings, so long as all such limitations and requirements were not entered into in contemplation of such Person becoming a Subsidiary of Holdings, together with any replacement agreement thereof so long as the terms thereof are not materially less favorable to such Subsidiary.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately,

(a) (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in any case in violation of Regulation T, U or X of the FRB or (ii) for any other purpose other than (x) for working capital and other lawful corporate purposes and (y) to repay obligations outstanding under the Existing Credit Agreement;

(b) knowingly in violation of the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “ Trading With the Enemy Act ”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “ Foreign Assets Control Regulations ”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (i) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “ Executive Order ”) and (ii) the Act. Furthermore, none of the Borrowers or their Subsidiaries (x) shall become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (y) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative in any material respects of any such order; or

(c) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, knowingly in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.11 Financial Covenants .

(a)  Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than 4.00 to 1.00.

(b)  Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of Holdings to be greater than 2.50 to 1.00.

7.12 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) unless both before and immediately after giving pro forma effect to such expenditure (i) no Default shall then exist and (ii) the Loan Parties shall be in compliance with Section 7.11 as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 hereof.

7.13 Accounting Changes. Make any material change in accounting policies or reporting practices, except as required or permitted by GAAP.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default . Any of the following shall constitute an Event of Default:

(a)  Non-Payment . Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)  Specific Covenants . Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (but solely with respect to the continued existence of each Borrower), or 6.11 or Article VII ; or

(c)  Other Defaults . Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) actual knowledge by any Loan Party or (ii) receipt by Holdings of written notice thereof from the Administrative Agent or Lenders constituting Required Lenders; provided, however, that with respect to any default in the performance of the obligations under Section 5.09, such 30 day period shall be extended if Holdings or the relevant Subsidiary has commenced and continues diligently to pursue prudent and necessary response actions and otherwise complies with Section 5.09 and the applicable Environmental Laws; or

(d)  Representations and Warranties . Any representation, warranty, certification or statement of fact made or deemed made pursuant to Section 4.02 by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to have been delivered hereby or thereby shall be incorrect in any material respect when made, confirmed or deemed made pursuant to Section 4. 02 (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); or

(e)  Cross-Default . (i) Any Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders ) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, (x) the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount and (y) such Swap Termination Value has not been paid or discharged within 15 days of the incurrence thereof; or

(f)  Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, provisional liquidator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, provisional liquidator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days (or 90 calendar days in the case of any Loan Party that is a Foreign Subsidiary); or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days (or 90 calendar days in the case of any Loan Party that is a Foreign Subsidiary), or an order for relief is entered in any such proceeding; or

(g)  Inability to Pay Debts; Attachment . (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)  Judgments . There is entered against any Loan Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders then outstanding) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 30 consecutive days; or

(i)  ERISA . (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)  Invalidity of Loan Documents . Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or pursuant to satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control . There occurs any Change of Control; or

(l)  Collateral Documents . Any Collateral Document after delivery thereof pursuant to Section 4.01 , 6.13 , 6.14 or 6.15 shall for any reason (other than pursuant to the terms thereof or the terms of Section 2.16 ) cease to create a valid and, except in the case of Collateral for which perfection cannot be accomplished by filing a Financing Statement or delivery of a stock certificate, perfected Lien (subject to Liens permitted by Section 7.01 ) on any Collateral purported to be covered thereby having a fair market value in excess of $5,000,000; or

(m)  Subordination and Intercreditor Provisions . The subordination or intercreditor provisions referred to in Sections 7.01(q) and 7.01(r) (the “ Intercreditor Provisions ”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness in the principal amount in excess of the Threshold Amount for a period in excess of 30 calendar days; or (ii) any Loan Party shall, directly or indirectly, disavow or contest in writing (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable Indebtedness, or realized from the liquidation of property of the Persons the subject of the Intercreditor Provisions, shall be subject to any of the Intercreditor Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize their respective L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided , however , that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize their respective L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02 ), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13 , 2.17 and 2.18 , be applied by the Administrative Agent in the following order:

First , to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III ) payable to the Administrative Agent in its capacity as such;

Second , to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III ), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third , to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth , to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, to Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Last , the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17 , amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “ collateral agent ” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c) , as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02 ) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i) , 2.09 and 10.04 ) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, provisional liquidator, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04 .

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is either sold or to be sold as part of or in connection with any sale, or otherwise transferred (pursuant to an Investment or otherwise), in either event pursuant to a transaction permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01 , if approved, authorized or ratified in writing by the Required Lenders or (iv) in accordance with Section 2.16 ;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h) or 7.01(k) ; and

(c) to release any Guarantor from its obligations under its Guaranty if (1) such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder or (2) in the case of a Foreign Subsidiary that is a Guarantor hereunder, the Administrative Agent (after consultation with the Borrowers) determines that it would not be commercially reasonable for such Guarantor to remain a Guarantor (taking into account the expense (including taxes), the ability of Borrowers or such Guarantor to obtain any necessary approvals or consents required to be obtained under applicable law (but have not been previously obtained) in connection therewith, and the effectiveness and enforceability thereof under applicable law) or (3) the Guaranties provided by such Guarantor becomes illegal under applicable law and such Guarantor delivers to the Administrative Agent a legal opinion from its counsel to such effect, and no reasonable alternative structure can be devised having substantially the same effect as the issuance of a Guarantee that would not be illegal under applicable law.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10 .

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 , any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided , however , that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 ) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01 ) any fees or other amounts payable hereunder or under any other Loan Document; provided , however , that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(i) release any Borrower from any Guaranty or all or substantially all of the value of the Guaranties without the written consent of each Lender , except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further , that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the stated maturity date of any Loan made by any Defaulting Lender may not be extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13 .

10.02 Notices; Effectiveness; Electronic Communication. (a) Notices Generally . Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ( provided that any notice delivered to the Company shall be deemed to have been delivered to each Borrower); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)  Electronic Communications . Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  The Platform . THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “ Agent Parties ”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided , however , that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)  Change of Address, Etc . Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)  Reliance by Administrative Agent, L/C Issuer and Lenders . The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided , however , that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13 ), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided , further , that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13 , any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses . The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Indemnification by the Borrowers . The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders . To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d) .

(d)  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)  Payments . All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)  Survival . The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally . The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders . Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts .

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided , however , that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts . Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents . No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Holdings (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption . The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided , however , that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers . No Assignment to Certain Persons . No such assignment shall be made (A) to any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) to a natural person.

(vi) Certain Additional Payments . In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 , 3.04 , 3.05 , and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)  Register . The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “ Register ”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender . The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations . Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Defaulting Lender or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries)(each, a “ Participant ”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 , 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)  Limitations upon Participant Rights . A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)  Participant Register . Each Lender that sells a participation in a Loan, acting as an agent of the applicable Borrower solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder, shall maintain a “book entry” register (as further described in the foregoing Treasury regulations) on which it records the name and address of the applicable Participant and the principal amounts of such Participant’s interest in the Loans and Commitments (each such register, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Lender, Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as having “ownership of an interest” (as such term is defined the applicable Treasury regulations) in such Loans for all purposes of this Agreement, notwithstanding any notice to the contrary. Upon request by a Borrower, such Lender shall make the Participant Register available to the Borrower.

(g)  Certain Pledges . Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)  Resignation as L/C Issuer or Swing Line Lender after Assignment . Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided , however , that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) ). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c) . Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 10.07(g) , (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) was or becomes publicly available other than as a result of a breach of this Section by such Lender, (y) was or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (z) was independently developed by the Administrative Agent, such Lender or the L/C Issuer.

For purposes of this Section, “ Information ” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary thereof, as the case may be and (b) it has developed compliance procedures regarding the use of material non-public information.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided , that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “ Maximum Rate ”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 , this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12 , if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04 , or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 , if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 ), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b) ;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 ) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 , such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(b)  SUBMISSION TO JURISDICTION . EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)  WAIVER OF VENUE . EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS . EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 . NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “ Act ”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HERBALIFE LTD., a Cayman Islands exempted company incorporated with limited liability, as Holdings

By:

Name:
Title:

HERBALIFE INTERNATIONAL, INC., a Nevada corporation, as the Company

By:

Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L., a Luxembourg private limited liability company, as a Borrower

By:

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:

Name:
Title:

[OTHER LENDERS]

By:

Name:
Title:

CREDIT AGREEMENT SCHEDULES

Schedule E-1 — Excluded Domestic Subsidiaries and Excluded Foreign Subsidiaries

Schedule G-1 — Initial Guarantors

Schedule 1.01 — Mandatory Cost Formulae

Schedule 2.01 — Commitments and Applicable Percentages

Schedule 5.03 — Authorizations and Consents

Schedule 5.06 — Litigation

Schedule 5.11 — Taxes

Schedule 5.13 — Subsidiaries; Other Equity Investments

Schedule 5.17 — Identification Numbers for Foreign Borrowers

Schedule 7.01 — Existing Liens

Schedule 7.03 — Existing Indebtedness

Schedule 10.02 — Administrative Agent’s Office; Certain Addresses for Notices

Schedule E-1 — Excluded Domestic Subsidiaries and Excluded Foreign Subsidiaries

1.	Herbalife (China) Health Products Ltd.

2.	Herbalife Dominicana, S.A.

3.	Herbalife Del Ecuador, S.A.

4.	Herbalife Products Malaysia SDN BHD

5.	Herbalife International Products N.V.

6.	Herbalife Natural Products, LP

7.	Herbalife Asia Pacific Services Limited

8.	Herbalife NatSource (Hunan) Natural Products Co., Ltd.

9.	Herbalife International India Private Limited

10.	HIIP Investment Co., LLC

11.	Herbalife Internacional de Mexico, S.A. de C.V.

12.	Herbalife Mexicana, S.A. de C.V.

13.	Herbalife Products De Mexico, S.A. de C.V.

14.	Herbavida International de Mexico, S.A. de C.V.

15.	Servicios Integrales HIM, S.A. de C.V.

16.	HIL Swiss International GmbH

17.	HBL Products, SA

18.	PT Herbalife Indonesia

19.	Herbalife International Philippines, Inc.

20.	Vida Herbal Suplementos Alimenticios, C.A.

Schedule G-1 — Initial Guarantors

1.	Herbalife International of America, Inc., a Nevada corporation.

2.	Herbalife International Communications, Inc., a California corporation.

3.	Herbalife International Do Brasil Ltda, a corporation dually organized in Brazil and Delaware.

4.	Herbalife Korea Co., Ltd., a corporation dually organized in the Republic of Korea and Delaware.

5.	Herbalife Taiwan, Inc., a California corporation.

6.	WH Intermediate Holdings Ltd., a Cayman Islands exempted company with limited liability.

7.	WH Luxembourg Holdings S.à.R.L., a Luxembourg private limited liability company.

Schedule 1.01 — Mandatory Cost Formulae

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “ Additional Cost Rate ”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of any Borrower or any Lender, deliver to such Borrower or such Lender, as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a) in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01 100 — (A+C)	per cent per annum

(b) in relation to any Loan in any currency other than Sterling:

E x 0.01 300	per cent per annum

Where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a) “ Eligible Liabilities ” and “ Special Deposits ” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “ Fees Rules ” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “ Fee Tariffs ” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “ Sterling ” and “ £ ” mean the lawful currency of the United Kingdom.

(e) “ Tariff Base ” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages ( i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or any Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and Borrowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 , 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 , 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

For avoidance of doubt, Sterling shall not be an Alternative Currency unless and until it shall have been approved as an Alternative Currency pursuant to Section 1.06 of the Agreement.

Schedule 2.01 — Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	120,000,000	17.142857143%
JPMorgan Chase Bank, N.A.	120,000,000	17.142857143%
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH	100,000,000	14.285714286%
KeyBank National Association	75,000,000	10.714285714%
HSBC Bank USA, National Association	75,000,000	10.714285714%
Union Bank, N.A.	75,000,000	10.714285714%
Wells Fargo Bank, National Association	75,000,000	10.714285714%
Comerica Bank	30,000,000	4.285714286%
ING Bank NV, Dublin Branch	30,000,000	4.285714286%
Total	700,000,000	100%

Schedule 5.03 — Authorizations and Consents

Approval of the transactions contemplated by the Loan Documents by the Board of Directors (or analogous governing body) of each Loan Party, which have been obtained as of the Closing Date.

Schedule 5.06 — Litigation

1. On April 16, 2007, Herbalife International of America, Inc. filed a Complaint in the United States District Court for the Central District of California against certain former Herbalife distributors who had left the Company to join a competitor. The Complaint alleged breach of contract, misappropriation of trade secrets, intentional interference with prospective economic advantage, intentional interference with contract, unfair competition, constructive trust and fraud and seeks monetary damages, attorney’s fees and injunctive relief ( Herbalife International of America, Inc. v. Robert E. Ford, et al ). The court entered a Preliminary Injunction against the defendants enjoining them from further use and/or misappropriation of the Company’s trade secrets on December 11, 2007. Defendants appealed the court’s entry of the Preliminary Injunction to the U.S. Court of Appeals for the Ninth Circuit. That court affirmed, in relevant part, the Preliminary Injunction. On December 3, 2007, the defendants filed a counterclaim alleging that the Company had engaged in unfair and deceptive business practices, intentional and negligent interference with prospective economic advantage, false advertising and that the Company was an endless chain scheme in violation of California law and seeking restitution, contract rescission and an injunction. Both sides engaged in discovery and filed cross motions for Summary Judgment. On August 25, 2009, the court granted partial summary judgment for Herbalife on all of defendants’ claims except the claim that the Company is an endless chain scheme which under applicable law is a question of fact that can only be determined at trial. The court denied defendants’ motion for Summary Judgment on Herbalife’s claims for misappropriation of trade secrets and breach of contract. On May 5, 2010, the District Court granted summary judgment for Herbalife on defendants’ endless chain-scheme counterclaim. Herbalife voluntarily dismissed its remaining claims, and on May 14, 2010, the District Court issued a final judgment dismissing all of the parties’ claims. On June 10, 2010 the defendants appealed from that judgment and on June 21, 2010, Herbalife cross-appealed. The Company believes that there is merit to its appeal, and it will prevail upon both its appeal as well as the defendant’s appeal.

2. Certain of the Company’s subsidiaries have been subject to tax audits by governmental authorities in their respective countries. In certain of these tax audits, governmental authorities are proposing that significant amounts of additional taxes and related interest and penalties are due. The Company and its tax advisors believe that there are substantial defenses to their allegations that additional taxes are owed, and the Company is vigorously contesting the additional proposed taxes and related charges. On May 7, 2010, the Company received an administrative assessment from the Mexican Tax Administration Service in an amount equivalent to approximately $93 million, translated at the period ended spot rate, for various items, the majority of which was Value Added Tax allegedly owed on certain of the Company’s products imported into Mexico during the years 2005 and 2006. This assessment is subject to interest and inflationary adjustments. On July 8, 2010, the Company initiated a formal administrative appeal process. In connection with the appeal of the assessment, the Company may be required to post bonds for some or all of the assessed amount. Therefore, in July 2010, the Company entered into agreements with certain insurance companies to allow for the potential issuance of surety bonds in support of its appeal of the assessment. The Company did not record a provision as the Company, based on analysis and guidance from its advisors, does not believe a loss is probable. Further, the Company is currently unable to reasonably estimate a possible loss or range of loss that could result from an unfavorable outcome in respect to this assessment or any additional assessments that may be issued for these or other periods. The Company believes that it has meritorious defenses and is vigorously pursuing the appeal, but final resolution of this matter could take several years.

These matters may take several years to resolve. While the Company believes it has meritorious defenses, it cannot be sure of their ultimate resolution. Although the Company has reserved amounts for certain matters that the Company believes represent the most likely outcome of the resolution of these related disputes, if the Company is incorrect in the assessment, the Company may have to record additional expenses, when it becomes probable that an increased potential liability is warranted.

Schedule 5.11 — Taxes

See item 2 of Schedule 5.06.

Schedule 5.13 — Subsidiaries; Other Equity Investments

(a) Subsidiaries

Immaterial
Subsidiary
Subsidiary	Percentage Owned	(Y/N)
WH Intermediate Holdings Ltd.	100% - Herbalife Ltd.	N
HBL Ltd.	100% - WH Intermediate Holdings Ltd	Y
WH Luxembourg Holdings S.à R.L.	100% - HBL Luxembourg Holdings S.à R.L.	N
HLF Luxembourg Holdings S.à R.L.	100% - WH Luxembourg Holdings S.à R.L.	Y
WH Capital Corporation	100% - HLF Luxembourg Holdings S.à R.L.	Y
WH Luxembourg Intermediate Holdings S.à R.L.	100% WH Capital Corporation	Y
HV Holdings Ltd.	100% - WH Intermediate Holdings Ltd	Y
Herbalife International, Inc. (see below)	100% - WH Luxembourg Intermediate Holdings LLC	N
Herbalife International Luxembourg S.à R.L. (see below)	100% - WH Luxembourg Holdings S.à R.L.	N
Herbalife Australasia Pty., Ltd.	100% - Herbalife International, Inc.	Y
Herbalife China, LLC	100% - Herbalife International, Inc.	Y
Herbalife del Ecuador, S.A.	99% - Herbalife International, Inc. by Brett R. Chapman	Y
1% - Herbalife International of America, Inc. by Brett R. Chapman
Herbalife Denmark ApS	100% - Herbalife International, Inc.	Y
Herbalife Dominicana, S.A.	61% - Herbalife International of America, Inc.	Y
34% - Herbalife International, Inc.
1% - Herbalife International Distribution, Inc.
1% - Herbalife International Communication, Inc.
1% - Herbalife International South Africa, Inc.
1% - Herbalife International of Europe, Inc.
1% - Herbalife Taiwan. All represented by a special attorney
Herbalife Europe Limited	100% - Herbalife (UK) Limited	Y
Herbalife Foreign Sales Corporation (Barbados) Incorporated	100% - Herbalife International, Inc.	Y
Herbalife Internacional de Mexico, S.A. de C.V.	99.98% - Herbalife International, Inc. by Luis Emilio Lujan Sauri	N
0.02% - Herbalife International of America, Inc. by Jose Antonio Cervantes Acosta
Herbalife International Argentina, S.A.	90% - Herbalife International, Inc.	Y
10% - Herbalife International of America, Inc.
Herbalife International Belgium, S.A.	99% - Herbalife International, Inc. by Brett R. Chapman	Y
1% - Herbalife International of America, Inc. by Richard Goudis
Herbalife International Communications, Inc.	100% - Herbalife International, Inc.	N
Herbalife International del Colombia	100% - Herbalife International, Inc.	Y
Herbalife International del Ecuador	100% - Herbalife International, Inc.	Y
Herbalife International Deutschland GmbH	100% - Herbalife International, Inc.	Y
Herbalife International Distribution, Inc.	100% - Herbalife International, Inc.	Y
Herbalife International Do Brasil Ltda	99.99% - Herbalife International, Inc. (Managing Partner) by Richard P. Goudis	N
<0.01 - Herbalife International of America, Inc. by Brett R. Chapman
Herbalife International España, S.A.	99.82% - Herbalife International, Inc.	Y
0.09% - Herbalife International of America, Inc.
0.09% - Herbalife (U.K.) Limited
Herbalife International Finland OY	100% - Herbalife International, Inc.	Y
Herbalife International France, S.A.	99.99% - Herbalife International, Inc.	Y
<0.01% - Herbalife International of America, Inc.,
<0.01% - Herbalife (U.K.) Limited
<0.01% - Herbalife International España, Inc.

Immaterial
Subsidiary
Subsidiary	Percentage Owned	(Y/N)
<0.01% - Herbalife (NZ) Limited
<0.01% - Herbalife Australasia Pty. Ltd.
<0.01% - David Wynne Roberts
Herbalife International Greece S.A.	100% - Herbalife International, Inc.	Y
Herbalife International India Private Limited	24% - HIIP Investment Co., LLC	Y
76% - Herbalife International, Inc.
Herbalife International (Netherlands) B.V.	100% - Herbalife International, Inc.	Y
Herbalife International of America, Inc.	100% - Herbalife International, Inc.	N
Herbalife International of Hong Kong Limited.	99% - Herbalife International, Inc. by Richard P. Goudis	Y
1% - Herbalife International of America, Inc. by Brett R. Chapman
Herbalife International of Israel (1990) Ltd.	99% - Herbalife International, Inc.	Y
1% - Herbalife International of America, Inc.
Herbalife International Philippines, Inc.	99.99% - Herbalife International, Inc.	Y
<0.01% - Robert Levy
<0.01% - Gary Huang
<0.01% - Abelardo Tolentino
<0.01% - Harvey Ringler
<0.01% - Richard Goudis
Herbalife International Products N.V.	100% - Herbalife International, Inc.	Y
Herbalife International Russia 1995 Ltd.	99% - Herbalife International, Inc.	Y
1% - Herbalife International of America, Inc.
Herbalife International South Africa, ltd.	100% - Herbalife International, Inc.	Y
Herbalife International (Thailand), Ltd.	100% - Herbalife International, Inc.	Y
Herbalife International Urunleri Ticaret Limited (Turkey)	50% - Herbalife International, Inc. 50% - Herbalife International of America, Inc.	Y
Herbalife International, S.A.	99.99% - Herbalife International, Inc.	Y
<0.01% - Herbalife International of America, Inc.
<0.01% - Herbalife (UK) Limited
<0.01% - Herbalife International España, S.A.
<0.01% - Herbalife International France, S.A.
Herbalife Italia, S.p.A.	95% - Herbalife International, Inc.	Y
5% - Herbalife International of America, Inc.
Herbalife Korea Co., Ltd.	100% - Herbalife International, Inc.	N
Herbalife Manufacturing LLC	100% - Herbalife International, Inc.	Y
Herbalife Norway Products AS	100% - Herbalife International, Inc.	Y
Herbalife (NZ) Limited	100% - Herbalife International, Inc.	Y
Herbalife of Canada Ltd.	100% - Herbalife International, Inc.	Y
Herbalife of Japan K.K.	100% - Herbalife International, Inc.	Y
Herbalife Polska Sp. Z. o. o.	100% - Herbalife International, Inc.	Y
HBL Products, S.A.	50% - Herbalife International, Inc.	Y
50% - Herbalife International of America, Inc.
Herbalife Products de Mexico, S.A. de C.V.	99% - Herbalife International, Inc. by Luis Emilio Lujan Sauri	Y
1% - Herbalife International of America, Inc. by Jose Antonio Cervantes Acosta
Herbalife Sweden Akiebolag	100% - Herbalife International, Inc.	Y
Herbalife Taiwan, Inc.	100% - Herbalife International, Inc.	N
Herbalife (UK) Limited	100% - Herbalife International, Inc.	Y
HIIP Investment Co., LLC	100% - Herbalife International, Inc.	Y
Inportadora y Distrbudora Herbalife International de Chile, Limitada	99.99% - Herbalife International, Inc. 0.01% - Herbalife International of America, Inc.	Y
Promotions One, Inc.	100% - Herbalife International, Inc.	Y
PT Herbalife Indonesia	0.18% - Alpiter Steven Silaen	Y
99.82% - PT Dian Gatra Mokmur
Servicios Integrales HIM, S.A. de C.V.	99% - Herbalife International, Inc.	Y

Immaterial
Subsidiary
Subsidiary	Percentage Owned	(Y/N)
1% - Herbalife International of America, Inc.
Vida Herbal Supplementos Alimenticio, C.A., LLC	<0.01% - Herbalife International, Inc.	Y
99.99% - Netherlands VidaHerbal Cooperatief
VidaHerbal Dutch LLC	100% - Herbalife International, Inc.	Y
HLF Intl of India Investment Co.	100% - Herbalife International, Inc.	Y
Netherlands VidaHerbal Cooperatief UA	99% - Herbalife International, Inc.	Y
1% - VidaHerbal Dutch LLC.
Herbalife Mexicana, S.A. de C.V.	99.98% - Herbalife International, Inc.	Y
0.02% - Herbalife International of America, Inc.
Herbalife Africa S.à R.L.	100% - Herbalife International Luxembourg S.à R.L.	Y
Herbalife Asia Pacific Services Ltd.	100% - Herbalife Natural Products LP	Y
Herbalife Central America LLC	100% - Herbalife International Luxembourg S.à R.L.	Y
Herbalife (China) Health Products Ltd.	100% - Herbalife International Luxembourg, S.à R.L.	N
Herbalife Croatia d.o.o.	100% - Herbalife International Luxembourg, S.à R.L.	Y
Herbalife Distribution Ltd.	100% - Herbalife International Luxembourg S.à R.L.	Y
Herbalife Hungary Trading, Limited	97.6% -Herbalife International Luxembourg S.à R.L.	Y
2.4% - WH Luxembourg Holdings S.à R.L.
Herbalife International Costa Rica, Sociedad de Responsibilidad Limitada	100% - Herbalife International Luxembourg, S.à R.L.	Y
Limited Liability Company Herbalife International RS	99% - Herbalife International Luxembourg S.à R.L. 1% - WH Luxembourg Holdings S.à R.L.	Y
Herbalife International Singapore Pte. Ltd.	100% - Herbalife International Luxembourg, S.à R.L.	Y
Herbalife Luxembourg Distribution S.à R.L.	100% - Herbalife International Luxembourg S.à R.L.	Y
Herbalife Natural Products LP	89.9% Herbalife International Luxembourg S.à R.L.	Y
0.1% - HLF Luxembourg Distribution S.à R.L.
10% - Qun Yi (S Corp)
Herbalife NatSource (Hunan) Natural Products Co., Ltd.	100% - Herbalife Asia Pacific Services Limited	Y
Herbalife Paraguay S.R.L.	99.99% - Herbalife International Luxembourg, S.à R.L.	Y
<0.01% - WH Luxembourg Holdings, S.à R.L.
Herbalife Peru S.R.L.	99% - Herbalife International Luxembourg, S.à R.L.	Y
1% - WH Luxembourg Holdings, S.à R.L.
Herbalife Products Malaysia SDN, BHD	70% - Herbalife International Luxembourg S.à R.L.	Y
15% - Noraliza Ayub
15% - Mohd Dehalan Ahmad
Herbalife RO SRL	99% - Herbalife International Luxembourg S.Á R.L.	Y
1% - HLF Luxembourg Distribution S.à R.L.
Herbalife Ukraine LLC	99% - Herbalife International Luxembourg S.à R.L.	Y
1% - HLF Luxembourg Distribution S.à R.L.
Herbalife Uruguay S.R.L.	99% - Herbalife International Luxembourg S.à R.L.	Y
99% - HLF Luxembourg Distribution S.à R.L.
Herbalife Vietnam SMLLC	100% - Herbalife International Luxembourg, S.à R.L.	Y
HIL Swiss International GmbH	95% - Herbalife International Luxembourg S.à R.L.	Y
5% - Robert A. Landolt
HLF Colombia Ltda.	50% - Herbalife Luxembourg Distribution, S.à R.L.	Y
50% - HLF Luxembourg Distribution, S.à R.L.
HLF Luxembourg Distribution S.à R.L.	100% - Herbalife International Luxembourg S.à R.L.	Y
WHBL Luxembourg Holdings S.à R.L.	100% - Herbalife International Luxembourg S.à R.L.	Y
HBL Luxembourg Holdings S.à R.L.	100% - WH Intermediate Holdings Ltd	Y
Herbalife Bulgaria EOOD	100% - Herbalife International Luxembourg, S.à R.L.	Y
WHBL Luxembourg S.à R.L.	100% -WH Luxembourg Holdings S.à R.L.	Y

(b) Other Equity Interests

None.

Schedule 5.17 — Identification Numbers for Foreign Obligors

Foreign Obligor	Jurisdiction	Organizational ID
Herbalife Ltd.	Cayman Islands	CR-116838
Herbalife International Luxembourg S.à.R.L	Luxembourg	B 88006
WH Intermediate Holdings Ltd.	Cayman Islands	CR-117890
WH Luxembourg Holdings S.à.R.L.	Luxembourg	B 88007

Schedule 7.01 — Existing Liens

US Liens

Collateral Description
E = Equipment
E(S) = Equipment (specified items only)

		FILE NO./ FILE DATE	COLLATERAL
DEBTOR(S)	SECURED PARTY		DE SOSSCRIPTION	NOTES
Herbalife International, Inc.	General Electric Capital Corporation 10 Riverview Drive Danbury, CT 06810	Initial 2006021175-8 07/03/06	E(S)
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2006016613-1 05/24/06	E(S)
	General Electric Capital Corporation 10 Riverview Drive Danbury, CT 06810	Initial 2006021359-8 07/05/06	E(S)
Herbalife International of America, Inc.	Macrolease Corporation 1 W. Ames Court, Suite 101 Plainview, NY 11803	Initial 2006041293-2 12/15/06	E(S)
	Sovereign Bank 3 Huntington Quadrangle, Melville NY, NY 11747	Assignment 2007004759-7 02/14/07		Change to secured party
	Sovereign Bank 3 Huntington Quadrangle, Melville NY, NY 11803	Assignment 2007016830-3 05/24/07		Change to secured party information
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2006041567-3 12/19/06	E
		Amendment 2008000071-7 01/02/08	E(S)	Restated collateral
Herbalife International of America, Inc.	Cisco Systems Capital Corporation 1111 old Eagle School Road Wayne, PA 19087	Initial 2007011074-4 04/06/07	E(S)
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2007012552-9 04/20/07	E
		Amendment 2007042203-6 12/26/07	E(S)	Restated collateral

		FILE NO./ FILE DATE	COLLATERAL
DEBTOR(S)	SECURED PARTY		DE SOSSCRIPTION	NOTES
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2007031156-2 09/21/07	E
		Amendment 2008033677-0 11/03/08	E(S)	Restated collateral
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2007039017-6 11/26/07	E(S)
Herbalife International of America, Inc.	General Electric Capital Corporation 3031 North Rocky Point Drive West, Suite 400 Tampa, FL 33607	Initial 2007042616-1 12/28/07	E(S)
Herbalife International of America, Inc.	Bank of the West 201 N. Civic Drive, Suite 360B Walnut Creek, CA 94595	Initial 2008001572-0 01/15/08	E(S)
		Amendment 2009028984-6 12/02/09		Disclaimer of security interest
Herbalife International of America, Inc.	Xerox Corporation 1301 Ridgeview Bldg 300 Lewisville, TX 75057	Initial 2009016342-2 07/01/09	E(S)
Herbalife International of America, Inc.	Banc of America Leasing & Capital, LLC 2059 Northlake Parkway, 3 North Tucker, GA 30084	Initial 2009028989-6 12/02/09	E(S)
Herbalife International of America, Inc.	Cisco Systems Capital Corporation 170 W. Tasman Drive MS SJ13-3 San Jose, CA 95134	Initial 2010030654-4 12/07/10	E(S)

Foreign Liens

1.	Herbalife Australasia Pty Ltd office lease. Cash collateral for Bank Guarantee Facility with National Australia Bank Limited for A$308,000.
2.	Herbalife Korea Co., Ltd. DSMAC guarantees. Cash collateral for bank guarantees with Kookmin and Shinhan Bank totaling KRW 7,400,000,000.
3.	Herbalife Vietnam SMLLC direct selling license. Escrow Deposit based on Government decree 110/2005/ND totaling VND 1,000,000,000.
4.	Herbalife (China) Health Products Ltd direct selling license. Escrow deposit totaling $2,500,000.
5.	Herbalife of Japan K.K. customs duty guarantee to expedite clearing customs for JPY 20,000,000.
6.

Herbalife International Do Brasil Ltda cash collateral of R$306,183.48 with court as guarantee for pending lawsuit; and pledge of inventory totaling R$190,883.81 with government authorities as guarantee for pending tax litigation.

7.	Herbalife International Argentina, S.A. office lease deposit of AR$133,000.

8.	Herbalife Norway Products AS office lease deposit of NOK 370,700.
9.	Herbalife (UK) Ltd cash collateral of ISK 8,383,263 as guarantee for Iceland customs.
10.	Herbalife International (Netherlands) B.V. office lease deposit for € 65,000.
11.	Herbalife International España, S.A. office lease deposit for € 160,080.
12.	Herbalife Peru S.R.L. office and warehouse lease deposits totaling $73,897.
13.	Herbalife International Deutschland GmbH office lease deposit for € 200,000.
14.

Liens in respect of the Company’s previous credit facilities, which facilities have been terminated and which indebtedness has been repaid, for which the Company is using commercially reasonable efforts to file the documents necessary to have such liens released in the relevant foreign jurisdictions.

Schedule 7.03 — Existing Indebtedness

Capital Leases :

As of December 31, 2010:          $2.92 million

Detail:

Lessee	Lessor	Items Leased	Outstanding
Herbalife International of America, Inc.	GE Capital	office furniture	1,745,779
	Banc of America	office furniture	912,283
	Cisco	routers & equipment	239,760

			2,897,822

Herbalife Manufacturing LLC	Tennant Company	power scrubbers	19,997

			19,997

Total			2,917,819

Other Indebtedness:

Korea:

Outstanding guarantees with Massachusetts & Colorado (Direct Sales Mutual Aid Coop)
Amounts: KRW 2,200,000,000
Details: Bank guarantees on behalf of Herbalife Korea for payments of returned goods and related cost paid by Massachusetts & Colorado. to end users.

Spain:

Outstanding letter of credit in favor of the Spanish tax authority Amounts: Euro 1,971,694.30
Details: Guarantee in favor of the Spanish tax authority for ongoing litigation over a 2003-2004 tax assessment.

Luxembourg:	HLF Luxembourg Holdings S.à R.L. bank guarantee for Dutch Post for € 150,000.

Portugal:	Herbalife International, S.A. bank guarantee for € 4,936 for electric company.

Schedule 10.02 — Administrative Agent’s Office; Certain Addresses for Notices

SEC Website for Posting of Financial Statements and Other Filings:

http://www.sec.gov/edgar/

Addresses:

COMPANY and OTHER BORROWERS:

990 W. 190 th Street, Suite 650

Torrance, CA 90502, U.S.A.

Attention: Richard Yamashita

Telephone: (310) 410-9600

Telecopier: (310) 767-3328

Electronic Mail: richardy@herbalife.com

Website Address: www.herbalife.com

U.S. Taxpayer Identification Number(s):

Taxpayer Id # of Company and Domestic Guarantors:

Entity	Taxpayer Id#

Herbalife International, Inc., a Nevada corporation	22-2695420
Herbalife International of America, Inc., a Nevada corporation	95-3954565
Herbalife International Communications, Inc., a California corporation	95-4520868
Herbalife International Do Brasil Ltda, a corporation dually organized in Brazil and Delaware	52-1951822
Herbalife Korea Co., Ltd., a corporation dually organized in the Republic of Korea and Delaware	98-0165848
Herbalife Taiwan, Inc., a California corporation	95-4534645

ADMINISTRATIVE AGENT:

Administrative Agent & Swingline Lender Office:

(For financial/loan activity — advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Attention: Rosiland Meshack
Phone: 925.675.8448
Fax: 888.969.2285
Electronic Mail: rosiland.meshack@baml.com

Remittance Instructions :

Bank of America, N.A.
New York, NY
ABA #: 026-009-593
Account #: 3750836479
Attn: Credit Services West
Ref: Herbalife International Inc

LC Issuer’s Office:

(For fee payments due LC Issuer only and new LC requests and amendments):

Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: Mary J. Cooper
Telephone: 570.330.4235
Telecopier: 570.330.4186
Electronic Mail: mary.j.cooper@baml.com

Remittance Instructions :

Bank of America, N.A., Scranton, PA
ABA #: 026-009-593 New York, NY
Account #: 04535-883980
Attn: Scranton Standby
Ref: Herbalife International Inc & LC #

Other Notices as Administrative Agent:

( For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc)

Bank of America Plaza
Mail Code: NC1-002-15-36
101 S Tryon St, 15 th Fl
Charlotte NC 28255-0001
Attention: Darleen R Parmelee
Telephone: 980.388.5001
Telecopier: 704.409.0645
Electronic Mail: darleen.r.parmelee@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                      , _____

To:  Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Agreement ;” the terms defined therein being used herein as therein defined), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.á.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”), certain Subsidiaries of the Company party thereto (each a “ Designated Borrower ” and, together with the Company, Holdings and HIL, the “ Borrowers ” and, each a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

[The Company][Holdings][HIL] hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “ Applicable Designated Borrower ”) (select one):

☐ A Borrowing of Committed Loans	☐ A conversion or continuation of Loans

1. On                                           (a Business Day).

2. In the amount of                                           .

3. Comprised of                                                                                                       .

[Type of Committed Loan requested]

4. In the following currency:

5. For Eurocurrency Rate Loans: with an Interest Period of                      months.

6. [On behalf of                                           [insert name of applicable Designated Borrower] .]

Form of Committed Loan Notice

A-1

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[HERBALIFE INTERNATIONAL, INC.] [HERBALIFE LTD.] [HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L.]
By:
Name:
Title:

Form of Committed Loan Notice

A-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                      , _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Agreement ;” the terms defined therein being used herein as therein defined), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.á.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”), certain Subsidiaries of the Company party thereto (each a “ Designated Borrower ” and, together with the Company, Holdings and HIL, the “ Borrowers ” and, each a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).
2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

HERBALIFE INTERNATIONAL, INC.
By:
Name:
Title:

Form of Swing Line Loan Notice

B-1

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned ([the “ Company ”][“ Holdings ”][“ HIL ”]) hereby promises to pay to                                           or registered assigns (the “ Lender ”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to [the Company][Holdings][HIL] under that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

[The Company][Holdings][HIL] promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

[The Company][Holdings][HIL], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK .

[HERBALIFE INTERNATIONAL, INC.] [HERBALIFE LTD.] [HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L.] OR [APPLICABLE DESIGNATED BORROWER]
By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

		Currency		Amount of
		and		Principal	Outstanding
	Type of	Amount of	End of	or Interest	Principal
	Loan	Loan	Interest	Paid This	Balance	Notation
Date	Made	Made	Period	Date	This Date	Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                      , ____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Agreement ;” the terms defined therein being used herein as therein defined), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.á.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”), certain Subsidiaries of the Company party thereto (each a “ Designated Borrower ” and, together with the Company, Holdings and HIL, the “ Borrowers ” and, each a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      1 of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the opinion of an independent certified public accountant and a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, each as required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Borrower performed and observed all its Obligations under the Loan Documents, and

1	Chief executive officer, chief financial officer, treasurer or controller.

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, as of the date of the enclosed financial statements, no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, as of the date of the enclosed financial statements the Company is not in compliance with certain covenants or conditions and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,  _____.

HERBALIFE LTD.
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“ Statement Date ”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I. Section 7.11 (a) — Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“ Subject Period ”):

1. Consolidated Net Income for Subject Period:	$

2. Consolidated Interest Expense for Subject Period:	$

3. Provision for income taxes for Subject Period:	$

4. Depreciation for Subject Period:	$

5. Amortization expenses for Subject Period (including amortization of deferred fees and the accretion of original issue discount):	$

6. All other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of Holdings or any of its Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for Subject period:

$

7. Nonrecurring expenses and charges for Subject Period:	$

8. Fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of the Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with the Agreement and the other Loan Documents) for Subject Period:

$

9. aggregate amount of all noncash items, determined on a consolidated basis for Subject Period, to the extent such items were added in determining Consolidated Net Income:	$

10. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 — 9):	$

B. Consolidated Interest Expense for Subject Period:	$

C. Consolidated Interest Coverage Ratio (Line I.A.10 ÷ Line I.B):	to 1

Minimum required: 4.00 to 1

II. Section 7.11 (b) — Consolidated Total Leverage Ratio.

A. Consolidated Indebtedness of Holdings at Statement Date:	$

B. Consolidated EBITDA for Subject Period (Line I.A.10 above):	$

C. Consolidated Leverage Ratio (Line III.A ÷ Line III.B):	to 1

Maximum permitted: 2.50 to 1

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “ Assignment and Assumption ”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 2 Assignor identified in item 1 below ([the][each, an] “ Assignor ”) and [the][each] 3 Assignee identified in item 2 below ([the][each, an] “ Assignee ”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 4 hereunder are several and not joint.] 5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “ Credit Agreement ”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] with respect to its Commitment and the Loans outstanding with respect thereto (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “ Assigned Interest ”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

2

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

3

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

4	Select as appropriate.
5	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Acceptance

E-1-1

1.	Assignor[s] :
2.	Assignee[s] :

[for each Assignee, indicate [Affiliate][Approved Fund] of [ identify Lender ]]
3.	Borrowers: Herbalife International, Inc., Herbalife Ltd. And Herbalife International Luxembourg S.á.r.l.
4.	Administrative Agent : Bank of America, N.A., as the administrative agent under the Credit Agreement
5.

Credit Agreement : Credit Agreement, dated as of March 9, 2011, among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s] :

Aggregate
		Amount of	Amount of	Percentage
		Commitment for	Commitment	Assigned of		CUSIP
Assignor[s] 6	Assignee[s] 7	all Lenders 8	Assigned	Commitment 9		Number

		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date : ] 10

Effective Date:                                           , 20_____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

6	List each Assignor, as appropriate.
7	List each Assignee, as appropriate.
8

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
10	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Acceptance

E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] 11 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

Consented to:

BANK OF AMERICA, N.A., as
L/C Issuer and as Swing Line Lender

By:
Title:

11	To be added only if the consent of the Administrative Agent is required by Section 10.06(b)(iii) of the Credit Agreement.

Form of Assignment and Acceptance

E-1-3

[Consented to: 12

HERBALIFE LTD., as Holdings

By:
Title:

HERBALIFE INTERNATIONAL, INC., as the Company

By:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L., as a Borrower

By:
Title: ]

12	To be added only if the consent of the Borrowers is required by Section 10.06(b)(iii) of the Credit Agreement.

Form of Assignment and Acceptance

E-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor . [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee . [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) , (v) , and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments . From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions . This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Acceptance

E-1-5

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[To be attached.]

E-2-1

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Darleen Parmelee
FAX # 704.409.0645

I. Borrower Name: Herbalife International, Inc.

$                                           Type of Credit Facility Revolving Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement ☐ YES ☐ NO

•	Coming in via Assignment ☐ YES ☐ NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

12/2007

1

VI.  Contact Information :

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices? ☐ YES ☐ NO

12/2007

2

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

US DOLLAR

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

12/2007

3

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

12/2007

4

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

12/2007

5

IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

12/2007

6

 ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): _____   _____ -   _____   _____   _____   _____   _____   _____

Tax Withholding Form Delivered to Bank of America*:

                     W-9

                     W-8BEN

                     W-8ECI

                     W-8EXP

                     W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON—U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

12/2007

7

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted .

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9 .

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

    Tax Form Tool Kit
      (2006) (2).doc

XI. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. # 3750836479
Attn: Credit Services #5596
Ref: Herbalife International, Inc.

12/2007

8

EXHIBIT F

FORM OF SECURITY AGREEMENT

[To be attached.]

Form of Security Agreement

F-1

SECURITY AGREEMENT

by

HERBALIFE INTERNATIONAL, INC.,

and
THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Pledgors

in favor of

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of March 9, 2011

ii

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “ Agreement ”), dated as of March 9, 2011, is made by HERBALIFE INTERNATIONAL, INC., a Nevada corporation (the “ Company ”); EACH OF THE SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (together with the Company and each other Subsidiary Guarantor from time to time executing a Guaranty (defined herein) as required hereunder, the “ Domestic Guarantors ”), as pledgors and collateral assignors (in such capacities, the “ Pledgors ”), in favor of BANK OF AMERICA, N.A. (“ Bank of America ”), in its capacity as administrative agent (in such capacity and together with any successors in such capacity, the “ Administrative Agent ”) and as pledgee, collateral agent and secured party (in such capacities and together with any successors in such capacities, “ Collateral Agent ”) for the lending institutions from time to time party to the Credit Agreement referred to below (such lending institutions, collectively, the “ Lenders ”).

WITNESSETH:

WHEREAS, simultaneously herewith, the Company, Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.à.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”, and together with the Company and Holdings, the “ Borrowers ”), the Lenders and the Administrative Agent have entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ Credit Agreement ”), whereby the Lenders have agreed to make Loans and to issue Credit Agreement L/Cs to or for the account of the Borrowers;

WHEREAS, simultaneously herewith, (a) the Company has entered into that certain Guaranty, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ Company Guaranty ”), whereby the Company has agreed to Guarantee the obligations of Holdings and HIL under the Credit Agreement and (b) the Domestic Guarantors (other than the Company) have entered into that certain Guaranty, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ Domestic Subsidiary Guaranty ”, and collectively with the Company Guaranty, the Holdings Guaranty, the HIL Guaranty, and the Foreign Subsidiary Guaranty, the “ Guaranties ”), whereby such Guarantors have agreed to Guarantee the obligations of the Loan Parties under the Credit Agreement and under the Secured Hedge Agreements and Secured Cash Management Agreements referred to below;

WHEREAS, in accordance with the Credit Agreement, it is contemplated that one or more of the Pledgors and other Loan Parties have entered or may enter into one or more Swap Contracts (each, a “ Secured Hedge Agreement ”) with one or more of the Lenders or their respective Affiliates (collectively, the “ Hedge Banks ”);

WHEREAS, in accordance with the Credit Agreement, it is contemplated that one or more of the Pledgors and other Loan Parties may enter into one or more Cash Management Agreements (each, a “ Secured Cash Management Agreement ”) with one or more of the Lenders or their respective Affiliates (collectively, the “ Cash Management Banks ”);

WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements and each is, therefore, willing to enter into this Agreement;

WHEREAS, each Pledgor is or will be the legal or beneficial owner of the rights in the Security Agreement Collateral (defined below) to be pledged by it hereunder;

WHEREAS, it is a condition precedent to the obligations of the Lenders to make Loans under the Credit Agreement, of the Hedge Banks to enter into Secured Hedge Agreements, of the Cash Management Banks to enter into Secured Cash Management Agreements and of the L/C Issuer to issue Letters of Credit (as defined in the Credit Agreement, the “ Credit Agreement L/Cs ”), that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement; and

WHEREAS, this Agreement is given by each Pledgor in favor of Collateral Agent for its benefit and the benefit of the Administrative Agent, the Lenders, the Hedge Banks and the Cash Management Banks (collectively, the “ Secured Parties ”) to secure the payment and performance of all of the Secured Obligations (defined below).

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION; PERFECTION CERTIFICATE

SECTION 1.01. Definitions . (a) The following capitalized terms have the meanings assigned to them in the UCC:

“ Account ,” “ Bank ,” “ Certificate of Title ,” “ Chattel Paper ,” “ Commercial Tort Claim ,” “ Commodity Account ,” “ Commodity Contract ,” “ Commodity Intermediary ,” “ Contract ,” “ Document ,” “ Electronic Chattel Paper ,” “ Entitlement Holder ,” “ Entitlement Order ,” “ Equipment ,” “ Financial Asset ,” “ Fixtures ,” “ General Intangible ,” “ Goods ,” “ Inventory ,” “ Investment Property ,” “ Letter-of-Credit Right ,” “ Letter of Credit ,” “ Money ,” “ Proceeds ,” “ Record ,” “ Securities Entitlement ,” “ Securities Intermediary ,” “ Supporting Obligation ,” and “ Tangible Chattel Paper .”

(b) Capitalized terms used in this Agreement (including the preamble and recitals hereof) but not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. In this Agreement:

“ Administrative Agent ” has the meaning assigned to such term in the preamble hereof.

“ Agreement ” has the meaning assigned to such term in the preamble hereof.

“ Borrowers ” has the meaning assigned to such term in the preamble hereof.

“ Cash Management Banks ” has the meaning assigned to such term in the recitals hereof.

“ Charges ” mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed on or assessed against, and all claims (including landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Security Agreement Collateral.

“ Collateral Account ” shall mean any account established and maintained in accordance with Article IX of the Credit Agreement, and all funds from time to time on deposit in such account, including all cash equivalents, and all certificates and instruments from time to time representing or evidencing such cash equivalents.

“ Collateral Agent ” has the meaning assigned to such term in the preamble hereof.

“ Collateral Records ” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Security Agreement Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“ Collateral Support ” means all property (real or personal) assigned, hypothecated or otherwise securing any Security Agreement Collateral, including any Collateral Agreement.

“ Company ” has the meaning assigned to such term in the preamble hereof.

“ Company Guaranty ” has the meaning assigned to such term in the recitals hereof.

“ Control Agreement ” means an agreement in form and substance satisfactory to Collateral Agent sufficient to establish control over any applicable Investment Property (including any Securities Account or Commodity Account) or Deposit Account.

2

“ Copyrights ” mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law and whether established or registered in the United States or any other country) now owned or hereafter created or acquired by or assigned to such Pledgor, whether published or unpublished, and all copyright registrations and applications made by such Pledgor, including the copyrights, registrations and applications listed in Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present or future infringements thereof.

“ Credit Agreement ” has the meaning assigned to such term in the recitals hereof.

“ Credit Agreement L/C ” has the meaning assigned to such term in the recitals hereof.

“ Deposit Account ” means, collectively, with respect to each Pledgor, (a) all “deposit accounts” as such term is defined in the UCC and in any event shall include the L/C Sub-Account and all accounts and sub-accounts relating to any of the foregoing accounts, and (b) all cash, funds, checks, notes and any instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“ Distributions ” mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Equity Interests, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Equity Interests or Pledged Intercompany Debt.

“ Documents Evidencing Goods ” means all Documents evidencing, representing or issued in connection with Goods.

“ Domestic Guarantor ” has the meaning assigned to such term in the preamble hereof.

“ Domestic Subsidiary Guaranty ” has the meaning assigned to such term in the recitals hereof.

“ Guaranty ” has the meaning assigned to such term in the recitals hereof.

“ Hedge Banks ” has the meaning assigned to such term in the recitals hereof.

“ HIL ” has the meaning assigned to such term in the recitals hereof.

“ Holdings ” has the meaning assigned to such term in the recitals hereof.

“ Indemnified Liabilities ” has the meaning assigned to such term in Section 7.04(a) .

“ Indemnitees ” has the meaning assigned to such term in Section 7.04(a) .

“ Instruments ” mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC to the extent such instruments evidence any amounts payable under or in connection with any item of Security Agreement Collateral or such instruments constitute Proceeds of any item of Security Agreement Collateral, and in any event shall include all promissory notes, drafts, bills of exchange or acceptances.

“ Insurance ” means all insurance policies covering any or all of the Security Agreement Collateral (regardless of whether Collateral Agent is the loss payee thereof), and all key-man life insurance policies.

“ Intellectual Property ” means, collectively, with respect to each Pledgor, (a) all Patents, (b) all Trademarks, (c) all Copyrights, (d) all Licenses and (e) the goodwill connected with such Pledgor’s business including (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property in which such Pledgor has any interest and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person or entity, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets that relate to such goodwill.

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“ Intercompany Indebtedness ” means Indebtedness (whether or not evidenced by a writing) of any Borrower or any Subsidiary thereof (including any Pledgor) payable to a Pledgor.

“ Issuer ” means any issuer of any Pledged Equity Interests.

“ Lenders ” has the meaning assigned to such term in the preamble hereof.

“ Licenses ” mean, collectively, with respect to each Pledgor, all license and distribution agreements, covenants not to sue or any other agreement with any other party with respect to any Patent, Trademark or Copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (a) renewals, extensions, supplements and continuations thereof; (b) income, fees, royalties, damages, claims and payments now and hereafter due or payable thereunder and with respect thereto, including damages and payments for past, present or future infringements or violations thereof; (c) rights to sue for past, present and future infringements or violations thereof; and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

“ Material Contract ” means any Contract or other arrangement that any Pledgor is a party to and for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“ Non-payment Contract ” means any Contract or agreement to which any Pledgor is a party other than a contract whereby the account debtor’s principal obligation is a monetary obligation; provided that, Non-payment Contracts shall not include Receivables.

“ Patents ” mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications made by such Pledgor (whether established or registered or recorded in the United States or any other country), including the patents, patent applications and recordings listed Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents; (b) inventions and improvements described and claimed therein; (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (d) income, fees, royalties, damages, claims and payments now or hereafter due or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof; (e) rights corresponding thereto throughout the world; and (f) rights to sue for past, present or future infringements thereof.

“ Pledged Equity Interests ” mean, collectively, with respect to each Pledgor, (a) the issued and outstanding Equity Interests of each Person; and (b) all rights, privileges, authority and powers of such Pledgor in and to each such Person or under the Organization Documents of each such Person, and the certificates, instruments and agreements representing the Pledged Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Equity Interests, it being understood that, subject to Section 6.13 of the Credit Agreement, Pledged Equity Interests do not include any Equity Interests in excess of 66.0% of the Equity Interests of any Foreign Subsidiary.

“ Pledged Intercompany Debt ” means, with respect to each Pledgor, all Intercompany Indebtedness payable to such Pledgor by any Borrower or any Subsidiary thereof (and each other intercompany note hereafter acquired by such Pledgor) and all Intercompany Notes, certificates, Instruments or agreements evidencing such Intercompany Indebtedness, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“ Pledgor ” has the meaning assigned to such term in the preamble hereof.

“ Receivables ” means all rights to payment, whether or not earned by performance, for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all rights, if any, in any Goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Accounts, Chattel Paper, General Intangibles, Instruments and Receivables Records.

“ Receivables Records ” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables; (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Pledgor or any computer bureau or agent from time to time acting for any Pledgor or otherwise; (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien-search reports, from filing or other registration officers; (d) all credit information, reports and memoranda relating thereto; and (e) all other written or nonwritten forms of information related in any way to the foregoing.

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“ Secured Cash Management Agreement ” has the meaning assigned to such term in the recitals hereof.

“ Secured Hedge Agreement ” has the meaning assigned to such term in the recitals hereof.

“ Secured Obligations ” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“ Secured Parties ” has the meaning assigned to such term in the recitals hereof.

“ Securities Account ” has the meaning assigned to such term in the UCC; provided that, the Collateral Account shall be treated as a Securities Account.

“ Securities Act ” means the Securities Act of 1933, as amended.

“ Securities Collateral ” means, collectively, the Pledged Equity Interests, the Pledged Intercompany Debt and the Distributions.

“ Security Agreement Collateral ” has the meaning assigned to such term in Section 2.01 .

“ Software Embedded in Goods ” means, with respect to any Goods, any computer program embedded in such Goods and any supporting information provided in connection with a transaction relating to such program if (a) the program is customarily considered part of such Goods or (b) by becoming the owner of such Goods a Person acquires a right to use such program in connection therewith.

“ Trademarks ” mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, domain names, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country) including the registrations and applications listed in Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks; (b) reissues, continuations, extensions and renewals thereof; (c) income, fees, royalties, damages and payments now and hereafter due or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof; (d) rights corresponding thereto throughout the world; and (e) rights to sue for past, present and future infringements thereof.

“ UCC ” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any item or portion of the Security Agreement Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “ UCC ” also means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

SECTION 1.02. Interpretation . The rules of interpretation specified in the Credit Agreement, including Sections 1.02 thereof, shall be applicable to this Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

SECTION 1.03. Perfection Certificate . Collateral Agent and each Pledgor agree that the Perfection Certificate and all descriptions of Security Agreement Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

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ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.01. Pledge . As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby grants to Collateral Agent, for its benefit and for the benefit of the Secured Parties, a security interest in and continuing lien on all personal property of such Pledgor, including all of such Pledgor’s right, title and interest in, to and under all of the following property, wherever located, whether now owned or existing, or hereafter arising or acquired from time to time (collectively, the “ Security Agreement Collateral ”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Commercial Tort Claims;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all General Intangibles;

(vii) all Goods (including, in any event, Equipment, Fixtures, Inventory, Documents Evidencing Goods and Software Embedded in Goods);

(viii) all Instruments;

(ix) all Insurance;

(x) all Intellectual Property;

(xi) all Investment Property and Financial Assets;

(xii) all Letters of Credit and Letter-of-Credit Rights;

(xiii) all Material Contracts and Non-payment Contracts;

(xiv) all Money;

(xv) all Receivables;

(xvi) all Securities Collateral;

(xvii) all books and Records relating to any and/or all of the foregoing;

(xviii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any and/or all of the foregoing; and

(xix) to the extent not otherwise included above, all other personal property and all Proceeds and products of, accessions and additions to, profits and rents from, and replacements for or in respect of any of the foregoing;

it being understood that, subject to the other provisions hereof and of the Credit Agreement, the foregoing grant of a security interest shall not diminish any Pledgor’s exclusive right and license to use, or grant to other Persons license or sublicenses in, the Intellectual Property.

SECTION 2.02. Certain Limited Exclusions . Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.01(a) attach to, and the Security Agreement Collateral shall not include:

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(a) any agreement to which any Pledgor is a party to the extent that the collateral assignment thereof or the creation of a security interest therein would constitute a breach of the terms of such agreement, or would permit any party to such agreement to terminate such agreement, in each case as entered into by the applicable Pledgor; provided that, any of the agreements excluded in accordance with the foregoing shall cease to be so excluded (x) to the extent such term is, or would be (in the case of after-acquired property or changes to applicable law), rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction (or any successor provision) or any other applicable law (including any Debtor Relief Law) or principles of equity; or (y) if the applicable Pledgor has obtained all of the consents of the other parties to such agreement necessary for the collateral assignment of, or creation of a security interest in, such agreement;

(b) any property or asset hereafter acquired by any Pledgor that is subject to a Lien permitted to be incurred pursuant to Sections 7.01(b), (h), (j) and (k) of the Credit Agreement, solely to the extent that the documents evidencing such Lien prohibit the grant of a security interest in or Lien on such property or asset; provided that, upon such property or asset no longer being subject to such Lien or prohibition, such property or asset shall (without any act or delivery by any Person) constitute Security Agreement Collateral hereunder;

(c) subject to Section 6.13 of the Credit Agreement, more than 66.0% of the Equity Interests of any Foreign Subsidiary; or

(d) any Equity Interests of Foreign Subsidiaries if the grant of a security interest therein pursuant to this Agreement is prohibited by operation of applicable law.

Collateral Agent agrees that, at any Pledgor’s reasonable request and expense, it will provide such Pledgor confirmation that the assets described in this Section 2.02 are in fact excluded from the Security Agreement Collateral.

SECTION 2.03. Secured Obligations; Continuing Liability . (a) Security for Obligations . This Agreement secures, and the Security Agreement Collateral is collateral security for, the payment and performance in full when due of all the Secured Obligations.

(b)  Continuing Liability under Security Agreement Collateral . Notwithstanding anything herein to the contrary, (i) each Pledgor shall remain liable under each of the obligations and agreements included in the Security Agreement Collateral, including any obligations or agreements relating to any Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder, all in accordance with the terms and provisions thereof, and neither Collateral Agent nor any Secured Party shall have any obligation or liability (x) under any of such agreements by reason of this Agreement or any other document relating hereto, or (y) to make any inquiry regarding the nature or sufficiency of any payment received by it, or have any obligation to take any action to collect or enforce any rights under any agreement included in the Security Agreement Collateral, including any agreements relating to any Pledged Equity Interests; (ii) the exercise by Collateral Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Security Agreement Collateral; and (iii) nothing herein is intended to or shall be a delegation of duties to Collateral Agent or any other Secured Party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF
SECURITY AGREEMENT COLLATERAL

SECTION 3.01. Delivery of Certificated Pledged Equity Interests . All certificates, agreements or instruments representing or evidencing the Pledged Equity Interests, to the extent not previously delivered to Collateral Agent, shall promptly upon receipt thereof by any Pledgor be delivered to and held by or on behalf of Collateral Agent pursuant hereto. All certificated Pledged Equity Interests shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent. Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of Collateral Agent or any of its nominees or endorse for negotiation any or all of Pledged Equity Interests, without any indication that such Pledged Equity Interests are subject to the security interest hereunder. In addition, Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to exchange certificates representing or evidencing Pledged Equity Interests for certificates of smaller or larger denominations.

SECTION 3.02. Perfection of Uncertificated Pledged Equity Interests . If any Issuer of Pledged Equity Interests is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, record such pledge on the equityholder register or the books of the Issuer.

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SECTION 3.03. Financing Statements and Other Filings . Each Pledgor agrees that at any time and from time to time, at the sole cost and expense of the Pledgors, it will execute and file and refile (in accordance with Section 3.04 ), or permit Collateral Agent to file and refile, such financing statements, continuation statements and other documents (including this Agreement), in form acceptable to Collateral Agent, in such offices as Collateral Agent may deem necessary or appropriate, wherever required by law to perfect, continue and maintain a valid, enforceable, first-priority security interest in the Security Agreement Collateral as provided herein and to preserve the other rights and interests granted to Collateral Agent hereunder, as against third parties, with respect to any Security Agreement Collateral. The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, the Pledgors’ obligations hereunder to reimburse the Collateral Agent or the other Secured Parties for any filings or recordations contemplated hereby shall be limited to the reimbursement of costs and expenses reasonably incurred in connection with the filing and recordation of UCC financing statements and continuation statements.

SECTION 3.04. Other Actions . To further ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral, each Pledgor acknowledges and agrees as follows:

(a) UCC Financing Statements . Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings), continuation statements, and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Security Agreement Collateral relates. The Pledgor agrees to provide such information to Collateral Agent promptly upon request. Such financing statements or amendments may describe the Security Agreement Collateral as “all assets” or “all personal property, whether now owned or hereafter acquired,” or in any other manner that Collateral Agent, in its sole discretion, deems necessary, advisable or prudent to ensure the perfection of the security interests granted hereunder. Each Pledgor hereby ratifies its authorization for Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto if filed prior to the date hereof.

(b) Commercial Tort Claims . If any Pledgor shall at any time hold or acquire a Commercial Tort Claim relating to any of the Security Agreement Collateral and such Pledgor, in the exercise of its reasonable business judgment, elects to pursue such commercial tort claim, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 6.01(a) or (b) of the Credit Agreement notify Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all in accordance with this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

SECTION 3.05. Supplements; Further Assurances . (a) The Pledgors shall cause each Person that, from time to time after the date hereof, shall be required to pledge any assets to Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to Collateral Agent a Joinder Agreement and, upon such execution and delivery, such Person shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

(b) Upon obtaining any Pledged Equity Interests of any Person, each Pledgor shall accept the same in trust for the benefit of Collateral Agent and contemporaneously with the delivery of financial statements in accordance with Section 6.01(a) or (b) of the Credit Agreement deliver to Collateral Agent the certificates and other documents required under this Article III in respect of the additional Pledged Equity Interests that is to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Equity Interests.

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(c) Subject to Section 6.13 of the Credit Agreement, each Pledgor agrees to take such further actions, and to execute and deliver to Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as Collateral Agent may in its reasonable judgment deem necessary or appropriate, to perfect, preserve and protect the security interest in the Security Agreement Collateral as provided herein and the rights and interests granted to Collateral Agent hereunder, to carry into effect the purposes hereof or to better assure and confirm unto Collateral Agent or permit Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Security Agreement Collateral. By way of example, such actions may include appearing in and defending any action or proceeding, at Collateral Agent’s request, that may affect such Pledgor’s title to or Collateral Agent’s security interest in all or any part of the Security Agreement Collateral. Upon the reasonable request of Collateral Agent, each Pledgor shall further make, execute, endorse, acknowledge, file or refile or deliver to Collateral Agent from time to time such lists, descriptions and designations of the Security Agreement Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as Collateral Agent deems necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Security Agreement Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

(d) For the avoidance of doubt, the Pledgors and Collateral Agent acknowledge that this Agreement is intended to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on the Security Agreement Collateral, and does not constitute a present assignment of ownership rights, a transfer of ownership or title to any Security Agreement Collateral, except as otherwise provided herein following the occurrence and during the continuance of an Event of Default. Unless an Event of Default shall have occurred and be continuing, Collateral Agent agrees from time to time to deliver, upon written request of any Pledgor and at such Pledgor’s sole cost and expense (including reasonable expenses of counsel to, among other things, review the effect thereof on Collateral Agent’s security interest granted hereunder), any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use and protect the Security Agreement Collateral in accordance with the terms hereof and of the Credit Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.01. Title . Except for the security interest granted to Collateral Agent for its benefit and for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns the rights in each item of Security Agreement Collateral pledged by it hereunder, and with regard to each item of Security Agreement Collateral now existing or hereafter acquired, will continue to own or have such rights, in each case free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Security Agreement Collateral is on file or of record in any public office, except such as have been filed in favor of Collateral Agent pursuant to this Agreement, are permitted by the Credit Agreement, or for which proper termination statements or other release documentation have been (or, in the case of financing statements or other public notices filed in connection with the Existing Credit Agreement, will be) delivered to Collateral Agent for filing. No Person other than Collateral Agent has control or possession of all or any part of the Security Agreement Collateral, except as permitted hereby or by the Credit Agreement.

SECTION 4.02. Organization; Authority; Enforceability . Such Pledgor (a) is duly organized or incorporated and, except prior to the satisfaction of the covenant set forth in Section 6.16 of the Credit Agreement in the case of Herbalife Taiwan, validly existing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority enter into this Agreement and to carry out the obligations hereunder, and (c) has duly executed and delivered this Agreement. This Agreement and each other document, statement, or instrument relating hereto, when executed and delivered by such Pledgor, will constitute, a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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SECTION 4.03. Authorizations and Approvals . No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by such Pledgor of the Liens purported to be created in favor of Collateral Agent hereunder, or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Security Agreement Collateral, in each case except for (a) the filings and registrations contemplated under the Collateral Documents, including filings necessary to perfect (or, in the case of equity interests of Foreign Subsidiaries, create or enforce) Liens created under the Loan Documents, and as may be required in connection with the disposition of any Securities Collateral (by laws generally affecting the offering and sale of securities) or by laws pertaining to Intellectual Property, (b) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 of the Credit Agreement , all of which have been duly obtained, taken, given or made and are in full force and effect, and (c) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.04. Reserved .

SECTION 4.05. Limitation on Liens . Such Pledgor shall, at its own cost and expense, defend title to the Security Agreement Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to Collateral Agent against all claims and demands of all Persons, at its own cost and expense, at any time claiming (except to the extent related to a Permitted Lien) any interest therein adverse to Collateral Agent or any other Secured Party.

SECTION 4.06. Other Financing Statements . So long as any of the Secured Obligations remain unpaid, or the Commitments of the Lenders to make any Loan or to issue any Credit Agreement L/Cs shall not have expired or been sooner terminated, such Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Security Agreement Collateral, except, in each case, financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of Permitted Liens.

SECTION 4.07. Chief Executive Office; Change of Name; Jurisdiction of Organization . (a) As of the Closing Date, such Pledgor’s exact legal name, type and jurisdiction of organization or incorporation, federal taxpayer and organizational identification numbers of such Pledgor (if applicable) is set forth in the Perfection Certificate, and its chief executive office is set forth in the Perfection Certificate. Such Pledgor shall not (i) change its corporate name, (ii) change its identity or type of organization or corporate structure, or (iii) change its federal taxpayer identification number or organizational identification number (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction) unless (A) it shall have given Collateral Agent not less than 30 days’ prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent may request, and (B) with respect to such change, such Pledgor shall have taken all action that Collateral Agent deems necessary or desirable to maintain the perfection of the security interest of Collateral Agent for the benefit of the Secured Parties in the Security Agreement Collateral intended to be granted hereby. Each Pledgor agrees to promptly provide Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

(b) Such Pledgor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Security Agreement Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Pledgor is engaged, but in any event to include complete accounting records as required by the Credit Agreement, and, at such time or times as Collateral Agent may request, promptly to prepare and deliver to Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to Collateral Agent showing in summary form the identity, amount and location of any and all Security Agreement Collateral (except Security Agreement Collateral in the possession or control of Collateral Agent).

SECTION 4.08. Certain Provisions Concerning Securities Collateral . (a) Such Pledgor has delivered to Collateral Agent true, correct and complete copies of its Organization Documents with respect to its organization or domestication in any State or territory of the United States, which are in full force and effect and have not as of the date hereof been amended or modified except as permitted by the Credit Agreement. Such Pledgor shall deliver to Collateral Agent a copy of any notice of default given or received by it under any Organization Document within ten days after such Pledgor gives or receives such notice.

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(b) Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Equity Interests pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, except where such default or noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates, if any, delivered to Collateral Agent) that evidence any Pledged Equity Interests of such Pledgor.

(c) So long as no Event of Default shall have occurred and be continuing (and the Borrowers and such Pledgor have not received written notice relating to such Event of Default from Collateral Agent):

(i) Such Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement, or any other Loan Document evidencing the Secured Obligations; provided that, such Pledgor shall not in any event exercise such rights in any manner that would reasonably be expected to have a material adverse effect on the value of the Security Agreement Collateral or the Lien and security interest intended to be granted to Collateral Agent hereunder;

(ii) Such Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided that, any and all such Distributions consisting of rights or interests in the form of certificated securities shall be delivered to Collateral Agent to hold as Security Agreement Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor and be delivered to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement), in each case as and when required pursuant to Article III hereof; and

(iii) Without further action or formality, Collateral Agent shall be deemed to have granted to such Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of such Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request to permit such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 4.08(c)(i) and to receive the Distributions that it is authorized to receive and retain pursuant to Section 4.08(c)(ii) .

(d) Upon the occurrence and during the continuance of any Event of Default (and once any Borrower or any Pledgor has received written notice relating to such Event of Default from Collateral Agent):

(i) All rights of such Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 4.08(c)(j) without any action or the giving of any notice shall cease, and all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; and

(ii) All rights of such Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.08(c)(ii) shall cease and all such rights shall thereupon become vested in Collateral Agent, who shall thereupon have the sole right to receive and hold as Security Agreement Collateral such Distributions;

provided that, the rights described in clauses (i) and (ii) above shall revert back to such Pledgor following the cure or waiver of such Event of Default.

(e) Such Pledgor shall, at its sole cost and expense, from time to time execute and deliver to Collateral Agent appropriate instruments as Collateral Agent may request to permit Collateral Agent to exercise the voting and other rights that it may be entitled to exercise pursuant to Section 4.08(d)(i) and to receive all Distributions that it may be entitled to receive under Section 4.08(d)(ii) .

(f) All Distributions that are received by such Pledgor contrary to the provisions of Section 4.08(d)(ii) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement).

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SECTION 4.09. Certain Provisions Concerning Intellectual Property . (a) Such Pledgor agrees that it will not, nor will it knowingly permit or authorize any of its licensees to, do any act, or omit to do any act, whereby any issued Patent may become invalidated, dedicated to the public, or unenforceable, and agrees that it shall continue to mark any products covered by a Patent with the relevant Patent Number or indication that such product is subject to a pending Patent application as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws, except where the failure to so mark would not be reasonably likely to result in a Material Adverse Effect.

(b) Such Pledgor (either itself or through its licensees or its sublicensees) will, for each material Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for nonuse, (ii) not materially diminish the value of such Trademark or the goodwill associated therewith, (iii) display such Trademark with notice of federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law, except where the failure to display with such notice would not be reasonably likely to result in a Material Adverse Effect, and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Such Pledgor (either itself or through licensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to include notice would not be reasonably likely to result in a Material Adverse Effect.

(d) Such Pledgor shall notify Collateral Agent promptly if it knows or has reason to know that any Intellectual Property material to such Pledgor’s business (whether individually or in the aggregate) may become, or knows of circumstances that would cause any such Intellectual Property to become: (i) abandoned, lost or dedicated to the public; (ii) invalid or unenforceable; or (iii) subject to any adverse determination or development regarding such Pledgor’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same.

(e) Such Pledgor will take all reasonable steps in the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, Canada or in any other country, to maintain and pursue each application relating to the Intellectual Property (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and to initiate opposition, interference and cancellation proceedings against third parties, in each case where necessary for the operation of such Pledgor’s business as presently conducted and as contemplated by the Credit Agreement.

(f) In the event that such Pledgor knows that any Security Agreement Collateral consisting of Intellectual Property material to the conduct of such Pledgor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Pledgor promptly shall notify Collateral Agent and shall promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as are appropriate under the circumstances to protect such Security Agreement Collateral, except where the failure to so notify or take such actions would not be reasonably likely to result in a Material Adverse Effect.

(g) Upon the occurrence and during the continuance of an Event of Default, such Pledgor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Security Agreement Collateral Agent or its designee.

(h) Solely for the purpose of enabling Collateral Agent to exercise its rights and remedies upon the occurrence of an Event of Default, such Pledgor hereby grants to Collateral Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(i) Except with the prior consent of Collateral Agent or as permitted under the Credit Agreement, such Pledgor shall not execute any financing statement or other document or instrument, and there will not be on file in any public office any effective financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of Collateral Agent or in respect of Permitted Liens, and such Pledgor shall not sell, assign, transfer, license, grant any option in, or create any Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, or suffer to exist any effective Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, except for the security interest created by and under this Security Agreement and Permitted Liens as otherwise permitted by the Credit Agreement.

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(j) It shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would materially impair or prevent the creation of a security interest in, or the assignment of, such Pledgor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts.

SECTION 4.10. Inspection and Verification . Collateral Agent or any representative designated by Collateral Agent shall have the same access and inspection rights as granted to the Administrative Agent by the Borrowers pursuant to Section 6.10 of the Credit Agreement; provided that, upon the occurrence and during the continuance of an Event of Default, Collateral Agent and its representatives shall at all times have the right to enter any premises of such Pledgor and inspect any property of such Pledgor where any of the Security Agreement Collateral of such Pledgor is located for the purpose of inspecting the same, observing its use, protecting its interests therein, or otherwise exercising the remedies provided under Article V at any time during normal business hours and without advance notice. For the avoidance of doubt, in respect of Accounts or Security Agreement Collateral in the possession of any third Person, upon the occurrence and during the continuance of an Event of Default, Collateral Agent or any designated representative shall have the right to contact such account debtors or third Persons in possession of such Security Agreement Collateral for verification purposes. Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party.

SECTION 4.11. Payment of Taxes; Contesting Liens; Claims . Such Pledgor represents and warrants that all Charges imposed on or assessed against the Security Agreement Collateral have been paid and discharged except to the extent such Charges (a) constitute a Permitted Lien or a Lien not yet due and payable, (b) are being contested in good faith by appropriate proceedings and for which such Pledgor shall have set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the non-payment thereof could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, such Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall satisfy the Contested Collateral Lien Conditions. Notwithstanding the foregoing provisions of this Section 4.11 , no contest of any such obligation may be pursued by such Pledgor if such contest would expose Collateral Agent or any other Secured Party to any possible criminal liability.

SECTION 4.12. Transfers and Other Liens . Such Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Security Agreement Collateral pledged by it hereunder except as permitted by the Credit Agreement. Such Pledgor shall not make or permit to be made an assignment for security, pledge or hypothecation of the Security Agreement Collateral or shall grant any other Lien in respect of the Security Agreement Collateral, except as permitted by Section 7.01 of the Credit Agreement.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies . Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may from time to time exercise in respect of the Security Agreement Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:

(a) Personally, or by agents or attorneys, immediately take possession of the Security Agreement Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter on any Pledgor’s premises where any of the Security Agreement Collateral is located, remove such Security Agreement Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Security Agreement Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Security Agreement Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Security Agreement Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided that, in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts into the Collateral Account;

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(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Security Agreement Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Security Agreement Collateral or any part thereof by directing any Pledgor in writing to deliver the same to Collateral Agent at any place or places so designated by Collateral Agent, in which event such Pledgor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by Collateral Agent and there delivered to Collateral Agent, (ii) store and keep any Security Agreement Collateral so delivered to Collateral Agent at such place or places pending further action by Collateral Agent and (iii) while the Security Agreement Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Security Agreement Collateral as contemplated in this Section 5.01(d) is of the essence hereof. Upon application to a court of equity having jurisdiction, Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Security Agreement Collateral for application to the Secured Obligations as provided in Article VIII of the Credit Agreement;

(f) Retain and apply the Distributions to the Secured Obligations as provided in the Credit Agreement;

(g) Exercise any and all rights as beneficial and legal owner of the Security Agreement Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Security Agreement Collateral; and

(h) All the rights and remedies of a secured party on default under the UCC, and Collateral Agent may also in its sole discretion, without notice except as specified in Section 5.02 , sell, assign or grant a license to use the Security Agreement Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and on such other terms as Collateral Agent deems commercially reasonable. Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Security Agreement Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Security Agreement Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Security Agreement Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Collateral Agent shall not be obligated to make any sale of Security Agreement Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which any Security Agreement Collateral may have been sold, assigned or licensed at such a private sale was less than the price that might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Security Agreement Collateral to more than one offeree.

(i) Upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Intellectual Property and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

SECTION 5.02. Notice of Sale . Each Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, ten days’ notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, during the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

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SECTION 5.03. Waiver of Notice and Claims . Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of any of the Security Agreement Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right that such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension and moratorium now or hereafter in force under any applicable law. Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article V in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization on, any Security Agreement Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Security Agreement Collateral so sold, optioned or realized on, or any part thereof, from, through or under such Pledgor.

SECTION 5.04. Certain Sales of Security Agreement Collateral . Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

SECTION 5.05. No Waiver; Cumulative Remedies . (a) No failure on the part of Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guarantees. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(b) In the event that Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, the Pledgors, Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Security Agreement Collateral, and all rights, remedies and powers of Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

ARTICLE VI

OBLIGATIONS ABSOLUTE; WAIVERS

SECTION 6.01. Liability of the Pledgors Absolute . Each Pledgor agrees that its obligations hereunder are irrevocable, absolute, independent, unconditional, and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a pledgor or surety, except for payment in full of the Secured Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Pledgor agrees as follows:

(a) the obligations of each Pledgor hereunder are independent of the obligations of each other Pledgor and each guarantor of the obligations of the Loan Parties, and separate actions may be brought and prosecuted against such Pledgor whether or not any action is brought against any other Pledgor or guarantor, and whether or not such other Pledgor or guarantor is joined in any such actions;

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(b) payment by any Loan Party of a portion of the Secured Obligations shall in no way limit, affect, modify or abridge such Pledgor’s grant hereunder securing any portion of the Secured Obligations that has not been paid. By way of example and without limiting the generality of the foregoing, if Collateral Agent is awarded a judgment in any suit brought to enforce any Loan Party’s covenant to pay a portion of the Secured Obligations, such judgment shall not be deemed to release such Pledgor from its grant hereunder securing the portion of the Secured Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Pledgor, limit, affect, modify or abridge any other Pledgor’s grant hereunder securing the Secured Obligations;

(c) upon such terms as Collateral Agent deems appropriate, without obligation to give notice or demand, without affecting the validity or enforceability hereof, and without giving rise to any reduction, limitation, impairment, discharge or termination of the security interests granted hereunder or such Pledgor’s liability hereunder, Collateral Agent may, from time to time, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place and manner or terms of payment of any of the Secured Obligations in accordance with the terms of the other Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any of the Secured Obligations or any agreement relating thereto, or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other pledges as security for any of the Secured Obligations, and take and hold security for the payment hereof or any of the Secured Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any of the Secured Obligations, any guarantees of any of the Secured Obligations, or any other obligation of any Person (including any other Pledgor) with respect to any of the Secured Obligations; (v) enforce and apply any security now or hereafter held by it in respect hereof or any of the Secured Obligations, and direct the order or manner of sale thereof, or exercise any other right or remedy that it may have against any such security, including foreclosure on any such security in accordance with one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is economically reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Pledgor against any other Loan Party, or any security for any of the Secured Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(d) this Agreement and such Pledgor’s obligations hereunder shall be valid and enforceable, and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of all the Secured Obligations), including the occurrence of any of the following (whether or not such Pledgor shall have had notice or knowledge of any of them): (i) any failure or omission to assert or enforce, any agreement or election not to assert or enforce, or any stay or enjoining by order of any court, by operation of law or otherwise, of the exercise or enforcement of any claim or demand, or any right, power or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Secured Obligations or any agreement related thereto, or with respect to any other guarantee of or security for the payment of the Secured Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreement or instrument executed pursuant thereto, or any guarantee or other security for the Secured Obligations or any agreement relating thereto at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Secured Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Secured Obligations); (v) consent of Collateral Agent or any other Secured Party to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any Subsidiary thereof, and to any corresponding restructuring of the Secured Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Secured Obligations; (vii) any defenses, set-offs or counterclaims that any Loan Party may allege or assert against Collateral Agent or any other Secured Party in respect of the Secured Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury; and (viii) any other act, thing or omission, or delay to do any other act or thing, that in any manner and to any extent may vary such Pledgor’s risk as a grantor of security securing the Secured Obligations.

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SECTION 6.02. General Waivers . Each Pledgor hereby waives, for the benefit of Collateral Agent and the Secured Parties: (a) all rights to require Collateral Agent or any other Secured Party, as a condition to exercising Collateral Agent’s rights hereunder against the Security Agreement Collateral, to (i) proceed against any other Loan Party, any other pledgor (including any other Pledgor) of security securing any of the Secured Obligations, or any other Person, (ii) proceed against or exhaust any security held from any other Loan Party, any such other pledgor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Collateral Agent or any other Secured Party in favor of any other Loan Party or any other Person, or (iv) pursue any other remedy whatsoever in the capacity of secured party; (b) any defense arising by reason of incapacity, lack of authority, or any disability or other defenses of any other Loan Party, including any defense based on or arising from the lack of validity or enforceability of any of the Secured Obligations or any agreement or instrument relating thereto, or by reason of the cessation of the liability of any other Loan Party from any cause other than the payment in full of all the Secured Obligations; (c) any defense based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based on errors or omissions by Collateral Agent or any other Secured Party in the administration of any of the Secured Obligations, except behavior that amounts to bad faith, gross negligence or willful misconduct; (e) any principles or provisions of law, statutory or otherwise, that are or may be in conflict with the terms hereof, and any legal or equitable discharge of such Pledgor’s obligations hereunder; (f) the benefit of any statute of limitations affecting such Pledgor’s counterclaims; (g) promptness, diligence and any requirement that Collateral Agent or any other Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (h) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of any of the Secured Obligations or any agreement related thereto, notices of any extension of credit to any other Loan party and notices of any of the matters referred to in Section 6.01 , and any right to consent to any thereof; and (i) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate pledgors or sureties, or that may conflict with the terms hereof.

SECTION 6.03. California Waivers . For purposes of this Section 6.03 only, references to the “principal” include each Loan Party and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Pledgor waives all rights and defenses (i) available to such Pledgor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Pledgor may have by reason of protection afforded to the principal with respect to any of the Secured Obligations, or to any other Person liable for any of the Secured Obligations, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such Person’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Secured Obligation (or any obligation of any other Person of any of the Secured Obligations), has destroyed such Pledgor’s right of subrogation and reimbursement against the principal (or such other Person), by operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 6.03 . As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This Section 6.03 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Secured Obligations.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Concerning Collateral Agent . (a) Collateral Agent has been appointed as Collateral Agent pursuant to Article IX of the Credit Agreement. The actions of Collateral Agent hereunder are subject to the provisions of the Credit Agreement. Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Security Agreement Collateral), in accordance with this Agreement and the Credit Agreement. Collateral Agent may employ agents and attorneys-in-fact in connection herewith. Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

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(b) Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Security Agreement Collateral in its possession if such Security Agreement Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Security Agreement Collateral.

(c) Collateral Agent shall be entitled to rely on any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, on advice of counsel selected by it.

(d) With respect to any of its rights and obligations as a Lender, Collateral Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity as a Lender. Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with such Pledgor or any Affiliate of such Pledgor to the same extent as if Collateral Agent were not acting as Collateral Agent.

(e) If any item of Security Agreement Collateral also constitutes collateral granted to Collateral Agent under any other Collateral Agreement, in the event of any conflict between the provisions hereof and the provisions of such other Collateral Agreement in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 7.02. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact . If an Event of Default shall have occurred and be continuing, Collateral Agent may (but shall not be obligated to) remedy or cause to be remedied any such breach, and may expend funds for such purpose; provided that, Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation that such Pledgor fails to pay or perform as and when required hereby and that such Pledgor does not contest in accordance with the provision of Section 7.01 of the Credit Agreement. Any and all amounts so expended by Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 7.03 . Neither the provisions of this Section 7.02 nor any action taken by Collateral Agent pursuant to the provisions of this Section 7.02 shall prevent any such failure by any Pledgor to observe any covenant contained in this Agreement nor any breach of warranty from constituting an Event of Default. Each Pledgor hereby appoints Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time during the continuance of an Event of Default in Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents that Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is an irrevocable power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 7.03. Expenses . Each Pledgor will promptly pay to Collateral Agent the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and the fees and expenses of any experts and agents, that Collateral Agent may incur in connection with this Agreement, including all costs and expenses relating to (a) any and all filings and other actions taken to ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral; (b) any action, suit or other proceeding affecting the Security Agreement Collateral or any part thereof commenced, in which action, suit or proceeding Collateral Agent is made a party or participates or in which the right to use the Security Agreement Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of Collateral Agent to defend or uphold the Lien hereof (including any action, suit or proceeding to establish or uphold the compliance of the Security Agreement Collateral with any requirements of any Governmental Authority or law); (c) the collection of the Secured Obligations; (d) the enforcement and administration hereof; (e) the custody or preservation of, or the sale of, collection from, or other realization on, any of the Security Agreement Collateral; (f) the exercise or enforcement of any of the rights of Collateral Agent or any Secured Party hereunder; or (g) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts expended by Collateral Agent and payable by any Pledgor under this Section 7.03 shall be due upon demand therefor (together with interest thereon accruing at the default rate during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. Each Pledgor’s obligations under this Section 7.03 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

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SECTION 7.04. Indemnity . (a) Indemnity . Each Pledgor agrees to indemnify, defend and hold harmless Collateral Agent and each of the other Secured Parties, and the officers, directors, employees, agents and Affiliates of Collateral Agent and each of the other Secured Parties (collectively, the “ Indemnitees ”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including settlement costs), expenses or disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document (including any misrepresentation by any Pledgor in this Agreement or any other Loan Document) (the “ Indemnified Liabilities ”); provided that, no Pledgor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Pledgor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(b)  Survival . The obligations of the Pledgors contained in this Section 7.04 shall survive the termination hereof and the discharge of the Pledgors’ other obligations under this Agreement, the Credit Agreement, any Guaranty, any Secured Hedge Agreement, any Secured Cash Management Agreement and under the other Loan Documents.

(c)  Reimbursement . Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Security Agreement Collateral.

SECTION 7.05. Continuing Security Interest; Assignment . This Agreement shall create a continuing security interest in the Security Agreement Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations, (b) be binding on the Pledgors, their respective successors and assigns, and (b) inure, together with the rights and remedies of the Lender hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns. No other Persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any Secured Obligation held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the other Loan Documents and any Secured Hedge Agreement or Secured Cash Management Agreement to which such Secured Party is a party; provided , that in the case of any such assignment or transfer of Secured Obligation in connection with any Secured Hedge Agreement or Secured Cash Management Agreement to a Person other than a Hedge Bank or a Cash Management Bank, as the case may be, such obligation shall cease to be a Secured Obligation and such other Person shall not become vested with the benefits in respect thereof granted to the transferring Secured Party.

SECTION 7.06. Termination; Release . Upon payment in full of all the Secured Obligations, or upon any partial release of Security Agreement Collateral in accordance with the other Loan Documents, the security interests granted hereby shall terminate hereunder and of record, and all rights to the Security Agreement Collateral shall revert to the Pledgors, it being understood that in the case any such partial release, the security interests granted hereby shall terminate hereunder and of record only with respect to such Security Agreement Collateral subject to such partial release. Upon any such termination, Collateral Agent shall, at the Pledgors’ expense, execute and deliver to the Pledgors such documents, and take such other actions, as the Pledgors reasonably request to evidence such termination.

Notwithstanding anything to the contrary contained herein, in connection with Section 9.10 of the Credit Agreement, Collateral Agent and the other Secured Parties agree to cooperate with each Pledgor with respect to any sale of Security Agreement Collateral permitted by Section 7.05 of the Credit Agreement and under the other Loan Documents and promptly take such action and execute and deliver such instruments and documents necessary to release the Liens and security interests created hereby relating to any of the assets or property affected by any sale of Security Agreement Collateral permitted by Section 7.05 of the Credit Agreement and under the other Loan Documents (including, without limitation, any necessary Uniform Commercial Code amendment, termination or partial termination statement).

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SECTION 7.07. Modification in Writing . No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 7.08. Notices . Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to any Pledgor, addressed to it at the address of the Company set forth in the Credit Agreement, and if to Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.08 .

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process . (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT, IN ACCORDANCE WITH CHOICE-OF-LAW PRINCIPLES, THAT THE PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES HEREUNDER IN RESPECT OF ANY ITEM OR TYPE OF SECURITY AGREEMENT COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(c) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.09(b) . Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.08 . Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10. WAIVER OF JURY TRIAL . EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10 .

SECTION 7.11. Severability of Provisions . Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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SECTION 7.12. Execution in Counterparts . This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 7.13. Business Days . In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 7.14. No Credit for Payment of Taxes or Imposition . Each Pledgor shall not be entitled to any credit against the principal, premium (if any), or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums that may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Security Agreement Collateral or any part thereof.

SECTION 7.15. No Claims Against Collateral Agent . Nothing contained in this Agreement shall constitute any consent or request by Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Security Agreement Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 7.16. No Release Under Agreements; No Liability of Collateral Agent or Secured Parties . Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Security Agreement Collateral, or from any liability to any Person under or in respect of any of the Security Agreement Collateral, or shall impose any obligation on Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed, or shall impose any liability on Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any Secured Hedge Agreement or Secured Cash Management Agreement, any representation or warranty on the part of the Pledgor contained in this Agreement, the Credit Agreement, the Guaranties or the other Loan Documents, or under or in respect of the Security Agreement Collateral or made in connection herewith or therewith. The obligations of the Pledgor contained in this Section 7.16 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement, the Credit Agreement, any Guaranty, any Secured Hedge Agreement, any Secured Cash Management Agreement and the other Loan Documents.

SECTION 7.17. Obligations Absolute . Subject to Section 9.10 of the Credit Agreement, all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor or any other Loan Party;

(b) any lack of validity or enforceability of the Credit Agreement, any Guaranty, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Guaranty any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or nonperfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any Guaranty, for all or any of the Secured Obligations, except to the extent that any such amendment, waiver or consent expressly relieves such Pledgor of any obligations;

(e) any exercise, nonexercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Guaranty, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 5.03 ; or

(f) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Pledgor.

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SECTION 7.18. Marshaling; Payments Set Aside . Collateral Agent shall not be under any obligation to marshal any assets in favor of any Pledgor or any other Person or against or in payment of any or all of the Secured Obligations.

SECTION 7.19. Release of Pledgors . If any Pledgor is released from its Guaranty in accordance with the provisions of the Credit Agreement and of such Guaranty, then Collateral Agent shall (at the expense of the Borrowers) take all action necessary to release its security interest in that portion of the Security Agreement Collateral owned by such Pledgor, and shall release such Pledgor from its obligations hereunder (other than obligations intended to survive the termination hereof), in each case subject to and in accordance with Section 9.10 of the Credit Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Pledgors and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

HERBALIFE INTERNATIONAL, INC., a Nevada corporation, as a Pledgor
By:
Name:
Title:

HERBALIFE INTERNATIONAL OF AMERICA, INC., a Nevada corporation, as a Pledgor
By:
Name:
Title:

HERBALIFE INTERNATIONAL COMMUNICATIONS, INC., a California corporation, as a Pledgor
By:
Name:
Title:

Security Agreement

HERBALIFE TAIWAN, INC., a California corporation, as a Pledgor
By:
Name:
Title:

HERBALIFE INTERNATIONAL DO BRASIL, LTDA., a corporation dually organized in Brazil and Delaware, as a Pledgor
By:
Name:
Title:

HERBALIFE KOREA CO., LTD., a corporation dually organized in Korea and Delaware, as a Pledgor
By:
Name:
Title:

Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Security Agreement

EXHIBIT G-1

FORM OF COMPANY GUARANTY

[To be attached.]

EXHIBIT G-2

FORM OF HOLDINGS GUARANTY

[To be attached.]

EXHIBIT G-3

FORM OF HIL GUARANTY

[To be attached.]

EXHIBIT G-4

FORM OF DOMESTIC SUBSIDIARY GUARANTY

[To be attached.]

EXHIBIT G-5

FORM OF FOREIGN SUBSIDIARY GUARANTY

[To be attached.]

EXHIBIT G-__

[FORMS OF FOREIGN LAW GUARANTIES]

[To be attached.]

Forms of Guaranties

G-1

EXHIBIT G-1

COMPANY GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HERBALIFE LTD. (“ Holdings ”), HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L. (“ HIL ”) and any Designated Borrower (as hereinafter defined) by the Lenders under the Credit Agreement (as hereinafter defined), HERBALIFE INTERNATIONAL, INC. (the “ Company ”) as the undersigned Guarantor (in such capacity, the “ Guarantor ”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “ Guaranty ”) of the Guaranteed Obligations (as hereinafter defined) on the 9th day of March, 2011, as follows:

1. Guaranty . Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL (the Company, Holdings, HIL and any Subsidiary of the Company that becomes a borrower under the Credit Agreement (each such Subsidiary, a “ Designated Borrower ”) are herein referred to as the “ Borrowers ” and each, a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of Holdings and of HIL (collectively the “ Guaranteed Obligations ”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments . The Guarantor represents and warrants that it is organized and resident in the United States of America. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Guarantor is compelled by law to make such deduction or withholding. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or the Guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and at the times specified in the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender . The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4. Certain Waivers . (a) The Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of any Borrower; (ii) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (iv) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (v) until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “ principal ” include each of HIL and Holdings and references to the “ creditor ” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantor waives, until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, all rights and defenses (i) available to the Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent . The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation . The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement . This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantor or any other guarantor of the Guaranteed Obligations is made, or any Secured Party exercises its right of setoff in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

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8. Subordination . The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Required Lenders so request in writing after the occurrence and during the continuance of an Event of Default (provided that no such request shall be required after the occurrence or during the continuance of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement), any such obligation or indebtedness of the Borrowers to the Guarantor shall be enforced and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of the guaranty contained herein.

9. Stay of Acceleration . In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

10. Expenses . The Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous . No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

12. Condition of Borrowers . The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantor requires, and that the Secured Parties have no duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor of the Guaranteed Obligations (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff . If and to the extent any payment is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured.

14. Representations and Warranties . The Guarantor represents and warrants that (a) it is duly organized and, if applicable, is in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction) and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and does not and will not result in the breach of or contravention of or require any payment to be made under any Contractual Obligation to which the Guarantor is a party or affecting the Guarantor’s properties except for violations and breaches that could not reasonably be expected to result in a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect, except consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

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15. Indemnification and Survival . Without limitation on any other obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document, any Secured Hedge Agreement or Secured Cash Management Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, (x) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (b) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

16. GOVERNING LAW; Assignment; Jurisdiction; Notices . THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement against the Guarantor or its properties in the courts of any jurisdiction. The Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in any court referred to above and the Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. All notices and other communications (including any service of process) to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

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17. WAIVER OF JURY TRIAL; FINAL AGREEMENT . EACH OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY SECURED HEDGE AGREEMENT OR ANY SECURED CASH MANAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, THE SECURED HEDGE AGREEMENTS AND THE SECURED CASH MANAGEMENT AGREEMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. Severability . Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, the Guarantor, automatically and without any further action being required of the Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Guarantor’s “ Maximum Guaranty Amount ”), and not for any greater amount, as if the stated amount of this Guaranty as to the Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Guarantor under this Guaranty shall not be rendered voidable under applicable law.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Law).

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the day and year first written above.

HERBALIFE INTERNATIONAL, INC.
By:
Name:
Title:

Address:

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EXHIBIT G-2

HOLDINGS GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HERBALIFE INTERNATIONAL, INC. (the “ Company ”), HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L. (“ HIL ”) and any Designated Borrower (as hereinafter defined) by the Lenders under the Credit Agreement (as hereinafter defined), HERBALIFE LTD. (“ Holdings ”) as the undersigned Guarantor (in such capacity, the “ Guarantor ”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “ Guaranty ”) of the Guaranteed Obligations (as hereinafter defined) on the 9th day of March, 2011, as follows:

1. Guaranty . Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL (the Company, Holdings, HIL and any Subsidiary of the Company that becomes a borrower under the Credit Agreement (each such Subsidiary, a “ Designated Borrower ”) are herein referred to as the “ Borrowers ” and each, a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of the Company and of HIL (collectively the “ Guaranteed Obligations ”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments . The Guarantor represents and warrants that it is incorporated and resident in the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction). The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Guarantor is compelled by law to make such deduction or withholding. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or the Guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and at the times specified in the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender . The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4. Certain Waivers . (a) The Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of any Borrower; (ii) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (iv) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (v) until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “ principal ” include each of HIL and Holdings and references to the “ creditor ” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantor waives, until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, all rights and defenses (i) available to the Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent . The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation . The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement . This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantor or any other guarantor of the Guaranteed Obligations is made, or any Secured Party exercises its right of setoff in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

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8. Subordination . The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Required Lenders so request in writing after the occurrence and during the continuance of an Event of Default (provided that no such request shall be required after the occurrence or during the continuance of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement), any such obligation or indebtedness of the Borrowers to the Guarantor shall be enforced and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of the guaranty contained herein.

9. Stay of Acceleration . In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

10. Expenses . The Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous . No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

12. Condition of Borrowers . The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantor requires, and that the Secured Parties have no duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor of the Guaranteed Obligations (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff . If and to the extent any payment is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured.

14. Representations and Warranties . The Guarantor represents and warrants that (a) it is duly incorporated and, if applicable, is in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction) and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and does not and will not result in the breach of or contravention of or require any payment to be made under any Contractual Obligation to which the Guarantor is a party or affecting the Guarantor’s properties except for violations and breaches that could not reasonably be expected to result in a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect, except (i) notices, filings and the payment of appropriate stamp or other duties in connection with the enforcement of this Guaranty against any Foreign Obligor, if applicable, in their jurisdiction of incorporation or organization and (ii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

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15. Indemnification and Survival . Without limitation on any other obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document, any Secured Hedge Agreement or Secured Cash Management Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, (x) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (b) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

16. GOVERNING LAW; Assignment; Jurisdiction; Notices . THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement against the Guarantor or its properties in the courts of any jurisdiction. The Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in any court referred to above and the Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. All notices and other communications (including any service of process) to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

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17. WAIVER OF JURY TRIAL; FINAL AGREEMENT . EACH OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY SECURED HEDGE AGREEMENT OR ANY SECURED CASH MANAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, THE SECURED HEDGE AGREEMENTS AND THE SECURED CASH MANAGEMENT AGREEMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. Severability . Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, the Guarantor, automatically and without any further action being required of the Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Guarantor’s “ Maximum Guaranty Amount ”), and not for any greater amount, as if the stated amount of this Guaranty as to the Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Guarantor under this Guaranty shall not be rendered voidable under applicable law.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Law).

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the day and year first written above.

HERBALIFE LTD.
By:
Name:
Title:

Address:

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EXHIBIT G-3

HIL GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HERBALIFE INTERNATIONAL, INC. (the “ Company ”), HERBALIFE LTD. (“ Holdings ”) and any Designated Borrower (as hereinafter defined) by the Lenders under the Credit Agreement (as hereinafter defined), HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L. (“ HIL ”) as the undersigned Guarantor (in such capacity, the “ Guarantor ”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “ Guaranty ”) of the Guaranteed Obligations (as hereinafter defined) on the 9th day of March, 2011, as follows:

1. Guaranty . Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL (the Company, Holdings, HIL and any Subsidiary of the Company that becomes a borrower under the Credit Agreement (each such Subsidiary, a “ Designated Borrower ”) are herein referred to as the “ Borrowers ” and each, a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations of the Company and of Holdings (collectively the “ Guaranteed Obligations ”); provided , notwithstanding anything to the contrary contained in this Guaranty, that the maximum amount payable by any Guarantor which is organized under the laws of the Grand-Duchy of Luxembourg under this Guaranty shall be limited, at any time, to an aggregate amount (without duplication) not exceeding the greater sum of (i) ninety-five percent (95%) of such Luxembourg Guarantor’s net assets (“capitaux propres”) determined in accordance with article 34 of the Luxembourg law of 19 December 2002 on the register of Commerce and Companies, on accounting and on annual accounts of the companies, as shown on the latest financial statements (“comptes annuels”) available at the date of this Guaranty and approved by the shareholders of the applicable Guarantor and certified by the statutory or the independent auditor, as the case may be, (ii) ninety-five percent (95%) of such Luxembourg Guarantor’s net assets (“capitaux propres”) determined in accordance with article 34 of the Luxembourg law of 19 December 2002 on the register of Commerce and Companies, on accounting and on annual accounts of the companies, as shown on the latest financial statements (“comptes annuels”) available at the date of the relevant payment hereunder and approved by the shareholders of the applicable Guarantor and certified by the statutory or the independent auditor, as the case may be. No Guaranteed Obligations will extend to include any obligation or liability and no security granted by a Luxembourg Guarantor will secure any Guaranteed Obligations, in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (“abus des biens sociaux”) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended. The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments . The Guarantor represents and warrants that it is organized and resident in the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction). The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless the Guarantor is compelled by law to make such deduction or withholding. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or the Guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and at the times specified in the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender . The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4. Certain Waivers . (a) The Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of any Borrower; (ii) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (iv) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (v) until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “ principal ” include each of HIL and Holdings and references to the “ creditor ” include each Secured Party. In accordance with Section 2856 of the California Civil Code, the Guarantor waives, until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, all rights and defenses (i) available to the Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses the Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed the Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent . The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.

6. Subrogation . The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

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7. Termination; Reinstatement . This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantor or any other guarantor of the Guaranteed Obligations is made, or any Secured Party exercises its right of setoff in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

8. Subordination . The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Required Lenders so request in writing after the occurrence and during the continuance of an Event of Default (provided that no such request shall be required after the occurrence or during the continuance of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement), any such obligation or indebtedness of the Borrowers to the Guarantor shall be enforced and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of the guaranty contained herein.

9. Stay of Acceleration . In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

10. Expenses . The Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous . No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

12. Condition of Borrowers . The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantor requires, and that the Secured Parties have no duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor of the Guaranteed Obligations (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff . If and to the extent any payment is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured.

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14. Representations and Warranties . The Guarantor represents and warrants that (a) it is duly organized and, if applicable, is in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction) and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the Foreign Obligor Enforceability Exceptions, if applicable; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and does not and will not result in the breach of or contravention of or require any payment to be made under any Contractual Obligation to which the Guarantor is a party or affecting the Guarantor’s properties except for violations and breaches that could not reasonably be expected to result in a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect, except (i) notices, filings and the payment of appropriate stamp or other duties in connection with the enforcement of this Guaranty against any Foreign Obligor, if applicable, in their jurisdiction of organization and (ii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

15. Indemnification and Survival . Without limitation on any other obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document, any Secured Hedge Agreement or Secured Cash Management Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, (x) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (b) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

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16. GOVERNING LAW; Assignment; Jurisdiction; Notices . THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. The Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and the Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement against the Guarantor or its properties in the courts of any jurisdiction. The Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in any court referred to above and the Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. All notices and other communications (including any service of process) to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT . EACH OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY SECURED HEDGE AGREEMENT OR ANY SECURED CASH MANAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, THE SECURED HEDGE AGREEMENTS AND THE SECURED CASH MANAGEMENT AGREEMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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18. Severability . Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, the Guarantor, automatically and without any further action being required of the Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Guarantor’s “ Maximum Guaranty Amount ”), and not for any greater amount, as if the stated amount of this Guaranty as to the Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Guarantor under this Guaranty shall not be rendered voidable under applicable law.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Law).

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the day and year first written above.

HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L.
By:
Name:
Title:

Address:

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EXHIBIT G-4

DOMESTIC SUBSIDIARY GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HERBALIFE INTERNATIONAL, INC. (the “ Company ”), HERBALIFE LTD. (“ Holdings ”), HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L. (“ HIL ”) and any Designated Borrower (as hereinafter defined) by the Lenders under the Credit Agreement (as hereinafter defined), each of the undersigned Guarantors (each, in such capacity, a “ Guarantor ” and collectively, the “ Guarantors ”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “ Guaranty ”) of the Guaranteed Obligations (as hereinafter defined) on the 9th day of March, 2011, as follows:

1. Guaranty . Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL (the Company, Holdings, HIL and any Subsidiary of the Company that becomes a borrower under the Credit Agreement (each such Subsidiary, a “ Designated Borrower ”) are herein referred to as the “ Borrowers ” and each, a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. The Guarantors hereby absolutely and unconditionally (except to the extent otherwise limited in accordance with applicable requirements of Law (including, in the case of Herbalife International Do Brasil Ltda., in connection with any required central bank approval for cash to be sent out of Brazil) or in any other guaranty required by applicable requirements of Law), jointly and severally, guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations (collectively the “ Guaranteed Obligations ”). The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments . Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless such Guarantor is compelled by law to make such deduction or withholding. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or any Guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and at the times specified in the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender . Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

4. Certain Waivers . (a) Each Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of any Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (v) until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “ principal ” include each of HIL and Holdings and references to the “ creditor ” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Guarantor waives, until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, all rights and defenses (i) available to such Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, to any other Guarantor or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in any case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed such Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent . The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not any Borrower, any other Guarantor or any other Person is joined as a party.

6. Subrogation . No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement . This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor or any other guarantor of the Guaranteed Obligations is made, or any Secured Party exercises its right of setoff in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

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8. Subordination . Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers or any other Guarantor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Required Lenders so request in writing after the occurrence and during the continuance of an Event of Default (provided that no such request shall be required after the occurrence or during the continuance of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement), any such obligation or indebtedness of the Borrowers to any Guarantor shall be enforced and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantors under the other provisions of the guaranty contained herein.

9. Stay of Acceleration . In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

10. Expenses . The Guarantors shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantors under this paragraph are joint and several and shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous . No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Secured Parties or any term or provision thereof.

12. Condition of Borrowers . Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower, each other Guarantor and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower, such other Guarantor and any such other guarantor as such Guarantor requires, and that the Secured Parties have no duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower, any other Guarantor or any other guarantor of the Guaranteed Obligations (the Guarantors waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff . If and to the extent any payment is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured.

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14. Representations and Warranties . Each Guarantor represents and warrants that (a) it is duly organized and, if applicable and except prior to the satisfaction of the covenant set forth in Section 6.16 of the Credit Agreement in the case of Herbalife Taiwan, is in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction) and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and does not and will not result in the breach of or contravention of or require any payment to be made under any Contractual Obligation to which such Guarantor is a party or affecting such Guarantor’s properties except for violations and breaches that could not reasonably be expected to result in a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect, except consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

15. Indemnification and Survival . Without limitation on any other obligations of the Guarantors or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document, any Secured Hedge Agreement or Secured Cash Management Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, (x) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (b) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Guarantors under this paragraph are joint and several and shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

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16. GOVERNING LAW; Assignment; Jurisdiction; Notices . THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. Each Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and each Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement against such Guarantor or its properties in the courts of any jurisdiction. Each Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in any court referred to above and each Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. All notices and other communications (including any service of process) to the Guarantors under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to each Guarantor at its address set forth below or at such other address in the United States as may be specified by the applicable Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT . EACH GUARANTOR AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY SECURED HEDGE AGREEMENT OR ANY SECURED CASH MANAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, THE SECURED HEDGE AGREEMENTS AND THE SECURED CASH MANAGEMENT AGREEMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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18. Severability . Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “ Affected Guarantor ”), automatically and without any further action being required of the Affected Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Affected Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Affected Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Affected Guarantor’s “ Maximum Guaranty Amount ”), and not for any greater amount, as if the stated amount of this Guaranty as to the Affected Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Affected Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Affected Guarantor under this Guaranty shall not be rendered voidable under applicable law. Without limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount for the Affected Guarantor pursuant to the provisions of the second preceding sentence of this Section shall not in any manner reduce or otherwise affect the obligations of any other guarantors of any of the Guaranteed Obligations.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantors in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the applicable Guarantor in the Agreement Currency, the applicable Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the applicable Guarantor (or to any other Person who may be entitled thereto under applicable Law).

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IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the day and year first written above.

HERBALIFE INTERNATIONAL OF AMERICA, INC.
By:
Name:
Title:

Address:

HERBALIFE INTERNATIONAL COMMUNICATIONS, INC.
By:
Name:
Title:

Address:

HERBALIFE INTERNATIONAL DO BRASIL LTDA
By:
Name:
Title:

Address:

HERBALIFE KOREA CO., LTD.
By:
Name:
Title:

Address:

HERBALIFE TAIWAN, INC.
By:
Name:
Title:

Address:

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EXHIBIT G-5

FOREIGN SUBSIDIARY GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HERBALIFE INTERNATIONAL, INC. (the “ Company ”), HERBALIFE LTD. (“ Holdings ”), HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L. (“ HIL ”) and any Designated Borrower (as hereinafter defined) by the Lenders under the Credit Agreement (as hereinafter defined), each of the undersigned Guarantors, WH Intermediate Holdings Ltd. and WH Luxembourg Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand-Duchy of Luxembourg, with its registered office at 18, boulevard Royal L-2449 Luxembourg, Grand-Duchy of Luxembourg, having a share capital of EUR 25,000 and registered with the Luxembourg Register of Commerce and Companies under number B 880.06 (each, in such capacity, a “ Guarantor ” and collectively, the “ Guarantors ”) hereby furnishes its guaranty (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “ Guaranty ”) of the Guaranteed Obligations (as hereinafter defined) on the 9th day of March, 2011, as follows:

1. Guaranty . Reference is made to that certain Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ;” the terms defined therein being used herein as therein defined), among the Company, Holdings, HIL (the Company, Holdings, HIL and any Subsidiary of the Company that becomes a borrower under the Credit Agreement (each such Subsidiary, a “ Designated Borrower ”) are herein referred to as the “ Borrowers ” and each, a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. The Guarantors hereby absolutely and unconditionally, jointly and severally, guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations (collectively the “ Guaranteed Obligations ”); provided , notwithstanding anything to the contrary contained in this Guaranty, that the maximum amount payable by any Guarantor which is organized under the laws of the Grand-Duchy of Luxembourg under this Guaranty shall be limited, at any time, to an aggregate amount (without duplication) not exceeding the greater sum of (i) ninety-five percent (95%) of such Luxembourg Guarantor’s net assets (“capitaux propres”) determined in accordance with article 34 of the Luxembourg law of 19 December 2002 on the register of Commerce and Companies, on accounting and on annual accounts of the companies, as shown on the latest financial statements (“comptes annuels”) available at the date of this Guaranty and approved by the shareholders of the applicable Guarantor and certified by the statutory or the independent auditor, as the case may be, (ii) ninety-five percent (95%) of such Luxembourg Guarantor’s net assets (“capitaux propres”) determined in accordance with article 34 of the Luxembourg law of 19 December 2002 on the register of Commerce and Companies, on accounting and on annual accounts of the companies, as shown on the latest financial statements (“comptes annuels”) available at the date of the relevant payment hereunder and approved by the shareholders of the applicable Guarantor and certified by the statutory or the independent auditor, as the case may be. No Guaranteed Obligations will extend to include any obligation or liability and no security granted by a Luxembourg Guarantor will secure any Guaranteed Obligations, in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (“abus des biens sociaux”) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended. The accounts or records maintained by the Administrative Agent and each other Secured Party shall be conclusive absent manifest error of the amount of the Guaranteed Obligations. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Guarantor hereunder to pay any amount owing with respect to the Guaranteed Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments . Each Guarantor represents and warrants that it is incorporated or organized and resident in the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction). Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes unless such Guarantor is compelled by law to make such deduction or withholding. The obligations hereunder shall not be affected by any acts of any Governmental Authority affecting any Borrower or any Guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located. All payments hereunder shall be made to the Administrative Agent, for the account of the respective Secured Parties to which such payment is owed, in the applicable currency at the applicable Administrative Agent’s Office and at the times specified in the Credit Agreement (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank as specified in the applicable Secured Cash Management Agreement or Secured Hedge Agreement).

3. Rights of Lender . Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

4. Certain Waivers . (a) Each Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of any Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (v) until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

For purposes of this paragraph only, references to the “ principal ” include each of HIL and Holdings and references to the “ creditor ” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Guarantor waives, until the payment in full of the Guaranteed Obligations and termination of the Commitments made under the Credit Agreement, all rights and defenses (i) available to such Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, to any other Guarantor or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in any case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed such Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

5. Obligations Independent . The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not any Borrower, any other Guarantor or any other Person is joined as a party.

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6. Subrogation . No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or in the case of obligations arising under any Secured Cash Management Agreement or Secured Hedge Agreement, to the applicable Cash Management Bank or Hedge Bank) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Termination; Reinstatement . This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders or other Secured Parties with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor or any other guarantor of the Guaranteed Obligations is made, or any Secured Party exercises its right of setoff in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

8. Subordination . Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers or any other Guarantor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Required Lenders so request in writing after the occurrence and during the continuance of an Event of Default (provided that no such request shall be required after the occurrence or during the continuance of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement), any such obligation or indebtedness of the Borrowers to any Guarantor shall be enforced and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantors under the other provisions of the guaranty contained herein.

9. Stay of Acceleration . In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

10. Expenses . The Guarantors shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the, protection or enforcement of any rights of any Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantors under this paragraph are joint and several and shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11. Miscellaneous . No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Secured Parties or any term or provision thereof.

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12. Condition of Borrowers . Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower, each other Guarantor and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of such Borrower, such other Guarantor and any such other guarantor as such Guarantor requires, and that the Secured Parties have no duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower, any other Guarantor or any other guarantor of the Guaranteed Obligations (the Guarantors waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

13. Setoff . If and to the extent any payment is then due hereunder and an Event of Default has occurred and is continuing, the Secured Parties may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with each such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured.

14. Representations and Warranties . Each Guarantor represents and warrants that (a) it is duly incorporated or organized and, if applicable and except prior to the satisfaction of the covenant set forth in Section 6.16 of the Credit Agreement in the case of Herbalife Taiwan, is in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the laws of the relevant jurisdiction) and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the Foreign Obligor Enforceability Exceptions, if applicable; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and does not and will not result in the breach of or contravention of or require any payment to be made under any Contractual Obligation to which such Guarantor is a party or affecting such Guarantor’s properties except for violations and breaches that could not reasonably be expected to result in a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect, except (i) notices, filings and the payment of appropriate stamp or other duties in connection with the enforcement of this Guaranty against any Foreign Obligor, if applicable, in their jurisdiction of incorporation or organization and (ii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

15. Indemnification and Survival . Without limitation on any other obligations of the Guarantors or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Secured Parties, and each Related Party of any of the Secured Parties (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document, any Secured Hedge Agreement or Secured Cash Management Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, (x) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents (including in respect of any matters addressed in Section 2) or (y) in the case of the Hedge Banks and Cash Management Banks and their respective Related Parties only, the administration of the Secured Hedge Agreement and Secured Cash Management Agreements to which they are a party, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (b) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Guarantors under this paragraph are joint and several and shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

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16. GOVERNING LAW; Assignment; Jurisdiction; Notices . THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their respective successors and assigns and any Secured Party may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, in accordance with the Credit Agreement. Each Guarantor hereby irrevocably submits to the non exclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document for recognition or enforcement of any judgment, and each Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement against such Guarantor or its properties in the courts of any jurisdiction. Each Guarantor hereby waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in any court referred to above and each Guarantor hereby waives any defense asserting an inconvenient forum in connection therewith. Service of process in connection with such action or proceeding shall be made in the manner provided for notices below. All notices and other communications (including any service of process) to the Guarantors under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to each Guarantor at its address set forth below or at such other address in the United States as may be specified by the applicable Guarantor in a written notice delivered to the Administrative Agent at the Administrative Agent’s Office.

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT . EACH GUARANTOR AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY SECURED HEDGE AGREEMENT OR ANY SECURED CASH MANAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, THE SECURED HEDGE AGREEMENTS AND THE SECURED CASH MANAGEMENT AGREEMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5

18. Severability . Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty. Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “ Affected Guarantor ”), automatically and without any further action being required of the Affected Guarantor or any Secured Party, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Affected Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Affected Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being the Affected Guarantor’s “ Maximum Guaranty Amount ”), and not for any greater amount, as if the stated amount of this Guaranty as to the Affected Guarantor had instead been the Maximum Guaranty Amount. This Section is intended solely to preserve the rights of the Secured Parties under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither the Affected Guarantor nor any other Person shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of the Affected Guarantor under this Guaranty shall not be rendered voidable under applicable law. Without limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount for the Affected Guarantor pursuant to the provisions of the second preceding sentence of this Section shall not in any manner reduce or otherwise affect the obligations of any other guarantors of any of the Guaranteed Obligations.

19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantors in respect of any such sum due from it to the Administrative Agent or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than that in which such sum is denominated in accordance with the applicable provisions of the Guaranty and the Credit Agreement (the “ Agreement Currency ”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Secured Party from the applicable Guarantor in the Agreement Currency, the applicable Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to the applicable Guarantor (or to any other Person who may be entitled thereto under applicable Law).

6

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the day and year first written above.

WH INTERMEDIATE HOLDINGS LTD.
By:
Name:
Title:

Address:

WH LUXEMBOURG HOLDINGS S.Á.R.L.
By:
Name:
Title:

Address:

7

EXHIBIT H

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:                      ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ”), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.á.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”, and collectively with the Company, Holdings and the Designated Borrowers from time to time party thereto, the “ Borrowers ” and, each a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                           (the “ Designated Borrower ”) and each Borrower hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of Holdings.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                      .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

Form of Designated Borrower Request and Assumption Agreement

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Form of Designated Borrower Request and Assumption Agreement

H-1

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Title:

HERBALIFE LTD., as a Borrower
By:
Title:

HERBALIFE INTERNATIONAL, INC., as a Borrower
By:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.Á.R.L., as a Borrower
By:
Title:

Form of Designated Borrower Request and Assumption Agreement

H-2

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date:                      ,

To:	Herbalife International, Inc., Herbalife Ltd. and Herbalife International Luxembourg S.á.r.l.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Credit Agreement ”), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.á.r.l., a Luxembourg private limited liability company, having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (“ HIL ”, and collectively with the Company, Holdings and the Designated Borrowers from time to time party thereto, the “ Borrowers ” and, each a “ Borrower ”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                           ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:

Title:

Form of Designated Borrower Notice

I-1

EXHIBIT J-1

FORM OF OPINION OF GIBSON, DUNN & CRUTCHER

[To be attached.]

EXHIBIT J-2

FORM OF OPINION OF MAPLES AND CALDER

[To be attached.]

EXHIBIT J-3

FORM OF OPINION OF ARENDT & MEDERNACH

[To be attached.]

EXHIBIT J-4

FORM OF OPINION OF BROWNSTEIN HYATT FARBER SCHRECK LLP

[To be attached.]

Opinion Matters

J-1

Exhibit J-1

Client: 38208-00016

March 9, 2011

The Lenders listed on Schedule I hereto
and the Agent party to the
Credit Agreement referred to below
(collectively, the “ Lender Parties ”)
c/o Bank of America, N.A.
as Agent

Re:	Herbalife International, Inc. — Credit Agreement

dated as of March 9, 2011

Ladies and Gentlemen:

We have acted as counsel to Herbalife International, Inc., a Nevada corporation (the “ Domestic Borrower ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (the “ Cayman Borrower ”), and Herbalife International Luxembourg S.á.r.L., a Luxembourg private limited liability company having its registered office at 18, boulevard Royal, L-2449 Luxembourg, having a share capital of EUR 25,000, registered with the Luxembourg trade and companies register under number B 88.006 (the “ Luxembourg Borrower ”), in connection with the Credit Agreement dated as of March 9, 2011 (the “ Credit Agreement ”) among the Domestic Borrower, the Cayman Borrower, the Luxembourg Borrower, the lenders party thereto (the “ Lenders ”), and Bank of America, N.A., as Administrative Agent (in such capacity, or in its capacity as collateral agent, as appropriate, the “ Agent ”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

In rendering this opinion, we have examined the originals, or copies, certified or otherwise identified to our satisfaction as being true copies, of the following documents and instruments:

(i) the Credit Agreement, including the Exhibits and Schedules thereto;

(ii) the Company Guaranty dated as of March 9, 2011 (the “ Company Guaranty ”) executed by the Domestic Borrower in favor of the Lenders and the other Secured Parties;

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

(iii) the Holdings Guaranty dated as of March 9, 2011 (the “ Holdings Guaranty ”) executed by the Cayman Borrower in favor of the Lenders and the other Secured Parties;

(iv) the HIL Guaranty dated as of March 9, 2011 (the “ HIL Guaranty ”) executed by the Luxembourg Borrower in favor of the Lenders and the other Secured Parties;

(v) the Domestic Subsidiary Guaranty dated as of March 9, 2011 (the “ Domestic Subsidiary Guaranty ”) executed by Herbalife International of America, Inc., a Nevada corporation (the “ HIAI ”), Herbalife International Communications, Inc., a California corporation (“ HICI ”), Herbalife International Do Brasil Ltda, a corporation dually organized under the laws of Brazil and Delaware (“ Herbalife Brazil ”), Herbalife Korea Co., Ltd., a corporation dually organized under the laws of Korea and Delaware (“ Herbalife Korea ”), and Herbalife Taiwan, Inc., a California corporation (“ Herbalife Taiwan ”; and, together with HIAI, HICI, Herbalife Brazil and Herbalife Korea, the “ Domestic Subsidiary Guarantors ”; and, the Domestic Subsidiary Guarantors, together with the Domestic Borrower, are referred to herein collectively as the “ Collateral Grantors ”), in favor of the Lenders and the other Secured Parties;

(vi) the Foreign Subsidiary Guaranty dated as of March 9, 2011 (the “ Foreign Subsidiary Guaranty ”) executed by WH Intermediate Holdings Ltd., a Cayman Islands exempted company with limited liability (“ WH Intermediate ”), and WH Luxembourg Holdings S.á.r.L., a Luxembourg private limited liability company (“ WH Luxembourg ”; and together with WH Intermediate, the “ Foreign Subsidiary Guarantors ”), in favor of the Lenders and the other Secured Parties;

(vii) the Security Agreement dated as of March 9, 2011 (the “ Security Agreement ”) among the Collateral Grantors and the Agent;

(viii) the Fee Letter dated as of March 9, 2011 (the “ Fee Letter ”) among the Domestic Borrower, the Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated; and

(ix) the financing statements on Form UCC1 naming each Collateral Grantor listed on Schedule II hereto, as a debtor, and the Agent, as secured party, to be filed in the governmental offices listed on Schedule II hereto (each, a “ Financing Statement ”).

The Credit Agreement, the Company Guaranty, the Holdings Guaranty, the HIL Guaranty, the Domestic Subsidiary Guaranty, the Foreign Subsidiary Guaranty and the Security Agreement are referred to herein collectively as the “ Financing Documents .” The Financing Documents, other than the Fee Letter, are referred to herein as the “ Designated Financing Documents .” The Domestic Borrower, the Cayman Borrower, the Luxembourg Borrower, the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors are referred to herein collectively as the “ Obligors .” The “ Specified Obligors ” means, collectively, HICI, Herbalife Brazil and Herbalife Korea. Each Collateral Grantor’s right, title and interest in the personal property collateral described in the Security Agreement is referred to herein collectively as its “ UCC Collateral .” The Uniform Commercial Code as enacted and in effect in the States of New York, Delaware and California are referred to herein, respectively, as the “ New York UCC ,” the “ Delaware UCC ,” and the “ California UCC .” The States of Delaware and California are referred to herein as the “ Perfection States ,” and the New York UCC, the Delaware UCC and the California UCC are each referred to herein as a “ UCC .” All references to sections or other subparts of the New York UCC include references to the equivalent provisions of the Delaware UCC and the California UCC, unless the context otherwise requires. All terms defined in the New York UCC are used herein as defined therein.

We have assumed without independent investigation that:

(a) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Specified Obligors) were duly authorized to do so; the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

(b) Each Obligor (other than the Specified Obligors) is a validly existing corporation or other entity in good standing under the laws of its jurisdiction of formation and has all requisite power to execute and deliver each of the Financing Documents to which it is a party and to perform its obligations thereunder; the execution and delivery of such Financing Documents by such Obligor and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action; such Financing Documents have been duly executed and delivered by each such Obligor; and except as specifically addressed in our opinions in Paragraphs 4(i)(B) and 5 below, do not violate any law, regulation, order, judgment or decree applicable to such Obligor;

(c) There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder;

(d) To the extent that the ability of the Agent to enforce remedies under the Financing Documents in respect of UCC Collateral comprised of inventory may be affected thereby, each Collateral Grantor is in compliance with the Fair Labor Standards Act ( see Citicorp Industrial Credit, Inc. v. Brock , 483 U.S. 27, 107 S.Ct. 2694 (1987)); and

(e) Each Collateral Grantor has, and will have at all times relevant to this opinion, rights in the UCC Collateral within the meaning of Section 9-203(b)(2) of the New York UCC.

We understand that you have received the legal opinions of local counsel in each jurisdiction in which an Obligor (other than the Specified Obligors) is incorporated or otherwise organized, including, without limitation, Nevada, Cayman Islands and Luxembourg counsel, as to certain of the matters referred to in clauses (a) and (b) above relating to such Obligors.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Obligors in the Financing Documents, certificates of officers of the Obligors, copies of which are attached hereto (collectively, the “ Officers’ Certificate ”), or certificates obtained from public officials and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. Each Specified Obligor is a validly existing corporation in good standing under the laws of its state of incorporation and has all requisite corporate power to execute and deliver the Financing Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by each Specified Obligor of the Financing Documents to which it is a party, and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action. Each Financing Document has been duly executed and delivered by each Specified Obligor party thereto.

3. Each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against it in accordance with its terms.

4. The execution and delivery by each Obligor of the Financing Documents to which it is a party, and the performance of its obligations thereunder, do not:

(i) violate (A) the certificate or articles of incorporation or bylaws of any Specified Obligor or (B) based solely upon review of the orders, judgments or decrees identified to us in the Officers’ Certificate as constituting all orders, judgments or decrees that could reasonably be expected to restrict the ability of the Obligors to consummate the transactions contemplated by the Financing Documents, which are listed on Schedule III hereto (each, a “ Governmental Order ”), any Governmental Order, or

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

(ii) based solely upon review of the documents filed as exhibits to the Cayman Borrower’s periodic reports under the Securities Exchange Act of 1934, as amended (the “ 1934 Act ”) (each, a “ Material Contract ”) result in a material breach of or default under any Material Contract.

5. The execution and delivery by each Obligor of the Financing Documents to which it is a party, and the performance of its obligations thereunder, do not (i) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents or (ii) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Delaware under the Delaware General Corporation Law, except in each case for filings required for the perfection of Liens.

6. No Obligor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7. Each Collateral Grantor has granted a valid security interest (the “ Security Interest ”) in favor of the Agent, for the benefit of the secured parties, in the UCC Collateral described in the Security Agreement, securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the New York UCC. Upon the filing of the Financing Statements with the governmental offices indicated on Schedule II , the Security Interest in the UCC Collateral of each Collateral Grantor listed on Schedule II will be perfected to the extent security interests therein can be perfected by the filing of UCC1 financing statements under Article 9 of the UCC of the relevant Perfection States.

8. Upon delivery to the Agent in the State of New York of the certificates described on Schedule IV hereto in accordance with the provisions of the Security Agreement (the “ Pledged Shares ”), the Security Interest of the Agent in the Pledged Shares will be perfected and will be prior in right to all other security interests therein created under Article 9 of the New York UCC.

9. The execution and delivery by each Obligor of the Financing Documents to which it is a party, and the performance of its obligations thereunder, do not result in a breach or violation of Regulation U or X of the Board of Governors of the Federal Reserve System. Regulation T of the Board of Governors of the Federal Reserve System (“ Regulation T ”) does not apply to any Lender that is not a “creditor” (as defined in Regulation T). Regulation T defines “creditor” as any broker or dealer (as defined in sections 3(a)(4) and 3(a)(5) of the 1934 Act), any member of a national securities exchange, or any person associated with a broker or dealer (as defined in section 3(a)(18) of the 1934 Act), except for business entities controlling or under common control with the creditor.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the State of New York, (ii) the United States of America, (iii) for purposes of Paragraphs 1, 2, 4(i)(A) and 5 above, the Delaware General Corporation Law, (iv) for purposes of our perfection opinion in Paragraph 7 above, the Delaware UCC, (v) for purposes of Paragraphs 1, 2, 4(i)(A) and our perfection opinion in Paragraph 7 above, the State of California. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware UCC as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in Paragraphs 1, 2, 4(i)(A), 5 and 7 above. In connection with the foregoing, we call to your attention that Herbalife Korea is dually organized under the laws of Korea and Delaware, that Herbalife Brazil is dually organized under the laws of the Brazil and Delaware, that we render no opinions herein with respect to the laws of Korea or Brazil and that the laws of Korea or Brazil may prescribe actions, in addition to those actions that are necessary under the Delaware General Corporations Law for Herbalife Brazil and Herbalife Korea duly to authorize, execute and deliver the Financing Documents to which it is a party. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the States of Delaware and California and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. Except as expressly set forth in Paragraphs 6 and 9 above, we express no opinion regarding the Securities Act of 1933, as amended (the “ 1933 Act ”), or any other federal or state securities laws or regulations.

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

B. Our opinions in Paragraphs 3, 7 and 8 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Financing Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in any Financing Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) any waiver of the right to jury trial; (vii) the effect on the enforceability of the Company Guaranty, the Holdings Guaranty, the HIL Guaranty or other Financing Documents against, or on the ability of a secured party to realize upon collateral security pledged or granted by, any Obligor or any other “surety” (which could include a co-borrower jointly liable for loans extended to another co-borrower, a hypothecator of property to secure obligations owed by another person or a common creditor that has subordinated obligations owing to it), of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Obligor or other surety; (viii) any provision purporting to establish evidentiary standards; (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; (x) (A) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee), or (B) the closing fees payable under the Fee Letter, to the extent they are considered to be fees for the “brokerage, soliciting, driving or procuring of a loan” and exceed 0.50% of the amount thereof in violation of New York General Obligations Law Section 5-531; (xi) in light of the decision in Official Comm. of Unsecured Creditors of Tousa, Inc. v. Citicorp N. Am., Inc. (In re Tousa, Inc.), 422 B.R. 783, 2009 Bankr. LEXIS 4355 (Bankr. S.D. Fla. 2009), any provision pursuant to which a guarantee, joint and several liability, lien or other security interest shall be valid and enforceable to the maximum extent that would not cause such guarantee, joint and several liability, lien or other security interest to be unenforceable as a fraudulent transfer or conveyance or otherwise under applicable law, or any similar “savings” provision; (xii) the availability of damages or other remedies not specified in the Financing Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses); or (xiii) any right of setoff to the extent asserted by a participant in the rights of a Lender under the Financing Documents. In addition, we advise you that some of the provisions of the Financing Documents may not be enforceable by a Lender acting individually (as opposed to the Lenders acting through the Agent).

D. We express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9-602 of the New York UCC or (ii) any provision in the Security Agreement (A) that may be deemed to permit the Agent or any other person to sell or otherwise foreclose upon any UCC Collateral, or to apply the proceeds thereof, except in compliance with the New York UCC, applicable laws of the United States and other applicable state and local laws, or (B) that may be deemed to impose on the Agent standards for the care of the UCC Collateral in the possession or control of the Agent that would violate Section 9-207 or 9-208 of the New York UCC or to render such standards inapplicable. Without limitation of clause (ii)(A), we express no opinion with respect to any provision to the extent that it authorizes the Agent or the Lenders to purchase UCC Collateral at a private sale, if such UCC Collateral is neither customarily sold in a recognized market nor the subject of widely distributed standard price quotations. We call to your attention that Sections 9-611, 9-612 and 9-613 of the New York UCC include requirements for notice in connection with a private sale or other disposition of UCC Collateral as well as a public sale, unless the UCC Collateral is perishable or threatens to decline speedily in value or is a type customarily sold in a recognized market. We further express no opinion as to any license contained in the Financing Documents to use patents, trademarks or copyrights in connection with an exercise of remedies against UCC Collateral.

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

E. Our opinion is subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). We call to your attention that under the provisions of the New York UCC certain third parties, such as buyers and lessees of goods in the ordinary course of business, licensees of general intangibles (including software) in the ordinary course of business, holders in due course of negotiable instruments, protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the UCC Collateral free of the security interests of the Agent and the other Secured Parties, even though such security interests are perfected.

F. We express no opinion with respect to (i) the existence, non-existence or value of any UCC Collateral, (ii) any part of the UCC Collateral that is or may be such that a security interest therein is not covered by Article 9 of the New York UCC by virtue of Section 9-109, (iii) the perfection of the Security Interests in any portion of the UCC Collateral, including deposit accounts, goods covered by a certificate of title (such as automobiles), patents, trademarks, copyrights, letter-of-credit rights and money, to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise) and (iv) except with respect to the Collateral Grantors organized under the laws of the States of California and Delaware, the law governing perfection of security interests by filing under Section 9-301 of the UCC. For purposes of our opinion in Paragraph 7, we have assumed that no Collateral Grantor has filed a certificate of incorporation or any similar document, or otherwise elected to exist, under the laws of any State other than the State of California or Delaware, as the case may be (We note, however, as stated above that each of Herbalife Korea and Herbalife Brazil are dually organized in Delaware and a foreign (non-U.S.) jurisdiction). Without limitation of clause (ii) or (iii) above, we express no opinion with respect to the perfection of any Security Interest in accounts that are obligations of the Federal government, any agency, instrumentality or department thereof or any state or local government or any agency or political subdivision thereof, to the extent that any applicable laws (such as the Federal Assignment of Claims Act) require any actions in addition to the filing of financing statements under the UCC of the relevant Perfection States. In addition, certain remedies otherwise available under the New York UCC in regard to accounts included in the UCC Collateral may not be available with respect to accounts owing by the Federal Government, or a department, agency or instrumentality thereof, or any state or local government or any agency or political subdivision thereof, as to which the procedures specified in such laws have not been completed .

G. We express no opinion with respect to (i) the sufficiency of the descriptions of the UCC Collateral contained in the Security Agreement, in the Financing Statements or in any document prepared in connection therewith, except for the legal adequacy of descriptions of UCC Collateral (A) to the extent that such descriptions consist of the collateral types defined in the New York UCC (other than commercial tort claims) and (B) contained in Financing Statements to the extent such descriptions consist of “all assets” or “all personal property,” (ii) the enforceability or perfection of any security interest in the proceeds of any UCC Collateral other than pursuant to Section 9-315 of the New York UCC or the UCC of the relevant Perfection State, (iii) any security interest in consumer goods or commercial tort claims or (iv) perfection (or the law governing perfection) of any security interest in timber to be cut or as-extracted collateral (including oil, gas and other minerals).

H. We express no opinion with respect to the priority (and therefore no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Agent and the other Secured Parties) of any security interest in the UCC Collateral, except as expressly set forth in Paragraph 8.

I. Perfection of the Security Interests generally will be terminated under the circumstances described in Sections 9-316, 9-507, 9-508 and 9-515 of the New York UCC, unless appropriate action is taken as provided therein. Without limitation, (i) all the financing statements filed must be continued at prescribed intervals by the timely filing of continuation statements and (ii) a new or amended financing statement may be required to be filed to retain any perfected Security Interest in the event any Collateral Grantor changes its name, identity or location (as determined under the New York UCC).

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

J. We call to your attention that the Material Contracts as well as other general intangibles (including contracts, permits, licenses or certain limited liability company or limited partnership interests) of the Collateral Grantors included in the UCC Collateral (such general intangibles, the “ Assigned Contracts ”) may contain provisions that prohibit the assignment of such Assigned Contracts. Section 9-408 of the New York UCC renders ineffective prohibitions on the attachment of a security interest in the general intangibles of the Collateral Grantors under each Assigned Contract; we believe, therefore, that the grant of a security interest in the Collateral Grantors’ respective interests in the Assigned Contracts would not be prevented by such provisions or constitute an actionable breach of any such Assigned Contract, to the extent the New York UCC is applicable thereto. We further call to your attention, however, (i) that certain default remedies may not be available to the Lender Parties and other Secured Parties, and (ii) that restrictions upon the transfer of the Assigned Contracts in connection with the exercise of default remedies by the Agent or the other Secured Parties would not be rendered ineffective pursuant to Section 9-408 of the New York UCC, and therefore any such transfer may constitute a breach of or default under such Assigned Contract or be unenforceable against any counterparty thereto.

K. Our opinions set forth in Paragraphs 3, 7 and 8 are subject to the following qualifications: (i) the Agent may not be entitled to vote the equity interests included in the UCC Collateral (the “ Pledged Equity Interests ”) or to receive dividends or other distributions directly from the issuer thereof prior to becoming the record holder of the Pledged Equity Interests; (ii) none of the Pledged Equity Interests or any interest therein may be sold or further transferred by the Agent without registration under the 1933 Act, except pursuant to an exemption from registration contained in such Act, and qualification or exemption from qualification under any applicable State securities or Blue Sky laws; and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 may be required prior to the exercise of any remedies under the Security Agreement with respect to the Pledged Equity Interests.

L. In connection with our opinions expressed in Paragraphs 7 and 8 above, we call to your attention that the UCC Collateral and the Pledged Shares include equity interests of entities (the “ Foreign Equity Interests ”) organized under the laws of jurisdictions other than the United States of America or a political subdivision thereof (each, a “ Foreign Issuer Jurisdiction ”) and that the laws of the Foreign Issuer Jurisdictions may prescribe actions that must be taken to effect a valid and perfected pledge of such Foreign Equity Interests. While the filing of a financing statement is sufficient under the UCC of the relevant Perfection States to perfect a security interest under the relevant UCC in a Collateral Grantor’s interests in the relevant Foreign Equity Interests (to the extent the UCC of the relevant Perfection State is applicable), certain remedies may not be available to the Agent and the other Secured Parties, and such security interests may otherwise be adversely affected, unless the Agent and the Secured Parties undertake the actions required under the laws of the Foreign Issuer Jurisdictions. In addition, to the extent the Foreign Equity Interests constitute Pledged Shares covered by our opinion in Paragraph 8, we have assumed without independent investigation that such Foreign Equity Interests constitute “certificated securities” within the meaning of Section 8-102 of the New York UCC.

M. With reference to our opinion in Paragraph 8 above, we have assumed without independent investigation that (i) the certificates representing the Pledged Shares are indorsed to the Agent or in blank by an effective indorsement (as such term is defined in the New York UCC), and (ii) the Agent will at all times hereafter maintain possession of the certificates representing the Pledged Shares in the State of New York.

N. For purposes of our opinion in Paragraph 9, we have assumed without independent investigation that: (i) the representation and warranty of the Obligors set forth in Section 5.14 of the Credit Agreement is and will be true and correct at all relevant times and (ii) no more than an insignificant part of the UCC Collateral consists or will consist of “margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System at all relevant times. Our opinion in Paragraph 9 is subject to (and we express no opinion in respect of) any requirement applicable to the Agent or any Lender or other Secured Party to obtain in good faith a Form FR U-1 or FR G-3 signed by the Obligors. Except as expressly set forth in Paragraph 9, we express no opinion with respect to Regulation T of the Board of Governors of the Federal Reserve System.

O. In rendering our opinions expressed in Paragraph 4 insofar as they require interpretation of Material Contracts, we express no opinion with respect to the compliance by any Obligor with any covenants included in any Material Contract to the extent compliance depends on financial calculations or data.

P. We express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party or other Secured Party with any state or federal laws applicable to the transactions contemplated by the Financing Documents because of the nature of the business of such Lender Party or other Secured Party.

The Lender Parties
c/o Bank of America, N.A.,
as Agent
March 9, 2011

This opinion is rendered as of the date hereof to the Lender Parties in connection with the Financing Documents and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) any potential permitted assignee of or participant in the interest of any Lender Party under the Financing Documents for its information. Notwithstanding the foregoing, parties referred to in clause (v) of the immediately preceding sentence who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof). This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

SCHEDULE I — LENDER PARTIES

Bank of America, N.A.

JPMorgan Chase Bank, N.A.

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

KeyBank National Association

HSBC Bank USA, National Association

Union Bank, N.A.

Wells Fargo Bank, National Association

Comerica Bank

ING Bank NV, Dublin Branch

I-1

SCHEDULE II — FINANCING STATEMENTS

Collateral Grantor	Perfection State	Filing Office
Herbalife International Communications, Inc.	California	Secretary of State
Herbalife International Do Brasil Ltda	Delaware	Secretary of State
Herbalife Korea Co., Ltd.	Delaware	Secretary of State
Herbalife Taiwan, Inc.	California	Secretary of State

SCHEDULE III — GOVERNMENTAL ORDERS

None.

SCHEDULE IV — PLEDGED SHARES

Issuer	Owner	Shares	Cert. No.
Herbalife Australasia Pty, Ltd.	Herbalife International Inc.	6,500	22
Herbalife of Canada, Ltd.	Herbalife International, Inc.	65	9
Herbalife International of Hong Kong Limited	Herbalife International, Inc.	65	000007
Herbalife International of Hong Kong Limited	Herbalife International of America, Inc.	1	6
Herbalife Internacional de Mexico, S.A. de C.V.	Herbalife International, Inc.	3,250	1
Herbalife Internacional de Mexico, S.A. de C.V.	Herbalife International, Inc.	1,749	1
Herbalife Internacional de Mexico, S.A. de C.V.	Herbalife International, Inc.	1,749	02
Herbalife Internacional de Mexico, S.A. de C.V.	Herbalife International, Inc.	1	03
Herbalife Products de Mexico, S.A. de C.V.	Herbalife International, Inc.	6,435	1
Herbalife Products de Mexico, S.A. de C.V.	Herbalife International, Inc.	3,465	02
Herbalife Products de Mexico, S.A. de C.V.	Herbalife International of America, Inc.	100	3
Herbalife International Philippines, Inc.	Herbalife International, Inc.	3,981,251	005
Herbalife International Philippines, Inc.	Herbalife International, Inc.	568,749	013
HBL Products SA	Herbalife International, Inc.,	33	1
HBL Products SA	Herbalife International of America, Inc.	32	3
Herbalife (U.K.) Limited	Herbalife International Inc.	9,999	7
Herbalife (U.K.) Limited	Herbalife International Inc.	1	9
Herbalife International Urunleri Ticaret Limited Sirketi	Herbalife International, Inc.	4,100	1
Herbalife International Urunleri Ticaret Limited Sirketi	Herbalife International of America, Inc.	4,100	2
Herbalife Sweden Aktiebolag	Herbalife International Inc.	500	None
Herbalife Sweden Aktiebolag	Herbalife International Inc.	150	None
Herbalife International Argentina S.A.	Herbalife International Inc.	7,800	3
Herbalife Foreign Sales Corporation	Herbalife International Inc.	650	2
Herbalife International India Private Limited	Herbalife International Inc.	2651107	08
Herbalife International Russia 1995 Ltd.	Herbalife International Inc.	65	3
Herbalife of Japan K.K.	Herbalife International Inc.	50	1A-001
Herbalife (NZ) Limited	Herbalife International Inc.	6667	6
Herbalife International Products N.V.	Herbalife International Inc.	6,000	1
Herbalife International Argentina S.A.	Herbalife International of America, Inc.	1.2	6
Herbalife Dominicana, S.A.	Herbalife International, Inc.	61	1
Herbalife Dominicana, S.A.	Herbalife International, Inc.	34	2
Herbalife Dominicana, S.A.	Herbalife International, Inc.	1	3
Herbalife Dominicana, S.A.	Herbalife International, Inc.	1	4
Herbalife Dominicana, S.A.	Herbalife International, Inc.	1	5
Herbalife Dominicana, S.A.	Herbalife International, Inc.	1	6
Herbalife Dominicana, S.A.	Herbalife International, Inc.	1	7
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	5000	1
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1	000001
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1	000002
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1	000003
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000011
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000012
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000013
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000014
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000015
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000016
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000017
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000018
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	10	000019
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000101
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000102
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000103
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000104
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000105
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000106

Issuer	Owner	Shares	Cert. No.
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000107
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000108
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	100	000109
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1000	001001
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1000	001002
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	1000	001003
Herbalife International of America, Inc.	Herbalife International, Inc.	1,171,278	2
Herbal International Communications, Inc.	Herbalife International, Inc.	100	1
Herbalife International Distribution, Inc.	Herbalife International, Inc.	100	1
Herbalife International of Europe, Inc.	Herbalife International, Inc.	100	3
Herbalife Taiwan, Inc.	Herbalife International, Inc.	100	1
Herbalife International (Thailand), Ltd.	Herbalife International, Inc.	100	1
Herbalife International do Brasil Ltda. (Delaware)	Herbalife International of America, Inc.	1	2
Herbalife International do Brasil Ltda. (Delaware)	Herbalife International, Inc.	4,999	1
Herbalife International do Brasil Ltda. (Delaware)	Herbalife International, Inc.	95,000	3
Promotions One, Inc.	Herbalife International, Inc.	1,000	4
Herbalife International de Colombia, Inc.	Herbalife International, Inc.	100	1
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	30,000	2
Herbalife International South Africa, Ltd.	Herbalife International, Inc.	100	1
Herbalife International of South Africa, Inc.	Herbalife International, Inc.	100	1
Herbalife Korea Co., Ltd.	Herbalife International, Inc.	5,000	1

OFFICERS’ CERTIFICATE

[SEE ATTACHED]

Exhibit J-2

MAPLES

Our ref JMM/280939/20657508v1

to the Addressees named in the Schedule

9 March 2011

Dear Sirs

Herbalife Ltd.

We have acted as counsel as to Cayman Islands law to Herbalife Ltd. (the “Company”) in connection with the Company’s entry into the Transaction Documents (as defined below).

1 Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 1 December 2004.
1.2

The minutes of the meeting of the Board of Directors of the Company held on 18 February 2011 (the “Minutes” ) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing dated 1 March 2011 issued by the Registrar of Companies (the “Certificate of Good Standing”).
1.4	A certificate from the General Counsel and Secretary of the Company a copy of which is annexed hereto (the “Secretary’s Certificate”).
1.5

The Credit Agreement among the Company, Herbalife International, Inc. and Herbalife International Luxembourg S.a.r.l. as Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto (the “Credit Agreement”).

1.6	The Note (as defined in the Credit Agreement) entered into by the Company.
1.7	The Holdings Guaranty (as defined in the Credit Agreement) entered into by the Company in favour of Bank of America, N.A. as Administrative Agent.

The documents referred to in paragraphs 1.5 to 1.7 above are collectively referred to as the “Transaction Documents”.

Maples and Calder
PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
Tel +1 345 949 8088 Fax +1 345 949 8080 www.maplesandcalder.com

2 Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Secretary’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York law and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of New York law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the original documents.
2.5	All signatures, initials and seals are genuine.
2.6

The final execution version of each Transaction Document that is governed by the laws of the Cayman Islands and that has been, or is to be, executed as a deed existed, or will exist, at the moment of execution as a single physical document (whether in counterpart or not) including the entire body of each such document, the signature pages and any annexes and/or schedules thereto.

2.7

The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.8

There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

3 Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute, deliver and perform its obligations under the Transaction Documents.
3.3

The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4

The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, assuming the Transaction Documents have been executed and unconditionally delivered by a Director or Officer of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

2

3.5

No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the creation, execution or delivery of the Transaction Documents by the Company;
(b)	subject to the payment of the appropriate stamp duty, enforcement or admissibility in evidence of the Transaction Documents against the Company; or
(c)	the performance by the Company of its obligations under any of the Transaction Documents.
3.6

No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Documents;
(b)	the enforcement of the Transaction Documents; or
(c)	payments made under, or pursuant to, the Transaction Documents.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.7	The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Transaction Documents.
3.8

Based solely on our search of the Register of Writs and Other Originating Process (the “Court Register” ) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of incorporation of the Company to 7 March 2011 (the “Litigation Search” ),the Court Register disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice ( “Originating Process” ) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is a defendant or respondent.

3.9

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;
(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
(c)	is final;
(d)	is not in respect of taxes, a fine or a penalty; and
(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
3.10

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.11

The Company is not entitled to any immunity under the laws of the Cayman Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the Cayman Islands to enforce or to collect upon the Transaction Documents.

3.12

None of the parties to the Transaction Documents (other than the Company) is or will be treated as resident, domiciled or carrying on or transacting business in the Cayman Islands solely by reason of the negotiation, preparation or execution of the Transaction Documents.

3

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;
(g)

the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h)

we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions.

4.2	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.
4.3	Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.
4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.
4.5

The Company must make an entry in its Register of Mortgages and Charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Law (2010 Revision) of the Cayman Islands; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.
4.7

A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

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4.8

The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all).

4.9

In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.10

We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.11	We make no comment with regard to the references to foreign statutes in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion is addressed to and is for the benefit solely of the addressees and may not be relied upon by, or disclosed to, any other person without our prior written consent.

Yours faithfully

Maples and Calder

5

Schedule

The Company

Bank of America, N.A. as Administrative Agent

Herbalife Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

March 9, 2011

To:	Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Dear Sirs

Herbalife Ltd. (the “Company”)

I, Brett Chapman, being General Counsel and Secretary of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted or registered on 1 December 2004 remain in full force and effect and are unamended.
2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Documents.
3

The Minutes of the meeting of the board of directors held on February 18, 2011 (the “Meeting” ) at which the Transaction Documents were approved are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

4

The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

5	The resolutions set forth in the Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.
6	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

Michael O. Johnson

Leroy Barnes, Jr.

Richard Bermingham

Pedro Cardoso

Jeffrey Dunn

Murray Dashe

Lawrence Higby

Colombe Nicholas

John Tartol

7

You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Articles of Association of the Company) and the Certificate of Incorporation, Memorandum and Articles of Association (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

8

Prior to, at the time of, and immediately following the execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9

Each director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature page follows

2

Signature page to Herbalife Ltd. opinion certificate

Signature:
General Counsel and Secretary

3

Exhibit J-3

To: Bank of America, N.A. as Administrative

Agent under the Credit Agreement (as

defined in Appendix A) and the Lenders

Luxembourg, 9 March 2011

46011-4973840v5

Herbalife International Luxembourg S.à r.l.
WH Luxembourg Holdings S.à r.l.

Dear Sirs,

We are lawyers admitted to practice under the laws of Luxembourg.

1. In arriving at the opinions expressed below, we have examined and relied on the documents listed in Appendices B and C to this Opinion.

Words and expressions defined in the Documents shall, unless otherwise defined herein, have the same meanings when used in this Opinion.

Words and expressions defined in Appendix A shall have the same meanings when used in this Opinion.

2. This Opinion is confined to Luxembourg Law. Accordingly, we express no opinion with regard to any system of law other than Luxembourg Law. In particular:

(a)

We express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation or on any taxation laws of any jurisdiction (including Luxembourg), except as specifically set out herein, if applicable, (ii) that the future or continued performance of a party’s obligations or the consummation of the transaction contemplated by the Contractual Documents will not contravene Luxembourg Law, its application or interpretation in each case to the extent that such laws, their application or interpretation, are altered in the future, and (iii) with regard to the effect of any systems of law (other than Luxembourg Law) even in cases where, under Luxembourg Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg Law) would not affect or qualify the opinions as set out below.

Arendt & Medernach — Avocats

14, rue Erasme     L-2082 Luxembourg      •      Tel: (352) 40 78 78 1     Fax: (352) 40 78 04      •      www.arendt.com

LUXEMBOURG  BRUSSELS  DUBAI  HONG KONG  LONDON  NEW YORK  in alliance with DILLON EUSTACE DUBLIN

(b)

We express no opinion as to the correctness of any representation or warranty given by any of the parties (express or implied) under or by virtue of the Contractual Documents, save if and insofar as the matters represented or warranted are the subject matter of a specific opinion herein nor do we express any opinion on the transaction considered by the Contractual Documents.

(c)

We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Documents, or for verifying that no material facts or provisions have been omitted therefrom.

3. For the purpose of this Opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps on all Documents submitted to us and the legal capacity of all individuals who have signed such documents;

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(ii)	the completeness and conformity to originals thereof of all Documents submitted to us as certified, photostatic, faxed or e-mailed copies and the authenticity of the originals of such documents;
(iii)	that the Contractual Documents constitute legal, valid, binding and enforceable obligations of the parties thereto for all purpose of the law to which they are expressly made subject;
(iv)	the absence of any other arrangements between any of the parties to the Contractual Documents which modify or supersede any of the terms of the Contractual Documents;
(v)	that the Documents submitted to us for examination have not been rescinded or amended in any way since the date hereof;
(vi)

that any agreement or document referred to in the Contractual Documents constitute the legal, valid, binding and enforceable obligations of the parties thereto (except for those items opined on herein);

(vii)

that, in respect of the Contractual Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Contractual Documents, (i) the parties to the Contractual Documents entered into the same in good faith and for the purpose of carrying out their business, (ii) the parties to the Contractual Documents entered into the same on arms’ length commercial terms and (iii) the parties to the Contractual Documents entered into the same without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction;

(viii)

that all representations and warranties given by any of the parties (express or implied) under or by virtue of the Contractual Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein, are and will be true and accurate when made;

(ix)

that the principal place of business ( principal établissement), the place of effective management ( siège de direction effective ) and (for the purposes of the Insolvency Regulation) the centre of main interests ( centre des intérêts principaux ) of the Companies are located at the place of their registered office ( siège statutaire ) in Luxembourg and the Company does not have any establishment (within the meaning of the Insolvency Regulation) outside Luxembourg;

(x)

that the Board Resolutions were properly and validly passed, that the managers have properly performed their duties and that all provisions relating to the declaration of the managers’ interests or the power of the interested managers to vote were fully observed;

(xi)	that the Contractual Documents have in fact been signed by the person(s) authorized to sign the Contractual Documents for and on behalf of the Companies as indicated in the Board Resolutions;
(xii)

that during the full search at the Luxembourg trade and companies register, the records of the Luxembourg trade and companies register with respect to the Companies were complete and accurate at the time of such search and disclosed all information which is material for the purpose of this Opinion and such information has not since been materially altered;

(xiii)

that the choice of the laws of the State of New York to govern the Contractual Documents and the submission to the Courts of the State of New York are valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choice of law and submission to jurisdiction would be recognised and given effect by the courts of any jurisdiction (other than Luxembourg);

(xiv)	that the Companies have complied with all legal requirements of the Luxembourg law of 31 May 1999 regarding the domiciliation of companies;
(xv)	that no provisions of any foreign law shall have any bearing on the opinions set out herein;
(xvi)

that all consents, approvals, authorisations or orders required from any governmental or other regulatory authorities outside Luxembourg and all other requirements outside Luxembourg for the legality, validity and enforceability of the Contractual Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied; and

2

(xvii)	that each of the Companies has a proper and proportionate corporate interest to enter into the Contractual Documents and to perform its obligations thereunder.

4. Subject as mentioned herein and subject to any factual matters, documents or events not disclosed to us, we are of the opinion that:

1)

the Company 1 is a société à responsabilité limitée (private limited liability company) duly incorporated before a Luxembourg notary and validly existing for an unlimited duration under the laws of Luxembourg.

2)

The Company 2 is a société à responsabilité limitée (private limited liability company) duly incorporated before a Luxembourg notary and validly existing for an unlimited duration under the laws of Luxembourg.

3)

The Company 1 has the necessary authority, corporate power and capacity under the Articles of Incorporation 1 to execute the Contractual Documents to which it is a party, to perform its obligations under the Contractual Documents to which it is a party and has taken all necessary corporate action required by the Articles of Incorporation 1 and Luxembourg Law to authorize the entry into, the execution of and the performance of the Contractual Documents to which it is a party.

4)

The Company 2 has the necessary authority, corporate power and capacity under the Articles of Incorporation 2 to execute the Contractual Documents to which it is a party, to perform its obligations under the Contractual Documents to which it is a party and has taken all necessary corporate action required by the Articles of Incorporation 2 and Luxembourg Law to authorize the entry into, the execution of and the performance of the Contractual Documents to which it is a party.

5)

The Contractual Documents to which the Company 1 is a party have been duly executed by and on behalf of the Company 1 in accordance with Luxembourg Law, the Articles of Incorporation 1 and the Board Resolutions 1.

6)

The Contractual Documents to which the Company 2 is a party have been duly executed by and on behalf of the Company 2 in accordance with Luxembourg Law, the Articles of Incorporation 2 and the Board Resolutions 2.

7)

According to, and based solely on, the Non-Registration Certificates, none of the following judicial decisions has been recorded with the Luxembourg Trade and Companies Register with respect to the Companies: (i) judgements or decisions pertaining to the opening of insolvency proceedings ( faillite ), (ii) judgements or court orders approving a voluntary arrangement with creditors (concordat préventif de faillite), (iii) court orders pronouncing a suspension of payments ( sursis de paiement ), (iv) judicial decisions regarding controlled management ( gestion contrôlée ), (v) judicial decisions pronouncing its dissolution or deciding on its liquidation, (vi) judicial decisions regarding the appointment of an interim administrator ( administrateur provisoire ), or (vii) judicial decisions taken by foreign judicial authorities concerning insolvency ( faillite ), voluntary arrangement ( concordat ) or any similar procedure in accordance with the Insolvency Regulation.

8)	The execution by the Company 1 of the Contractual Documents does not conflict with, or result in, a breach of the Articles of Incorporation 1 or Luxembourg Law.
9)	The execution by the Company 2 of the Contractual Documents does not conflict with, or result in, a breach of the Articles of Incorporation 2 or Luxembourg Law.
10)

In any proceedings instituted in Luxembourg for the enforcement of any provisions of the Contractual Agreements which are stipulated to be governed by the law of the State of New York, the choice of the law of the state of New York, as the case may be, as the governing law thereof will be recognized and enforced by the courts of Luxembourg, in accordance with and subject to the provisions of the Rome I Regulation.

11)

The submission by the Company in the Contractual Documents to the jurisdiction of the courts of the State of New York is legal, valid, binding and enforceable against the Company and will be recognized and given effect to by a court of competent jurisdiction in Luxembourg in accordance with Article 678 et seq. of the Luxembourg Nouveau Code de Procédure Civile.

3

12)

A judgment upon the Contractual Agreements obtained from a court of competent jurisdiction of the Court of the State of New York sitting in New York County and of the United States District Court of Southern District of New York in respect of the Contractual Agreements which are enforceable in the State of New York in accordance with the law of the State of New York, may be entered and enforced through a court of competent jurisdiction of Luxembourg subject to compliance with the enforcement procedures set out in Article 678 ff. of the Luxembourg Nouveau Code de Procédure Civile being (i) the foreign court must properly have had jurisdiction to hear and determine the matter, (ii) the decision of the foreign court must be final and enforceable in the country in which it was rendered, (iii) the foreign court must have applied the proper law to the matter submitted to it, (iv) the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and (v) the decision of the foreign court must not be contrary to Luxembourg international public policy or have been given in proceedings of a penal nature.

13)

Under Luxembourg Law, none of the following steps is necessary to ensure that the Contractual Documents are valid or admissible in evidence or to ensure the priority or effectiveness of the security interests created by the Contractual Documents and none of those steps will be necessary in connection with any proceedings or other steps to enforce the Contractual Documents or the security interest created thereby in Luxembourg:

(i)	the execution of the Contractual Documents as a notarial act or in any other authentic form;
(ii)

the consent, approval, license or authorization by any public authority, the registration, filing or recording of the Contractual Documents or any form relating to the Contractual Documents, except that registration with the Administration de I’Enregistrement et des Domaines in Luxembourg may be required as disclosed in the qualifications set out hereinafter;

(iii)

the payment of any stamp, registration or other documentary tax in relation to the Contractual Documents except payment of registration tax in case registration with the Administration de I’Enregistrement et des Domaines in Luxembourg may be required as disclosed in the qualifications set out hereinafter.

14)

The Luxembourg Companies (nor any of their assets) do not enjoy any immunity from jurisdiction of any relevant court or from any legal proceedings (whether through service, notice, attachment in aid of execution, execution or otherwise) under the laws of Luxembourg.

15)

It is not necessary solely in order for the Lenders to enforce any of their rights under the Contractual Documents that they should be licensed, registered, qualified or otherwise authorised to carry on business or banking business in Luxembourg.

5. The opinions expressed above are subject to the following qualifications:

(i)

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied on upon the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg Law and be brought before a court in Luxembourg;

(ii)

the opinions set out hereabove are subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(iii)

we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this Opinion), or for verifying that no material facts or provisions have been omitted therefrom;

(iv)

where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside the Grand Duchy of Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy or public order under the laws of such jurisdiction;

(v)	claims may become barred under the statutory limitation period rules or may be or become subject to defences of set-off or counterclaims;

4

(vi)	actions in Luxembourg courts must be brought in the name of the principal not of an agent of the principal;
(vii)	we express no opinion on the rationale of the underlying transaction;
(viii)

choice of law provisions in the Contractual Documents will be recognised and given effect to by a Luxembourg court except in case of legal fraud or unless such choices of law are meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions;

(ix)

a Luxembourg court will refuse to give effect to any particular provisions of a foreign law if, pleaded and proved, its application in the circumstances of the case would either be contrary to the mandatory rules of Luxembourg law or incompatible with Luxembourg international public policy or international public order;

(x)

the registration of the Contractual Documents with the Administration de I’Enregistrement et des Domaines in Luxembourg may be required in the case of court proceedings in Luxembourg (if competent) or, in the case that the Contractual Documents must be produced before an official authority, in which case a registration duty would become payable. The courts or authority may, in this context, require that the Contractual Documents be translated into the French or German language;

(xi)

the Non-Registration Certificates do not determine conclusively whether or not the matters referred to therein have occurred or not at the date referred to in such Non-Registration Certificates, in particular due to the lapse between the passing of the actual judicial decisions referred to therein and their recording with the Luxembourg trade and companies register;

(xii)	we express no opinion as to the tax consequences of the entry of the Companies into the Contractual Documents; and
(xiii)	we express no opinion with respect to the enforceability of the Contractual Documents which we have not reviewed in this respect.

6. This Opinion is solely for the benefit of the addressee of this Opinion and for the purposes of the Contractual Documents. It is not to be transmitted to any other person nor is it to be relied upon by any other person verified or for any other purpose quoted or referred to in any public document or filed with any governmental agency or other person without our consent. This Opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Contractual Documents or otherwise. This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction.

Yours faithfully,

Arendt & Medernach
by: Sophie Wagner-Chartier

5

APPENDIX A — DEFINITIONS

Articles of Incorporation 1 means the Articles of Incorporation 1 as listed in Appendix B.

Articles of Incorporation 2 means the Articles of Incorporation 2 as listed in Appendix B.

Board Resolutions 1 means the Board Resolutions 1 as listed in Appendix B.

Board Resolutions 2 means the Board Resolutions 2 as listed in Appendix B.

Brussels Regulation means the European Council Regulation (EC) n°44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (OJ EC 12, 16/01/2001, p. 1 ff).

Company Law means the Luxembourg law of 10 August 1915, on commercial companies, as amended.

Company 1 means Herbalife International Luxembourg S.à r.l., a société à responsabilité limitée, having its registered office at 18, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, with a share capital of EUR 25,000, registered with the Luxembourg Trade and Companies Register under number B 88006.

Company 2 means WH Luxembourg Holdings S.à r.l., a société à responsabilité limitée, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg, with a share capital of EUR 5,024,540.88, registered with the Luxembourg Trade and Companies Register under number B 88007.

Contractual Documents means the document as listed in Appendix C.

Corporate Documents means the documents as listed in Appendix B.

Credit Agreement means the credit agreement as listed in Appendix C.

Documents mean the Contractual Documents and the Corporate Documents.

Guaranty 1 means the Guaranty 1 as listed in Appendix C.

Guaranty 2 means the Guaranty 2 as listed in Appendix C.

Insolvency Regulation means the Council Regulation (EC) N o 1346/2000 of 29 May 2000 on insolvency proceedings (OJEC L 160, 30/06/2000, p. 1 ff.).

Lenders means the lenders under the Credit Agreement.

Luxembourg Companies means the Company 1 and the Company 2.

Luxembourg Law means the laws of Luxembourg as they stand as at the date hereof and as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of Luxembourg or, to the extent this Opinion concerns documents signed prior to this date, the date of their signature and the period to date.

Non-registration Certificates 1 means the Non-Registration Certificate 1 as listed in Appendix B.

Non-registration Certificates 2 means the Non-Registration Certificate 2 as listed in Appendix B.

Non-registration Certificates means the Non-Registration Certificate 1 and the Non-Registration Certificate 2.

Opinion means this legal opinion.

Rome / Regulation means the regulation (EC) N° 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) (OJEU L 177, 04/07/2008, p. 6 ff.).

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APPENDIX B — CORPORATE DOCUMENTS

1.	A copy of the updated articles of incorporation of the Company 1 as at 7 December 2009 (the “ Articles of Incorporation 1 ”);
2.	A copy of the updated articles of incorporation of the Company 2 as at 7 December 2009 (the “ Articles of Incorporation 2 ”);
3.

A copy of the signed circular resolutions of the board of managers of the Company 1 dated 9 March 2011 which, inter alia, approve the entering of the Company 1 into the Contractual Documents to which it is a party (the “ Board Resolutions 1 ”);

4.

A copy of the signed circular resolutions of the board of managers of the Company 2 dated 9 March 2011 which, inter alia, approve the entering of the Company 1 into the Contractual Documents to which it is a party (the “ Board Resolutions 2 ”);

5.

A copy of a non-registration certificate issued by the Luxembourg Trade and Companies Register with respect to Company 1 dated 9 March 2011 and reflecting the situation of 8 March 2011 (the “ Non-Registration Certificate 1 ”);

6.

A copy of a non-registration certificate issued by the Luxembourg Trade and Companies Register with respect to Company 2 dated 9 March 2011 and reflecting the situation of 8 March 2011 (the “ Non-Registration Certificate 2 ”);

7.	An electronic version of an extract of the Luxembourg trade and companies register with respect to the Company 1 dated 9 March 2011;
8.	An electronic version of an extract of the Luxembourg trade and companies register with respect to the Company 2 dated 9 March 2011.

7

APPENDIX C — CONTRACTUAL DOCUMENTS

1.

A signed copy of a New York law governed credit agreement dated 9 March 2011 entered into between Herbalife International, Inc., Herbalife Ltd. and Herbalife International Luxembourg S.à r.l., as borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto (the “ Credit Agreement ”);

2.	A signed copy of a New York law governed guaranty dated 9 March 2011, granted by Company 1 in accordance with the terms of the Credit Agreement (the “ Guaranty 1 ”); and
3.	A signed copy of a New York law governed guaranty dated 9 March 2011, granted by Company 2 in accordance with the terms of the Credit Agreement (the “ Guaranty 2 ”).

8

To: Bank of America, N.A. as Administrative

Agent under the Credit Agreement (as

defined in Appendix A) and the Lenders

Luxembourg,            March 2011

46011-4973840v4

Herbalife International Luxembourg S.à r.l.
WH Luxembourg Holdings S.à r.l.

Dear Sirs,

We are lawyers admitted to practice under the laws of Luxembourg.

1. In arriving at the opinions expressed below, we have examined and relied on the documents listed in Appendices B and C to this Opinion.

Words and expressions defined in the Documents shall, unless otherwise defined herein, have the same meanings when used in this Opinion.

Words and expressions defined in Appendix A shall have the same meanings when used in this Opinion.

2. This Opinion is confined to Luxembourg Law. Accordingly, we express no opinion with regard to any system of law other than Luxembourg Law. In particular:

(a)

We express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation or on any taxation laws of any jurisdiction (including Luxembourg), except as specifically set out herein, if applicable, (ii) that the future or continued performance of a party’s obligations or the consummation of the transaction contemplated by the Contractual Documents will not contravene Luxembourg Law, its application or interpretation in each case to the extent that such laws, their application or interpretation, are altered in the future, and (iii) with regard to the effect of any systems of law (other than Luxembourg Law) even in cases where, under Luxembourg Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg Law) would not affect or qualify the opinions as set out below.

(b)

We express no opinion as to the correctness of any representation or warranty given by any of the parties (express or implied) under or by virtue of the Contractual Documents, save if and insofar as the matters represented or warranted are the subject matter of a specific opinion herein nor do we express any opinion on the transaction considered by the Contractual Documents.

(c)

We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Documents, or for verifying that no material facts or provisions have been omitted therefrom.

3. For the purpose of this Opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps on all Documents submitted to us and the legal capacity of all individuals who have signed such documents;
(ii)	the completeness and conformity to originals thereof of all Documents submitted to us as certified, photostatic, faxed or e-mailed copies and the authenticity of the originals of such documents;
(iii)	that the Contractual Documents constitute legal, valid, binding and enforceable obligations of the parties thereto for all purpose of the law to which they are expressly made subject;
(iv)	the absence of any other arrangements between any of the parties to the Contractual Documents which modify or supersede any of the terms of the Contractual Documents;
(v)	that the Documents submitted to us for examination have not been rescinded or amended in any way since the date hereof;

1

(vi)

that any agreement or document referred to in the Contractual Documents constitute the legal, valid, binding and enforceable obligations of the parties thereto (except for those items opined on herein);

(vii)

that, in respect of the Contractual Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Contractual Documents, (i) the parties to the Contractual Documents entered into the same in good faith and for the purpose of carrying out their business, (ii) the parties to the Contractual Documents entered into the same on arms’ length commercial terms and (iii) the parties to the Contractual Documents entered into the same without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction;

(viii)

that all representations and warranties given by any of the parties (express or implied) under or by virtue of the Contractual Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein, are and will be true and accurate when made;

(ix)

that the principal place of business ( principal établissement ), the place of effective management ( siège de direction effective ) and (for the purposes of the Insolvency Regulation) the centre of main interests ( centre des intérêts principaux ) of the Companies are located at the place of their registered office ( siège statutaire ) in Luxembourg and the Company does not have any establishment (within the meaning of the Insolvency Regulation) outside Luxembourg;

(x)

that the Board Resolutions were properly and validly passed, that the managers have properly performed their duties and that all provisions relating to the declaration of the managers’ interests or the power of the interested managers to vote were fully observed;

(xi)	that the Contractual Documents have in fact been signed by the person(s) authorized to sign the Contractual Documents for and on behalf of the Companies as indicated in the Board Resolutions;
(xii)

that during the full search at the Luxembourg trade and companies register, the records of the Luxembourg trade and companies register with respect to the Companies were complete and accurate at the time of such search and disclosed all information which is material for the purpose of this Opinion and such information has not since been materially altered;

(xiii)

that the choice of the laws of the State of New York to govern the Contractual Documents and the submission to the Courts of the State of New York are valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choice of law and submission to jurisdiction would be recognised and given effect by the courts of any jurisdiction (other than Luxembourg);

(xiv)	that the Companies have complied with all legal requirements of the Luxembourg law of 31 May 1999 regarding the domiciliation of companies;
(xv)	that no provisions of any foreign law shall have any bearing on the opinions set out herein;
(xvi)

that all consents, approvals, authorisations or orders required from any governmental or other regulatory authorities outside Luxembourg and all other requirements outside Luxembourg for the legality, validity and enforceability of the Contractual Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied; and

(xvii)	that each of the Companies has a proper and proportionate corporate interest to enter into the Contractual Documents and to perform its obligations thereunder.

4. Subject as mentioned herein and subject to any factual matters, documents or events not disclosed to us, we are of the opinion that:

1)

the Company 1 is a société à responsabilité limitée (private limited liability company) duly incorporated before a Luxembourg notary and validly existing for an unlimited duration under the laws of Luxembourg.

2)

The Company 2 is a société à responsabilité limitée (private limited liability company) duly incorporated before a Luxembourg notary and validly existing for an unlimited duration under the laws of Luxembourg.

2

3)

The Company 1 has the necessary authority, corporate power and capacity under the Articles of Incorporation 1 to execute the Contractual Documents to which it is a party, to perform its obligations under the Contractual Documents to which it is a party and has taken all necessary corporate action required by the Articles of Incorporation 1 and Luxembourg Law to authorize the entry into, the execution of and the performance of the Contractual Documents to which it is a party.

4)

The Company 2 has the necessary authority, corporate power and capacity under the Articles of Incorporation 2 to execute the Contractual Documents to which it is a party, to perform its obligations under the Contractual Documents to which it is a party and has taken all necessary corporate action required by the Articles of Incorporation 2 and Luxembourg Law to authorize the entry into, the execution of and the performance of the Contractual Documents to which it is a party.

5)

The Contractual Documents to which the Company 1 is a party have been duly executed by and on behalf of the Company 1 in accordance with Luxembourg Law, the Articles of Incorporation 1 and the Board Resolutions 1.

6)

The Contractual Documents to which the Company 2 is a party have been duly executed by and on behalf of the Company 2 in accordance with Luxembourg Law, the Articles of Incorporation 2 and the Board Resolutions 2.

7)

According to, and based solely on, the Non-Registration Certificates, none of the following judicial decisions has been recorded with the Luxembourg Trade and Companies Register with respect to the Companies : (i) judgements or decisions pertaining to the opening of insolvency proceedings ( faillite ), (ii) judgements or court orders approving a voluntary arrangement with creditors ( concordat préventif de faillite ), (iii) court orders pronouncing a suspension of payments ( sursis de paiement ), (iv) judicial decisions regarding controlled management ( gestion contrôlée ), (v) judicial decisions pronouncing its dissolution or deciding on its liquidation, (vi) judicial decisions regarding the appointment of an interim administrator ( administrateur provisoire ), or (vii) judicial decisions taken by foreign judicial authorities concerning insolvency ( faillite ), voluntary arrangement ( concordat ) or any similar procedure in accordance with the Insolvency Regulation.

8)	The execution by the Company 1 of the Contractual Documents does not conflict with, or result in, a breach of the Articles of Incorporation 1 or Luxembourg Law.
9)	The execution by the Company 2 of the Contractual Documents does not conflict with, or result in, a breach of the Articles of Incorporation 2 or Luxembourg Law.
10)

In any proceedings instituted in Luxembourg for the enforcement of any provisions of the Contractual Agreements which are stipulated to be governed by the law of the State of New York, the choice of the law of the state of New York, as the case may be, as the governing law thereof will be recognized and enforced by the courts of Luxembourg, in accordance with and subject to the provisions of the Rome I Regulation.

11)

The submission by the Company in the Contractual Documents to the jurisdiction of the courts of the State of New York is legal, valid, binding and enforceable against the Company and will be recognized and given effect to by a court of competent jurisdiction in Luxembourg in accordance with Article 678 et seq . of the Luxembourg Nouveau Code de Procédure Civile .

12)

A judgment upon the Contractual Agreements obtained from a court of competent jurisdiction of the Court of the State of New York sitting in New York County and of the United States District Court of Southern District of New York in respect of the Contractual Agreements which are enforceable in the State of New York in accordance with the law of the State of New York, may be entered and enforced through a court of competent jurisdiction of Luxembourg subject to compliance with the enforcement procedures set out in Article 678 ff. of the Luxembourg Nouveau Code de Procédure Civile being (i) the foreign court must properly have had jurisdiction to hear and determine the matter, (ii) the decision of the foreign court must be final and enforceable in the country in which it was rendered, (iii) the foreign court must have applied the proper law to the matter submitted to it, (iv) the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and (v) the decision of the foreign court must not be contrary to Luxembourg international public policy or have been given in proceedings of a penal nature.

3

13)

Under Luxembourg Law, none of the following steps is necessary to ensure that the Contractual Documents are valid or admissible in evidence or to ensure the priority or effectiveness of the security interests created by the Contractual Documents and none of those steps will be necessary in connection with any proceedings or other steps to enforce the Contractual Documents or the security interest created thereby in Luxembourg:

(i)	the execution of the Contractual Documents as a notarial act or in any other authentic form;
(ii)

the consent, approval, license or authorization by any public authority, the registration, filing or recording of the Contractual Documents or any form relating to the Contractual Documents, except that registration with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required as disclosed in the qualifications set out hereinafter;

(iii)

the payment of any stamp, registration or other documentary tax in relation to the Contractual Documents except payment of registration tax in case registration with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required as disclosed in the qualifications set out hereinafter.

14)

The Luxembourg Companies (nor any of their assets) do not enjoy any immunity from jurisdiction of any relevant court or from any legal proceedings (whether through service, notice, attachment in aid of execution, execution or otherwise) under the laws of Luxembourg.

15)

It is not necessary solely in order for the Lenders to enforce any of their rights under the Contractual Documents that they should be licensed, registered, qualified or otherwise authorised to carry on business or banking business in Luxembourg.

5. The opinions expressed above are subject to the following qualifications:

(i)

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied on upon the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg Law and be brought before a court in Luxembourg;

(ii)

the opinions set out hereabove are subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(iii)

we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this Opinion), or for verifying that no material facts or provisions have been omitted therefrom;

(iv)

where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside the Grand Duchy of Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy or public order under the laws of such jurisdiction;

(v)	claims may become barred under the statutory limitation period rules or may be or become subject to defences of set-off or counterclaims;
(vi)	actions in Luxembourg courts must be brought in the name of the principal not of an agent of the principal;
(vii)	we express no opinion on the rationale of the underlying transaction;
(viii)

choice of law provisions in the Contractual Documents will be recognised and given effect to by a Luxembourg court except in case of legal fraud or unless such choices of law are meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions;

(ix)

a Luxembourg court will refuse to give effect to any particular provisions of a foreign law if, pleaded and proved, its application in the circumstances of the case would either be contrary to the mandatory rules of Luxembourg law or incompatible with Luxembourg international public policy or international public order;

4

(x)

the registration of the Contractual Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of court proceedings in Luxembourg (if competent) or, in the case that the Contractual Documents must be produced before an official authority, in which case a registration duty would become payable. The courts or authority may, in this context, require that the Contractual Documents be translated into the French or German language;

(xi)

the Non-Registration Certificates do not determine conclusively whether or not the matters referred to therein have occurred or not at the date referred to in such Non-Registration Certificates, in particular due to the lapse between the passing of the actual judicial decisions referred to therein and their recording with the Luxembourg trade and companies register;

(xii)	we express no opinion as to the tax consequences of the entry of the Companies into the Contractual Documents; and
(xiii)	we express no opinion with respect to the enforceability of the Contractual Documents which we have not reviewed in this respect.

6. This Opinion is solely for the benefit of the addressee of this Opinion and for the purposes of the Contractual Documents. It is not to be transmitted to any other person nor is it to be relied upon by any other person verified or for any other purpose quoted or referred to in any public document or filed with any governmental agency or other person without our consent. This Opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Contractual Documents or otherwise. This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction.

Yours faithfully,

Arendt & Medernach
by: Sophie Wagner-Chartier

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APPENDIX A — DEFINITIONS

Articles of Incorporation 1 means the Articles of Incorporation 1 as listed in Appendix B.

Articles of Incorporation 2 means the Articles of Incorporation 2 as listed in Appendix B.

Board Resolutions 1 means the Board Resolutions 1 as listed in Appendix B.

Board Resolutions 2 means the Board Resolutions 2 as listed in Appendix B.

Brussels Regulation means the European Council Regulation (EC) n°44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (OJ EC 12, 16/01/2001, p.1 ff).

Company Law means the Luxembourg law of 10 August 1915, on commercial companies, as amended.

Company 1 means Herbalife International Luxembourg S.à r.l., a société à responsabilité limitée , having its registered office at 18, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, with a share capital of EUR 25,000, registered with the Luxembourg Trade and Companies Register under number B 88006.

Company 2 means WH Luxembourg Holdings S.à r.l., a société à responsabilité limitée , having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg, with a share capital of EUR 5,024,540.88, registered with the Luxembourg Trade and Companies Register under number B 88007.

Contractual Documents means the document as listed in Appendix C.

Corporate Documents means the documents as listed in Appendix B.

Credit Agreement means the credit agreement as listed in Appendix C.

Documents mean the Contractual Documents and the Corporate Documents.

Guaranty 1 means the Guaranty 1 as listed in Appendix C.

Guaranty 2 means the Guaranty 2 as listed in Appendix C.

Insolvency Regulation means the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings ( OJEC L 160, 30/06/2000, p. 1 ff. ).

Lenders means the lenders under the Credit Agreement.

Luxembourg Companies means the Company 1 and the Company 2.

Luxembourg Law means the laws of Luxembourg as they stand as at the date hereof and as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of Luxembourg or, to the extent this Opinion concerns documents signed prior to this date, the date of their signature and the period to date.

Non-registration Certificates 1 means the Non-Registration Certificate 1 as listed in Appendix B.

Non-registration Certificates 2 means the Non-Registration Certificate 2 as listed in Appendix B.

Non-registration Certificates means the Non-Registration Certificate 1 and the Non-Registration Certificate 2.

Opinion means this legal opinion.

Rome I Regulation means the regulation (EC) N° 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) ( OJEU L 177, 04/07/2008, p. 6 ff.).

6

APPENDIX B — CORPORATE DOCUMENTS

1.	A copy of the updated articles of incorporation of the Company 1 as at 7 December 2009 (the “ Articles of Incorporation 1 ”);
2.	A copy of the updated articles of incorporation of the Company 2 as at 7 December 2009 (the “ Articles of Incorporation 2 ”);
3.

A copy of the signed circular resolutions of the board of managers of the Company 1 dated *** 2011 which, inter alia, approve the entering of the Company 1 into the Contractual Documents to which it is a party (the “ Board Resolutions 1 ”);

4.

A copy of the signed circular resolutions of the board of managers of the Company 2 dated *** 2011 which, inter alia, approve the entering of the Company 1 into the Contractual Documents to which it is a party (the “ Board Resolutions 2 ”);

5.

A copy of a non-registration certificate issued by the Luxembourg Trade and Companies Register with respect to Company 1 dated *** 2011 and reflecting the situation of *** 2011 (the “ Non-Registration Certificate 1 ”);

6.

A copy of a non-registration certificate issued by the Luxembourg Trade and Companies Register with respect to Company 2 dated *** 2011 and reflecting the situation of *** 2011 (the “ Non-Registration Certificate 2 ”);

7.	An electronic version of an extract of the Luxembourg trade and companies register with respect to the Company 1 dated *** 2011;
8.	An electronic version of an extract of the Luxembourg trade and companies register with respect to the Company 1 dated *** 2011.

7

APPENDIX C — CONTRACTUAL DOCUMENTS

1.

A signed copy of a New York law governed credit agreement dated *** 2011 entered into between Herbalife International, Inc., Herbalife Ltd. and Herbalife International Luxembourg S.à r.l., as borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto (the “ Credit Agreement ”);

2.	A signed note dated *** 2011 issued by the Company 1 in accordance with the provisions of the Credit Agreement;
3.	A signed copy of a New York law governed guaranty dated ***, granted by Company 1 in accordance with the terms of the Credit Agreement (the “ Guaranty 1 ”); and
4.	A signed copy of a New York law governed guaranty dated ***, granted by Company 2 in accordance with the terms of the Credit Agreement (the “ Guaranty 2 ”).

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Exhibit J-4

March 9, 2011

Bank of America, N.A.
as Administrative Agent under the
Credit Agreement referred to below
101 South Tryon Street, 15th Floor
Charlotte, NC 28255-0001

and the Lenders (as defined below) party to the Credit Agreement

Ladies and Gentlemen:

We have acted as special Nevada counsel to Herbalife International, Inc., a Nevada corporation (the “Company”), and Herbalife International of America, Inc., a Nevada corporation (“HIA” and, together with the Company, the “Nevada Companies”), in connection with the execution and delivery of that certain Credit Agreement, dated as of March 9, 2011 (the “Credit Agreement”), entered into by and among the Company, Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, Herbalife International Luxembourg S.à.r.l., a Luxembourg private limited liability company, the lenders party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer. This opinion letter is being issued and delivered to you pursuant to Section 4.01(a)(vi) of the Credit Agreement. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Credit Agreement.

For the purpose of rendering this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following records, documents, instruments and certificates:

(i)	the Credit Agreement;
(ii)

the Security Agreement, dated as of the date hereof, made by the Company, HIA and certain other subsidiaries of the Company, as pledgors, in favor the Administrative Agent, as pledgee, collateral agent and secured party (in such capacities, the “Collateral Agent”) for the Lenders (the “Security Agreement”);

(iii)	the Company Guaranty, dated as of the date hereof, made by the Company in favor of the Secured Parties (the “Company Guaranty”);
(iv)	the Domestic Subsidiary Guaranty, dated as of the date hereof, made by HIA and certain other Guarantors in favor of the Secured Parties (the “Domestic Subsidiary Guaranty”);
(v)

the UCC financing statements to be filed in the office of the Nevada Secretary of State (the “Filing Office”), listing each of the Nevada Companies, as debtor, and the Collateral Agent, as secured party (the “Financing Statements”);

(vi)	the articles of incorporation and bylaws, each as amended to date, of each of the Nevada Companies (collectively, the “Governing Documents”);

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement
and the Lenders party to the Credit Agreement
March 9, 2011

(vii)

such corporate records, minutes, consents, resolutions, actions and proceedings of the Nevada Companies as we have deemed necessary as a basis for the opinions expressed herein, including, without limitation, the resolutions of the board of directors of each of the Nevada Companies authorizing and approving, among other things, the execution and delivery by each of the Nevada Companies of the Loan Documents (as defined below) to which it is a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (the “Transactions”);

(viii)

the Certificates of Existence with Status in Good Standing issued by the office of the Nevada Secretary of State on March 8, 2011, with respect to the existence and good standing in Nevada of each of the Nevada Companies on such date (the “Good Standing Certificates”); and

(ix)

the certificate, of even date herewith, of an officer of each of the Nevada Companies with respect to certain factual matters, and any other certificates delivered by the Nevada Companies or any officers thereof at or in connection with the closing of the Transactions (collectively, the “Certificates”).

The Credit Agreement, the Security Agreement, the Company Guaranty and the Domestic Subsidiary Guaranty are hereinafter collectively referred to as the “Loan Documents.”

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion letter. We have been furnished with, and with your consent have relied upon, certificates, including, without limitation, the Certificates, and such assurances of the officers or other representatives of the Nevada Companies, and of public officials, as we have deemed necessary for the purpose of rendering the opinions set forth herein. As to questions of fact material to our opinions, we have also relied upon the statements of fact and the representations and warranties as to factual matters contained in the documents we have examined; however, except as otherwise expressly indicated, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Nevada Companies.

Without limiting the generality of the foregoing, in rendering this opinion letter, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the Loan Documents are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters; (iv) all documents that we have examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing between any of the parties, that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (v) all authorizations, approvals, actions, orders, permits and consents from, and notices to or filings with, any governmental authority in a jurisdiction other than the State of Nevada and from, to or with any third party that are necessary in connection with the execution and delivery of the Loan Documents and the performance by each party thereto of its obligations thereunder, have been obtained, taken, received or made, and are in full force and effect; (vi) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vii) all corporate records provided to us by the Nevada Companies and all public records we have reviewed are accurate and complete.

Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have, with your consent, advised you concerning only the conscious awareness of facts in the possession of those attorneys who are currently members of or associated with this firm and who have performed legal services on behalf of the Nevada Companies in connection with the Transactions, and which knowledge we have recognized as being pertinent to the matters set forth herein.

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement
and the Lenders party to the Credit Agreement
March 9, 2011

As used herein, all references to (i) “NRS” and sections thereof, or to “statutes,” generally, are to the Nevada Revised Statutes as in effect on the date hereof; (ii) “Applicable Nevada Law” are to those statutes, rules and regulations of the State of Nevada which, in our experience, are customarily applicable both to transactions of the type contemplated by the Loan Documents and to general business entities that are not engaged in regulated business activities; (iii) “Nevada Governmental Authorities” are to the governmental and regulatory authorities, bodies, instrumentalities and agencies and the courts of the State of Nevada, excluding its political subdivisions and local agencies, having jurisdiction over the Nevada Companies; (iv) “Applicable Nevada Order” are to any order, judgment, writ or decree issued by any Nevada Governmental Authority under Applicable Nevada Law known to us, without investigation or inquiry, to be presently in effect and by which any of the Nevada Companies is bound or to which it is subject; and (v) “UCC” and to sections thereof are to the Uniform Commercial Code of the State of Nevada as in effect on the date hereof.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect on the Transactions only of the internal laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or to the effect thereon of, the laws of any other jurisdiction or as to matters of local law or the laws, rules or regulations of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, filings or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Nevada Companies is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2. Each of the Nevada Companies has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

3. Each of the Nevada Companies has duly authorized the execution and delivery of the Loan Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Transactions. Each of the Nevada Companies has duly executed and delivered each of the Loan Documents to which it is a party.

4. The execution and delivery by each of the Nevada Companies of the Loan Documents to which it is a party, the performance by each of the Nevada Companies of its obligations thereunder and the consummation of the Transactions do not contravene or violate (a) the Governing Documents, (b) any Applicable Nevada Law or (c) any Applicable Nevada Order.

5. No authorization, approval, order or consent of, or filing or registration with, any Nevada Governmental Authorities is required under Applicable Nevada Law in connection with the execution and delivery by any of the Nevada Companies of the Loan Documents to which it is a party, or the consummation of the Transactions, except for (a) those obtained or made prior to the date hereof and which are in full force and effect and (b) such filings and recordings as may be required to perfect liens and security interests purported to be granted by the Loan Documents.

6. The Financing Statements are in proper form for filing in the Filing Office. To the extent a valid security interest has been created under New York law by the Security Agreement in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Personal Property Collateral (as defined below), upon the later of the attachment of the security interest and the proper filing of the Financing Statements in the Filing Office, the security interest in that portion of the Security Agreement Collateral (as defined and described in the Security Agreement) that consists of personal property and is described in the Financing Statements (collectively, the “Personal Property Collateral”) will be perfected to the extent a security interest in such Personal Property Collateral may be perfected by filing a financing statement in the Filing Office under the provisions of the UCC.

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement
and the Lenders party to the Credit Agreement
March 9, 2011

The opinions expressed herein are subject to and limited by the following qualifications, limitations, exceptions and assumptions:

(A) We express no opinion as to:

(i) title to any Personal Property Collateral in which a security interest or lien is granted, the nature or extent of the rights, title or interest of the Nevada Companies in or to any of the Personal Property Collateral, or the priority of any security interest or lien created or purported to be created in or on the Personal Property Collateral by the Security Agreement;

(ii) the creation of any security interest in or lien on any Personal Property Collateral or the perfection of any security interest in or lien on Personal Property Collateral to which Article 9 of the UCC does not apply;

(iii) any provision that purports (a) to continue or reinstate any security interest or lien after all Secured Obligations have been paid in full, or (b) to waive any requirement of Part 6 of Article 9 of the UCC, to the extent the same cannot be waived pursuant to Section 104.9602 of the UCC;

(iv) the perfection of any security interest in or lien on copyrights, patents, trademarks, service marks or other intellectual property, or the proceeds thereof, other than under the UCC;

(v) any security interest in or lien on Personal Property Collateral consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department of the United States of America or any state thereof); or

(vi) the ability of the Collateral Agent, for the benefit of the Secured Parties, to recover any deficiency following the disposition of the Personal Property Collateral to the extent such remedy is limited by Section 104.9626 of the UCC.

(B) We have assumed that:

(i) with respect to the attachment of the security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Personal Property Collateral, value has been given and the relevant Nevada Company has sufficient rights to grant a security interest therein or the power to transfer rights in such Personal Property Collateral to a secured party;

(ii) the description of the Personal Property Collateral in the Security Agreement is accurate and sufficient for purposes of Section 104.9108 of the UCC, and the Financing Statements will be properly filed and indexed by the Filing Office;

(iii) all recording and filing fees and other governmental fees and charges necessary for the filing of the Financing Statements in the Filing Office will be timely paid; and

(iv) none of the Personal Property Collateral consists or will consist of consumer goods, equipment used in farming operations, farm products, crops, timber, minerals and the like (including, without limitation, oil and gas) or accounts or general intangibles resulting from the sale thereof.

(C) We call your attention to the fact that:

(i) in a transaction of this nature, Section 104.9515 of the UCC requires the filing of continuation statements within six months prior to the expiration of each five-year period following the filing of a financing statement in order to continue its effectiveness;

(ii) in the case of proceeds of the Personal Property Collateral, a perfected security interest therein will become unperfected on the 21 st day after the security interest attaches to the proceeds unless the conditions required to maintain such perfection in accordance with Section 104.9315(4) of the UCC are satisfied; and

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement
and the Lenders party to the Credit Agreement
March 9, 2011

(iii) in the event of a change of the name of any party, an amendment to the relevant Financing Statement(s) will be required to be filed pursuant to Section 104.9507(3) or 104.9511(2), as applicable, of the UCC.

(D) The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act, as codified in Chapter 112 of the NRS, and any other laws, rules and regulations relating to fraudulent conveyances and transfers.

The opinions expressed herein are based upon the Applicable Nevada Law in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update or supplement the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof, or its counsel or assignees, of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any Applicable Nevada Law or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

This opinion letter is being delivered to and accepted by you with the understanding that such delivery and acceptance are conditioned upon your agreement that neither you nor your counsel has knowledge of any incorrect statement or omission relating to the facts and opinions set forth herein. We understand that you have made such independent investigations of the facts as you have deemed necessary, and that the determination of the extent to which that investigation is necessary has been made independent of this opinion letter.

This opinion letter is solely for your benefit, information and use as required by Section 4.01(a)(vi) of the Credit Agreement. This opinion letter may not be relied upon, quoted from, referred to or used for any other purpose, or otherwise circulated or furnished to, or relied upon, quoted from or referred to by, any other person for any purpose, without our prior written consent in each instance.

Very truly yours,

Brownstein Hyatt Farber Schreck, LLP

EXHIBIT K

[To be attached.]

Perfection Certificate

K-1

EXHIBIT K

[Form of]
PERFECTION CERTIFICATE

This Perfection Certificate, dated as of                      , 2011 (this “ Certificate ”), is delivered in accordance with Section 4.02(a) of that certain Credit Agreement, dated as of                      , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “ Credit Agreement ”), among Herbalife International, Inc., a Nevada corporation (the “ Company ”), Herbalife Ltd., a Cayman Islands exempted company with limited liability (“ Holdings ”), Herbalife International Luxembourg S.a.R.L., a Luxembourg corporation (“ HIL ”, and collectively with the Company, Holdings and certain other Subsidiaries of Holdings party thereto from time to time, the “ Borrowers ”) the Lenders, Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “ Administrative Agent ”); and in accordance with that certain Security Agreement, dated as of                      , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “ Security Agreement ”), among the Company and the other Pledgors in favor of Bank of America, N.A., as Administrative Agent and in its capacity as pledgee, collateral agent and secured party (the “ Collateral Agent ”). Undefined capitalized terms used herein have the meanings assigned to such terms in the U.S. Security Agreement.

The undersigned hereby certifies to Collateral Agent and the other Secured Parties that he is the [                      ] of the Company, and that as such he is qualified to deliver this Certificate, and further certifies as follows:

I.	Names/Locations.

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers . The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and the organizational identification number of each Loan Party (other than any Foreign Obligor) are as follows:

	Organization	Jurisdiction of	Organizational	Federal
Borrower/Guarantor	Type	Formation	ID	Employer ID

B. Changes in Names, Jurisdiction of Organization or Corporate Structure . Except as set forth below, no Loan Party (other than any Foreign Obligor) has changed its name, jurisdiction of organization or corporate structure in any way (whether by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past six months:

Borrower/Guarantor	Date of Change	Description of Change

Exhibit K-1

C. Chief Executive Offices and Mailing Addresses . For each Loan Party (other than any Foreign Obligor), the address of its chief executive office, and its preferred mailing address (if different from the address of the chief executive office), is set forth below:

	Address of Chief Executive	Mailing Address (if different
Borrower/Guarantor	Office	from CEO address)

II.	Information regarding Securities Agreement Collateral.

A. Intellectual Property . For each Loan Party (other than any Foreign Obligor), set forth below is a list of all copyrights, patents, trademarks, and other intellectual property owned or used, or hereafter adopted, held or used:

Borrower/Guarantor	Copyright	Filing Date	Status	Reg. No.

Borrower/Guarantor	Patent	Filing Date	Status	Reg. No.

Borrower/Guarantor	Trademark	Filing Date	Status	Reg. No.

B. Commercial Tort Claims . For each Loan Party (other than any Foreign Obligor), set forth below is a complete list of all commercial tort claims held by such Loan Party, including a brief description of each:

Borrower/Guarantor	Claim	Description

IN WITNESS WHEREOF, the undersigned hereto has executed this Perfection Certificate as of the date first written above.

By:
Name:
Title:

Exhibit K-2